Exhibit 10.5

Execution Version

Published Deal CUSIP Number: 59318PAD9

Published Revolver CUSIP Number: 59318PAE7

CREDIT AGREEMENT

Dated as of February 14, 2020

among

MGM RESORTS INTERNATIONAL,

as the initial Borrower,

BANK OF AMERICA, N.A.,

as Administrative Agent and an L/C Issuer,

and

The Other Lenders Party Hereto

BOFA SECURITIES, INC.,

BARCLAYS BANK PLC,

BNP PARIBAS SECURITIES CORP.,

CITIBANK, N.A.,

CITIZENS BANK, N.A.,

FIFTH THIRD BANK,

JPMORGAN CHASE BANK, N.A.,

THE BANK OF NOVA SCOTIA AND

SUMITOMO MITSUI BANKING CORPORATION,

as Joint Lead Arrangers and Joint Bookrunners,

and

SUNTRUST ROBINSON HUMPHREY, INC.,

MORGAN STANLEY SENIOR FUNDING, INC. and

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,

as Joint Lead Arrangers

(continued)

(continued)

(continued)

SCHEDULES

2.01	Commitments
5.04	Subsidiaries
11.02	Notice Addresses

(continued)

EXHIBITS

A	Form of Committed Loan Notice
B	Form of Joint Borrower Provisions
C	Form of Revolving Note
D	Form of Compliance Certificate
E-1	Form of Administrative Questionnaire
E-2	Form of Assignment and Assumption
F	Form of Assumption Agreement
G-1	Forms of U.S. Tax Compliance Certificate
G-2	Forms of U.S. Tax Compliance Certificate
G-3	Forms of U.S. Tax Compliance Certificate
G-4	Forms of U.S. Tax Compliance Certificate

v

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of February 14, 2020 (this “Agreement”), among MGM RESORTS INTERNATIONAL, a Delaware corporation (the “Company” and, together with each other Subsidiary of the Company that is designated a Borrower pursuant to Section 2.17, individually, a “Borrower” and collectively, the “Borrowers”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent and an L/C Issuer. The Parties hereto hereby agree with reference to the following facts:

WHEREAS, the Borrowers have requested that the Lenders and the L/C Issuers provide revolving credit facilities and other financial accommodations to the Borrowers for the purposes set forth herein; and

WHEREAS, the Lenders and the L/C Issuers have agreed to provide such revolving credit facilities and such other financial accommodations to the Borrowers on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Land Use Arrangements” means the provisions of any easement agreements, street dedications or vacations, entitlements, public and/or private utility easements, licenses, declarations of covenants, conditions and restrictions, and other similar provisions granted by the Company or its Subsidiaries which now exist, are permitted to be entered into if of the type generally permitted to be entered into under the MGP Master Lease (or under the terms of the Host Community Agreement and the Community Benefit Agreement), or which are approved as to their form and substance by the Administrative Agent in writing, such approval not to be unreasonably withheld, conditioned or delayed.

“Adjustment” has the meaning specified in Section 3.03(c).

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrowers and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire in substantially the form of Exhibit E-1 or any other form approved by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any person, any other person that directly or indirectly controls, or is under common control with, or is controlled by, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided, that the Creditor Parties and their Affiliates shall not be deemed to be Affiliates of the Company or any of its Affiliates solely by virtue of being Creditor Parties.

“Agent Parties” means the Administrative Agent and its Related Parties.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Alternative Currency” means each of Euro, Sterling, Yen and each other currency (other than Dollars) approved in accordance with Section 1.08.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the relevant L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Anti-Corruption Laws” means any and all laws or regulations related to corruption or bribery, such as the U.S. Foreign Corrupt Practices Act of 1977, as amended, the Bribery Act 2010 of the United Kingdom and any law or regulation implementing the OECD Convention on Combatting Bribery of Foreign Public Officials in International Business Transactions.

“Applicable Fee Rate” means, at any time, in respect of the Revolving Facility, (a) from the Closing Date to the date on which a Compliance Certificate is delivered pursuant to Section 7.02 for the first full Fiscal Quarter after the Closing Date, 0.40% per annum and (b) thereafter, the applicable percentage per annum set forth below determined by reference to the Total Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.02:

Pricing Level	Total Net Leverage Ratio	Applicable Fee Rate
1	Greater than 4.25x	0.40%
2	Less than or equal to 4.25x and greater than 3.50x	0.35%
3	Less than or equal to 3.50x and greater than 2.75x	0.30%
4	Less than or equal to 2.75x	0.25%

Any increase or decrease in the Applicable Fee Rate resulting from a change in the Total Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02; provided, however, that if a Compliance Certificate is not delivered when due in accordance with Section 7.02, then, upon the request of the Required Revolving Lenders, Pricing Level 1 shall apply for the Revolving Facility as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered. Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Fee Rate for any period shall be subject to the provisions of Section 2.09.

“Applicable Percentage” means, as to each Lender at any time, the percentage (carried out to the ninth decimal place) of the Commitments and Loans under a given Facility held by that Lender at such time. If the commitment of each Revolving Lender to make Revolving Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02, or if the Revolving Commitments have expired, then the Applicable Percentage of each Lender in respect of the applicable Facility shall be determined based on the Applicable Percentage of such Lender in respect of such Facility most recently in effect, giving effect to any subsequent assignments. The Applicable Percentage of each Lender as of the Closing Date in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, in respect of the Revolving Facility, (i) from the Closing Date to the date on which a Compliance Certificate is delivered pursuant to Section 7.02 for the first full Fiscal Quarter after the Closing Date, 2.25% per annum, in the case of Eurodollar Rate Loans, and 1.25% per annum, in the case of Base Rate Loans and (ii) thereafter, the applicable percentage per annum set forth below determined by reference to the Total Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.02:

		Applicable Rate
Pricing Level	Total Net Leverage Ratio	Eurodollar Rate + Letters of Credit	Base Rate
1	Greater than 4.25x	2.25%	1.25%
2	Less than or equal to 4.25x and greater than 3.50x	2.00%	1.00%
3	Less than or equal to 3.50x and greater than 2.75x	1.75%	0.75%
4	Less than or equal to 2.75x	1.50%	0.50%

Any increase or decrease in the Applicable Rate resulting from a change in the Total Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02; provided, however, that if a Compliance Certificate is not delivered when due in accordance with Section 7.02, then, upon the request of the Required Revolving Lenders, Pricing Level 1 shall apply in respect of the Revolving Facility as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the date on which such Compliance Certificate is delivered. Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.09.

“Applicable Revolving Percentage” means with respect to any Revolving Lender at any time, such Revolving Lender’s Applicable Percentage in respect of the Revolving Facility at such time.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be reasonably determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Appropriate Lender” means, at any time, (a) with respect to any Facility, a Lender that has a Commitment with respect to such Facility or a Loan thereunder at such time and (b) with respect to the Letter of Credit Sublimit, (i) an L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means, collectively, the Joint Lead Arrangers, the Syndication Agent and the Co-Documentation Agents. The Arrangers are not parties to this Agreement or the other Loan Documents in their capacities as Arrangers, and their sole contractual relationship in relation to the Loan Documents is with the Company (and not with any other Loan Party).

“Asset Sale” means (a) any conveyance, sale, lease, transfer or other disposition (including (x) by way of merger or consolidation, (y) any sale and leaseback transaction and (z) any disposition of property to a Delaware Divided LLC pursuant to a Delaware LLC Division, but excluding any Casualty Event (without giving effect to any materiality thresholds set forth in such definition)) of any Property (including accounts receivable and Equity Interests of any person owned by the Borrowers or the Restricted Subsidiaries but not any Debt Issuance), whether owned on the Closing Date or thereafter acquired, by the Borrowers or the Restricted Subsidiaries to any Person (excluding operating leases and subleases and similar arrangements of any real or personal property in the ordinary course of business) and (b) any issuance or sale by any Restricted Subsidiary of its Equity Interests to any Person, in the case of clauses (a) and (b), to the extent that the aggregate value of the interest in such Property conveyed, sold, leased, transferred, or otherwise disposed of or the Equity Interests issued or sold, in each case whether in any single transaction or related series of transactions, is greater than or equal to the greater of (i) $100,000,000 and (ii) 5.0% of Borrower Group EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such transaction.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent and Company.

“Assumption Agreement” means each assumption agreement executed by a Borrower pursuant to Section 2.17, substantially in the form of Exhibit F.

“Attorney Costs” means all reasonable and documented in reasonable detail fees, expenses and disbursements of any law firm or other external legal counsel.

“Audited Financial Statements” means the audited consolidated balance sheet of the Company for the Fiscal Year ended December 31, 2018, and the related consolidated statements of operations, shareholders’ equity and cash flows for such Fiscal Year of the Company, including the notes thereto.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Availability Period” means in respect of the Revolving Facility, the period from and including the Closing Date to the earliest of (i) the Maturity Date for the Revolving Facility, (ii) the date of termination of the Revolving Commitments pursuant to Section 2.05, and (iii) the date of termination of the commitment of each Revolving Lender to make Revolving Loans and of the obligation of each L/C Issuer to make L/C Credit Extensions pursuant to Section 9.02.

“Available Amount” means, as of any date of determination, the sum, without duplication, of (A) $2,500,000,000 plus (B) Cumulative Net Income plus (C) the amount of dividends, distributions, interest payments, returns of capital, repayments and returns of payment (including, for the avoidance of doubt, proceeds from sales of Investments financed using the Available Amount pursuant to Section 8.06(k), but excluding any such amounts included in the calculation of Borrower Group EBITDA), actually received in cash by the Borrower Group from and after the Closing Date and prior to such date of determination from any Person which is not included in the Borrower Group plus (D) the net cash proceeds of any issuance by the Company of common Equity Interests or other Qualified Equity Interests after the Closing Date and prior to such date of determination plus (E) the aggregate principal amount of any Indebtedness or Disqualified Equity Interests, in each case, of the Company and/or any Restricted Subsidiary issued after the Closing Date (other than Indebtedness or such Disqualified Equity Interests issued to the Company or a Restricted Subsidiary), which has been converted into or exchanged for Equity Interests of the Company, and/or any Restricted Subsidiary that does not constitute Disqualified Equity Interests plus (F) upon the Revocation of a Subsidiary that was Designated as an Unrestricted Subsidiary, the aggregate amount of any Investment in such Subsidiary that was made pursuant to Section 8.06 at the time of such Revocation plus (G) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the Borrower Group in respect of any Investments made pursuant to Section 8.06(k) from and after the Closing Date and prior to such time (to the extent not included in the calculation of Borrower Group EBITDA) plus (H) 100% of the aggregate amount received by the Borrower Group in cash (and the fair market value (as determined in good faith by the Company) of property other than cash received by the Borrower Group) from and after the Closing Date (in each case, to the extent not included in the calculation of Borrower Group EBITDA) from (i) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Investments made pursuant to Section 8.06(m) or (ff) by the Company or any Restricted Subsidiary and from repurchases and redemptions by any Person (other than the Company or a Restricted Subsidiary) and from repayments of loans or advances or other transfers of assets (including by way of dividends, interest, distributions, return of principal, repayments, income and similar amounts), and releases of guarantees, which constituted Investments made pursuant to Section 8.06(m) or (ff) (to the extent such amount is not otherwise used pursuant to an exception in Section 8.06), (ii) the sale (other than to the Company or any Restricted Subsidiary) of the Equity Interests of an Unrestricted Subsidiary or (iii) any dividend or other distribution by an Unrestricted Subsidiary. The Available Amount will be decreased by any amounts thereof (i) used to make Investments pursuant to Section 8.06(k) since the Closing Date, (ii) used to prepay, redeem, purchase, defease or satisfy Indebtedness pursuant to Section 8.05(e) since the Closing Date, and (iii) used to make Restricted Payments pursuant to Section 8.07(g) since the Closing Date, effective immediately upon any such use.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurodollar Rate plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Bellagio CMBS Debt” means one or more mortgage and mezzanine financings incurred on November 15, 2019 by BCORE PARADISE JV LLC or one or more of its wholly-owned Subsidiaries (including BCORE PARADISE LLC).

“Bellagio Lease” means the Lease by and between BCORE PARADISE LLC as the landlord and Bellagio, LLC, as the tenant, dated as of November 15, 2019, as amended from time to time.

“Bellagio Operating Subleases” means the “Permitted Subleases” (as defined in the Bellagio Lease from time to time) as may be amended from time to time.

“Bellagio Tax Protection Agreement” means that certain Tax Protection Agreement among Bellagio, LLC, BCORE PARADISE PARENT LLC and BCORE PARADISE JV LLC, dated as of November 15, 2019.

“Bellagio Transaction Agreements” means all agreements contemplated by that Master Transaction Agreement by and among MGM Resorts International, Bellagio, LLC and BCORE PARADISE PARENT LLC dated as of October 15, 2019.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Borrower” or “Borrowers” have the meaning specified in the introductory paragraph hereto.

“Borrower Group” means each Borrower, the Restricted Subsidiaries and the Designated Restricted Entities.

“Borrower Group Adjusted Net Income” means Net Income of the Borrower Group determined in accordance with GAAP; provided that, without duplication:

(a)    any after-tax effect, whether gains or losses, of items considered unusual, infrequent, or any non-cash item considered non-recurring shall be excluded,

(b)    the cumulative effect of a change in accounting principles during such period shall be excluded,

(c)    any after-tax effect of income (loss) from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded,

(d)    any after-tax effect of gains or losses attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Company, shall be excluded,

(e)    any after-tax effect, whether gains or losses attributable to the early extinguishment of Indebtedness, hedging obligations or other derivative instruments shall be excluded,

(f)    the Net Income for such period of any Person that is accounted for by the equity method of accounting, shall be excluded; provided that Net Income shall be increased by the aggregate amount cash dividends or distributions received by the Borrower Group from such Person (to the extent such dividends or distributions are not included in the determination of Available Amount or Borrower Group EBITDA); and provided that Net Income shall not be increased from dividends or distributions received from MGP or its subsidiaries for so long as MGP and its subsidiaries are consolidated in the Borrower Group’s financial statements.

(g)    any non-cash expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans of the Company or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded,

(h)    effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and such Restricted Subsidiaries) in amounts required or permitted by GAAP, resulting from the application of purchase accounting and including the effect of increases or decreases in contingent consideration recognized in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(i)    after-tax effect of any impairment charges or asset write-offs, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded, and

(j)    the Net Income for such period of any Restricted Subsidiary or Designated Restricted Entity shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary or Designated Restricted Entity of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or Designated Restricted Entity or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that Net Income of the Company will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) or Cash Equivalents by such Restricted Subsidiary or Designated Restricted Entity to the Company or a Restricted Subsidiary or Designated Restricted Entity not subject to such restriction in respect of such period, to the extent not already included therein.

“Borrower Group EBITDA” means, for any fiscal period, (i) the EBITDA of the Borrower Group for that fiscal period, after eliminating EBITDA of the Borrower Group attributable to Unconsolidated Affiliates plus, (ii) without duplication, the aggregate amount of any recurring or ordinary course (A) cash dividends or distributions, (B) interest payments, (C) returns of capital, (D) repayments or other payments, in each case in this clause (ii), that are actually paid in cash (or to the extent converted into cash or Cash Equivalents) (excluding, in each case in this clause (ii), expense reimbursements in connection with cash advances or loans and special dividends or distributions) and received by the Borrower Group from Unconsolidated Affiliates, Unrestricted Subsidiaries or from cost method investments (for the avoidance of doubt, a dividend or cash distribution shall be deemed recurring or ordinary course to the extent such distribution was not intended to be a special dividend or distribution) minus rent incurred under the MGP Master Lease, the Bellagio Lease, the MGP BREIT JV Master Lease and any Similar Lease (regardless of whether such rent was reflected in Net Income for such period) net of rental revenues received in cash related to rent owed by an Unrestricted Subsidiary to MGP Tenant to the extent such rent was not added back to Borrower Group EBITDA as a cash payment in accordance with this Borrower Group EBITDA definition.

For purposes of determining Borrower Group EBITDA for any Test Period that includes any period occurring prior to the Closing Date, Borrower Group EBITDA shall be calculated (i) with respect to any rent expense actually incurred under the MGP Master Lease, the Bellagio Lease, the MGP BREIT JV Master Lease or any Similar Lease after the Closing Date, giving annualized effect to such rent expense as if such MGP Master Lease, the Bellagio Lease, the MGP BREIT JV Master Lease or such Similar Lease had been in effect since the beginning of such Test Period and (ii) with respect to any recurring or ordinary course cash dividends or distributions received from MGM Growth Properties Operating Partnership, giving annualized effect to such recurring or ordinary course cash dividends or distributions as if the Transactions had occurred at the beginning of such Test Period and such recurring or ordinary course cash dividends or distributions had been in effect since the beginning of such Test Period, in the case of each of clause (i) and (ii) as determined by the Borrower in good faith.

“Borrower Materials” has the meaning specified in Section 7.01.

“Borrowing” means, in respect of any Facility, a borrowing under that Facility.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, (i) the State of New York or (ii) the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of any L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation reasonably satisfactory to the Administrative Agent and such L/C Issuer (which documents are hereby consented to by the Lenders). “Cash Collateral” and “Cash Collateralization” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any of the following types of Investments:

(a)    Government Securities due within one year after the date of the making of the Investment;

(b)    readily marketable direct obligations of any State of the United States or any political subdivision of any such State or any public agency or instrumentality thereof given on the date of such Investment a credit rating of at least Aa by Moody’s or AA by S&P in each case due within one year from the making of the Investment;

(c)    time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (g) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than one year from the date of acquisition thereof;

(d)    certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers’ acceptances of, and repurchase agreements covering Government Securities executed by any bank incorporated under the Laws of the United States, any State thereof or the District of Columbia and having on the date of such Investment combined capital, surplus and undivided profits of at least $250,000,000, or total assets of at least $5,000,000,000, in each case due within one year after the date of the making of the Investment;

(e)    certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers’ acceptances of, and repurchase agreements covering Government Securities executed by any branch or office located in the United States of a bank incorporated under the Laws of any jurisdiction outside the United States having on the date of such Investment combined capital, surplus and undivided profits of at least $500,000,000, or total assets of at least $15,000,000,000, in each case due within one year after the date of the making of the Investment;

(f)    repurchase agreements covering Government Securities executed by a broker or dealer registered under Section 15(b) of the Exchange Act, as amended, having on the date of the Investment capital of at least $500,000,000, due within 90 days after the date of the making of the Investment; provided that the maker of the Investment receives written confirmation of the transfer to it of record ownership of the Government Securities on the books of a “primary dealer” in such Government Securities or on the books of such registered broker or dealer, as soon as practicable after the making of the Investment;

(g)    commercial paper issued by any Person organized under the laws of any state of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(h)    “money market preferred stock” issued by a corporation incorporated under the Laws of the United States or any State thereof (i) given on the date of such Investment a credit rating of at least Aa by Moody’s and AA by S&P, in each case having an investment period not exceeding 50 days or (ii) to the extent that investors therein have the benefit of a standby letter of credit issued by a Lender or a bank described in clauses (c) or (d) above;

(i)    a readily redeemable “money market mutual fund” sponsored by a bank described in clause (d) or (e) hereof, or a registered broker or dealer described in clause (f) hereof, that has and maintains an investment policy limiting its investments primarily to instruments of the types described in clauses (a) through (h) hereof;

(j)    corporate notes or bonds having a term to maturity of not more than one year issued by a corporation incorporated under the Laws of the United States or any State thereof, or a participation interest therein; provided that the security issued by such corporation is given on the date of such Investment a credit rating of at least A2 by Moody’s and A by S&P; and

(k)    Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b), (c), (g) and (j) of this definition.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means (a) any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender or the Administrative Agent or an Affiliate of the Administrative Agent, in its capacity as a party to such Cash Management Agreement and (b) any Person that, at the time it, or its Affiliate, became a Lender or the Administrative Agent hereunder, was a party to a Cash Management Agreement.

“Casualty Event” means any loss of title or any loss of or damage to or destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any Property for which the Borrowers or the Restricted Subsidiaries receive cash insurance proceeds or proceeds of a condemnation award or other similar compensation (excluding proceeds of business interruption insurance); provided, no such event shall constitute a “Casualty Event” if such proceeds or other compensation in respect thereof is less than $50,000,000. “Casualty Event” shall include, but not be limited to, any taking of all or any part of any Real Property of the Borrowers or the Restricted Subsidiaries or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of the Borrowers or the Restricted Subsidiaries or any part thereof by any Governmental Authority.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or implementation of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which any “Person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), but excluding any employee benefit plan of such Person or its subsidiaries, any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, or any Person formed as a holding company for the Company (in a transaction where the voting stock of the Company outstanding prior to such transaction is converted into or exchanged for the voting stock of the surviving or transferee Person constituting all or substantially all of the outstanding shares of such voting stock of such surviving or transferee Person (immediately after giving effect to such issuance)) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person or group shall be deemed to have “beneficial ownership” of all securities that such Person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than 35% of the equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such “Person” or “group” has the right to acquire pursuant to any option right).

“CityCenter Holdings” means CityCenter Holdings, LLC, a Delaware limited liability company.

“Class” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Incremental Term Loans, Other Revolving Loans, or Extended Revolving Loans (and the commitments, if any, to which such Loan or Borrowings relates).

“Closing Date” means February 14, 2020, the first date all the conditions precedent in Section 4.01 were satisfied or waived in accordance with Section 11.01.

“Co-Documentation Agents” means, collectively, Barclays Bank PLC, BNP Paribas Securities Corp., Citibank, N.A., Citizens Bank, N.A., Fifth Third Bank, JPMorgan Chase Bank, N.A., The Bank of Nova Scotia, Sumitomo Mitsui Banking Corporation, SunTrust Robinson Humphrey, Inc., Morgan Stanley Senior Funding, Inc. and Credit Agricole Corporate and Investment Bank.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means, after the occurrence of a Collateral Trigger Event, the OP Units and proceeds thereof and rights thereunder required to be pledged by Section 6.09; provided that in no event shall the Collateral include, and no Loan Party shall be deemed to have granted a security interest in, any Excluded Assets.

“Collateral Trigger Event” means the first date on which a Compliance Certificate is delivered pursuant to Section 7.02 that demonstrates that the Rent-Adjusted Total Net Leverage Ratio for the most recently ended Test Period is greater than 0.25 to 1.00 less than the Rent-Adjusted Total Net Leverage Ratio then in effect under Section 8.12(a).

“Collateral Trigger Event Date” has the meaning specified in Section 6.09.

“Commitment” means a commitment to make Loans (and, in the case of the Revolving Facility, to participate in Letters of Credit) under a Facility. On the Closing Date, the Commitments of the Lenders are the Revolving Commitments as set forth on Schedule 2.01.

“Committed Loan Notice” means a notice of (a) a Revolving Borrowing, (b) an Other Revolving Borrowing, (c) an Extended Revolving Borrowing, (d) a conversion of Loans from one Type to the other, or (e) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), completed and signed by a Responsible Officer.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

“Community Benefit Agreement” means that certain Community Benefit Agreement between Prince George’s County, Maryland and MGM National Harbor, LLC, dated as of June 9, 2014.

“Company” has the meaning specified in the introductory paragraph hereto.

“Company Party” means the Company or any of its Subsidiaries.

“Competitor” means a Person or Affiliate of any Person, other than the Company or its Subsidiaries, which is among the top 25 global gaming companies by annual revenues, or any lodging company having any material hotel business in Las Vegas, or any person proposing to build, own or operate a casino resort in any jurisdiction in which the Company or any of its Subsidiaries does any material business or proposes to do business but excluding commercial or corporate banks, and any funds that are managed or controlled by such commercial or corporate banks which funds principally invest in commercial loans or debt securities, in each case designated by written notice to the Administrative Agent and the Lenders (including by posting such notice to the Platform) prior to the Closing Date (or as updated by the Borrowers in writing after the Closing Date).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D with such amendments or modifications as may be approved by the Administrative Agent and Company.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Contractual Obligation” means as to any Person, any provision of any security issued by such Person or of any contractual obligation to which such Person is a party or by which it or any of its Property is bound or subject.

“Convertible Debt” means Indebtedness of the Borrowers (which may be guaranteed by the Guarantors) permitted to be incurred under the terms of this Agreement that is (i) either (a) convertible into common stock of the Company (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common stock) or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common stock of the Company and/or cash (in an amount determined by reference to the price of such common stock) and (ii) subordinated to the Obligations on terms customary at the time for convertible subordinated debt securities.

“Covered Party” has the meaning specified in Section 11.24(a).

“Credit Agreement Refinancing Indebtedness” means other Indebtedness incurred pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of Existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, then existing Revolving Commitments, or any then-existing Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided that (i) such Indebtedness has an equal or later maturity and a weighted average life to maturity equal to or greater than the Refinanced Debt, (ii) such Indebtedness shall not have a greater principal amount than the principal amount of the Refinanced Debt plus accrued interest, fees and premiums (if any) thereon and reasonable fees and expenses associated with the refinancing, (iii) such Refinanced Debt shall be repaid, defeased or satisfied and discharged on a dollar-for-dollar basis, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained, (iv) the aggregate unused revolving commitments under such Credit Agreement Refinancing Indebtedness shall not exceed the unused Revolving Commitments being replaced and (v) all other terms and conditions of any such Credit Agreement Refinancing Indebtedness shall be as agreed between the Company and the lenders providing any such Credit Agreement Refinancing Indebtedness.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Creditor Parties” means each of the Administrative Agent, each L/C Issuer and each Lender, and to the extent relevant, each Cash Management Bank, Hedge Bank and Arranger.

“Cumulative Net Income” means, as of any date of determination, the greater of (1) zero and (2) 50% multiplied by the cumulative Borrower Group Adjusted Net Income for the period (taken as one accounting period) from December 31, 2019 to the end of the Company’s most recently ended Fiscal Quarter for which internal financial statements are available as of such date of determination.

“Debt Issuance” means the incurrence by the Borrowers or any Restricted Subsidiary of any Indebtedness after the Closing Date (other than as permitted by Section 8.04).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning specified in Section 2.04(b)(iii).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.18, any Lender (a) that has failed to fund any portion of the Revolving Loans or participations in L/C Obligations required to be funded by it hereunder within two Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent, the applicable L/C Issuer and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) that has otherwise failed to pay over to the Administrative Agent, any L/C Issuer or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, unless the subject of a good faith dispute, (c) for which the Administrative Agent has received notification that such Lender has, or has a direct or indirect parent company that is (i) insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, (ii) the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its direct or indirect parent company, or such Lender or its direct or indirect parent company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender, (d) that has notified any Borrower, the Administrative Agent or any L/C Issuer, in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied) or (e) that has failed, within three Business Days after written request by the Administrative Agent or a Borrower, to confirm in writing to the Administrative Agent and such Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (e) upon receipt of such written confirmation by the Administrative Agent and such Borrower). Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrowers, the L/C Issuers and each Lender promptly following such determination.

“Delaware Divided LLC” means any Delaware LLC which has been formed upon consummation of a Delaware LLC Division.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Designate” has the meaning specified in Section 6.10(a).

“Designated Jurisdiction” means any country or territory that is the subject of comprehensive Sanctions broadly prohibiting dealings in, with or involving such country or territory.

“Designated Restricted Entities” means (i) Detroit and any of its Subsidiaries, (ii) MGM National Harbor, LLC, a Nevada limited liability company, and any of its Subsidiaries, (iii) MGM Springfield Blue Tarp and any of its Subsidiaries and (iv) any other Subsidiary of the Company designated in writing to the Administrative Agent by the Company at any time after the Closing Date, in each case so long as (x) such Person is a direct or indirect Subsidiary of the Company, (y) such Person is subject to Section 8.11 and (z) solely in the case of any Person designated pursuant to clause (iv) above, (1) such Person (or its Parent Entity) is the owner or operator of a casino property, (2) such Person is not a wholly-owned Subsidiary of the Company and (3) the percentage of the voting Equity Interests of such Person held by Persons other than the Company or its Restricted Subsidiaries does not exceed 5.0%.

“Designation” has the meaning specified in Section 6.10(a).

“Detroit” means MGM Grand Detroit, LLC, a Delaware limited liability company.

“Discharged” means Indebtedness that has been defeased (pursuant to a contractual or legal defeasance) or discharged pursuant to the prepayment or deposit of amounts sufficient to satisfy such Indebtedness as it becomes due or irrevocably called for redemption (and regardless of whether such Indebtedness constitutes a liability on the balance sheet of the obligors thereof); provided, however, that the Indebtedness shall be deemed Discharged if the payment or deposit of all amounts required for defeasance or discharge or redemption thereof have been made even if certain conditions thereto have not been satisfied, so long as such conditions are reasonably expected to be satisfied within 95 days after such prepayment or deposit.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable or redeemable at the sole option of the holder thereof (other than solely for Qualified Equity Interests or upon a sale of assets or a change of control that constitutes an Asset Sale or a Change of Control and is subject to the prior payment in full of the Obligations or as a result of a redemption required by Gaming Laws), pursuant to a sinking fund obligation or otherwise (other than solely for Qualified Equity Interests) or exchangeable or convertible into debt securities of the issuer thereof at the sole option of the holder thereof, in whole or in part, on or prior to the date that is 90 days after the Final Maturity Date then in effect at the time of issuance thereof.

“Disqualified Lenders” has the meaning specified in Section 11.06(i)(i).

“Dollar”, “U.S. Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“DQ List” has the meaning specified in Section 11.06(i)(iv).

“EBITDA” means, with respect to any fiscal period and with respect to any Person, the sum of (a) Net Income of such Person for that period, plus (b) any extraordinary loss reflected in such Net Income, and, without duplication, any loss associated with the early retirement of Indebtedness and with any disposition not in the ordinary course of business, minus (c) any extraordinary gain reflected in such Net Income, and, without duplication, any gains associated with the early retirement of Indebtedness and with any disposition not in the ordinary course of business, plus (d) Interest Expense of such Person for that period, plus (e) the aggregate amount of expense for federal, foreign, state and local taxes on or measured by income of such Person for that period (whether or not payable during that period), minus (f) the aggregate amount of benefit for federal, foreign, state and local taxes on or measured by income of such Person for that period (whether or not receivable during that period), plus (g) (1) any depreciation and amortization expenses, (2) all unusual or non-recurring expenses and/or (3) all non-cash items, expenses or charges, in each case to the extent deducted in arriving at Net Income for that period, plus (h) expenses classified as “pre-opening and start-up expenses” on the applicable financial statements of that Person for that fiscal period, plus (i) any rent expense under the MGP Master Lease, the Bellagio Lease, the MGP BREIT JV Master Lease or any Similar Lease reflected in Net Income, and, without duplication, in each case as determined in accordance with GAAP, plus (j) (i) all transaction fees, costs and expenses in connection with any equity issuance, permitted Investments, Permitted Acquisitions, dispositions, recapitalizations, mergers, amalgamations, option buyouts and the incurrence, modification, repayment or redemption of Indebtedness permitted to be incurred under this Agreement (including any Permitted Refinancing in respect thereof) or any amendments, waivers or other modifications under the agreements relating to such Indebtedness or similar transactions or any fees, costs and expenses related to entering into new leases or lease modification or restructuring (regardless of whether any such transaction described in this subclause (j) is completed) and (ii) without duplication of any of the foregoing, non-operating or non-recurring professional fees, costs and expenses for such period plus (k) any costs, charges, fees or expenses (including discounts and commissions and including fees and charges incurred in respect of letters of credit or bankers acceptance financings and, without limitation, all legal, accounting, advisory or other transaction-related fees, charges, costs and expenses and any bonuses or success fee payments) (or any amortization of any of the foregoing) associated with any issuance (or proposed issuance) of debt, or equity or any refinancing transaction (or proposed refinancing transaction) or any amendment or other modification of any debt instrument plus (l) any costs, charges, fees and expenses (or any amortization thereof) (including, without limitation, all legal, accounting, advisory or other transaction-related fees, charges, costs and expenses and any bonuses or success fee payments) related to any Permitted Acquisition or Investment or disposition (or any such proposed acquisition, Investment or disposition) (including amortization or write offs of debt issuance or deferred financing costs, premiums and prepayment penalties), in each case, whether or not successful plus (m) any costs, charges, fees and expenses incurred in connection with any non-recurring strategic initiatives (including incentive costs and expenses relating to business optimization programs; legal, accounting and advisory fees; and signing, retention and completion bonuses) plus (n) at the election of the Borrowers with respect to any quarterly period, the cumulative after-Tax effect of a change in accounting principles shall be excluded.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii) and (vi) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)); provided that no Defaulting Lender shall be an Eligible Assignee for the purpose of any assignment in respect of the Revolving Facility. For the avoidance of doubt, any Disqualified Lender is subject to Section 11.06(i).

“Environment” means ambient air, indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata or natural resources.

“Environmental Law” means any and all applicable treaties, Federal, state, local, and foreign laws, statutes, ordinances, regulations, rules, decrees, judgments, directives, orders, consent orders, consent decrees, permits, licenses, and the common law, relating to pollution or protection of public health or the Environment, Hazardous Materials, natural resource damages or occupational safety or human health to the extent related to exposure to Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract or agreement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or non-voting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, whether outstanding on the Closing Date or issued after the Closing Date; provided that Convertible Debt shall not be deemed to be Equity Interests, unless and until any such instruments are so converted or exchanged.

“ERISA” means the Employee Retirement Income Security Act of 1974, and any regulations issued pursuant thereto, as amended or replaced and as in effect from time to time.

“ERISA Affiliate” means, collectively, any Borrower and any Restricted Subsidiary and any Person (or any trade or business, whether or not incorporated) that is under common control with any Borrower or any Restricted Subsidiary within the meaning of Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Pension Plan (other than an event for which the 30-day notice requirement is waived); (b) with respect to any Pension Plan, the failure to satisfy the minimum funding standard under Section 412 of the Code and Section 302 of ERISA, whether or not waived, the failure by any ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure by any ERISA Affiliate to make any required contribution to a Multiemployer Plan; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan;

(d) the incurrence by any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan; (e) the receipt by any ERISA Affiliate from the PBGC or a plan administrator of any notice indicating an intent to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; (f) the occurrence of any event or condition which would reasonably constitute grounds under ERISA for the termination of or the appointment of a trustee to administer, any Pension Plan; (g) the incurrence by any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (h) the receipt by an ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability on any ERISA Affiliate or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA, or in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA; (i) the making of any amendment to any Pension Plan which would be reasonably likely to result in the imposition of a lien or the posting of a bond or other security under ERISA or the Code; (j) the withdrawal of any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such ERISA Affiliate was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; or (k) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to result in liability to the Borrowers or the Restricted Subsidiaries.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Rate” means:

(a)    for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars for a period equal in length to such Interest Period) (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period;

(b)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day; and

(c)     if the Eurodollar Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement;

provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further, that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

“Eurodollar Rate Loan” means a Revolving Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate.”

“Event of Default” has the meaning specified in Section 9.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” means (i) any asset or property to the extent the grant of a security interest is prohibited by Law or requires a consent not obtained of any Governmental Authority pursuant to such Law; (ii) (x) voting Equity Interests in excess of 65% of the voting Equity Interests of (A) any Foreign Subsidiaries or (B) any FSHCO and (y) any of the Equity Interests of (A) indirect Foreign Subsidiaries (other than, for the avoidance of doubt, first tier Foreign Subsidiaries) of the Borrowers or Guarantors or (B) any direct or indirect Subsidiary organized under the laws of the United States, any state thereof or the District of Columbia, that is a Subsidiary of a Foreign Subsidiary; (iii) assets as to which the Administrative Agent and the Borrowers reasonably agree in writing that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby; (iv) any assets acquired after the Closing Date to the extent that, and for so long as, granting a security interest in such assets would violate any Contractual Obligation to which any Borrower or a Restricted Subsidiary is a party, or by which such party or any of such party’s property or assets is bound (provided that any such Contractual Obligation existed at the time of the acquisition of such asset and was not entered into in connection with or in anticipation of such acquisition (but may have been amended)) and (v) any other assets or property to the extent the grant of a security interest therein would result in material adverse tax consequences to the Company or its Subsidiaries as reasonably determined by the Company in consultation with the Administrative Agent. The determination as to whether a Lien is prohibited, restricted, requires consent or creates a right of termination under applicable Law or the terms of any applicable lease, license, agreement, arrangement, contract, charter or authorization shall be made after giving effect to the applicable provisions of the UCC.

“Excluded Subsidiary” means (i) any Immaterial Subsidiary, (ii) any Restricted Subsidiary of the Company acquired or formed after the Closing Date in an Investment permitted under this Agreement which, at the time of such acquisition or formation, is not a wholly-owned Subsidiary, (iii) any Restricted Subsidiary that is subject to regulation as an insurance company (or any Restricted Subsidiary thereof), (iv) any Restricted Subsidiary that is a special purpose entity used for a securitization facility permitted hereunder, (v) any Restricted Subsidiary prohibited from guaranteeing the Obligations (x) by applicable law, rule or regulation existing on the Closing Date or (y) by applicable law, rule or regulation existing at the time of acquisition of such Restricted Subsidiary after the Closing Date), (vi) any Restricted Subsidiary acquired after the Closing Date that is prohibited from guaranteeing the Obligations by any Contractual Obligation to which such Restricted Subsidiary is a party, or by which it or any of its property or assets is bound (provided that any such Contractual Obligation existed at the time of such acquisition or investment and was not entered into in connection with or in anticipation of such acquisition or investment) (but may have been amended), (vii) any Restricted Subsidiary which would require governmental or regulatory consent, approval, license or authorization to provide a guarantee, unless such consent, approval, license or authorization has been received, (viii) any Restricted Subsidiary to the extent such guarantee would reasonably be expected to result in material adverse tax consequences (as reasonably determined by the Company and the Administrative Agent), (ix) any Restricted Subsidiary where the cost of providing such guarantee is excessive in relation to the value afforded thereby (as reasonably determined by the Company and the Administrative Agent), (x) each Subsidiary of the Company which is identified as such as of the Closing Date on Schedule 5.04 and (xi) any FSHCO. The Excluded Subsidiaries as of the Closing Date, by virtue of clauses (v)(y) and (vi) above, are identified as such on Schedule 5.04.

“Excluded Swap Obligations” means, with respect to any Guarantor, any obligation (a “Swap Obligation”) to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty Obligation thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 10.15 and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, (a) taxes imposed on or measured in whole or in part by such recipient’s net income or overall gross income (however denominated) and franchise taxes imposed on it (in lieu of net income or overall gross income taxes), in each case (i) imposed by a jurisdiction as a result of such recipient being organized under the laws of, having its principal office located in, or in the case of any Lender, doing business in or having its applicable Lending Office located in such jurisdiction, or (ii) that are Other Connection Taxes, (b) any branch profits Taxes imposed by the United States or any similar Tax imposed by any jurisdiction described in clause (a) above, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with Section 3.01(e), (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrowers under Section 11.13), any United States federal withholding tax that is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new Lending Office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 3.01(a)(ii), (e) any Taxes imposed by FATCA, and (f) Taxes attributable to such recipient’s failure to comply with Section 3.01(e).

“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of December 21, 2018, by and among the Company, the other loan parties party thereto, the financial institutions listed on the signature pages thereof and Bank of America, N.A., as administrative agent (as amended by that certain First Amendment to Credit Agreement dated as of December 21, 2018, as further amended by that certain Second Amendment to Credit Agreement dated as of November 14, 2019, and as further amended, restated, supplemented or otherwise modified prior to the Closing Date).

“Existing Indebtedness” means Indebtedness outstanding on the Closing Date.

“Existing Letters of Credit” means the Letters of Credit heretofore issued under the Existing Credit Agreement and remaining outstanding on the Closing Date.

“Existing Revolving Loans” has the meaning specified in Section 2.15(b).

“Existing Revolving Tranche” has the meaning specified in Section 2.15(b).

“Extended Revolving Borrowing” means a borrowing consisting of simultaneous Extended Revolving Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Extended Revolving Lenders pursuant to the relevant Refinancing Amendment.

“Extended Revolving Commitments” has the meaning specified in Section 2.15(b).

“Extended Revolving Facility” means a credit facility comprising a series of Extended Revolving Commitments and the corresponding Extended Revolving Loans, if any.

“Extended Revolving Lender” means a Lender in respect of Extended Revolving Loans.

“Extended Revolving Loans” has the meaning specified in Section 2.15(b).

“Extended Revolving Note” means any promissory note executed and delivered in connection with any Extended Revolving Commitments and the related Extended Revolving Loans, the form of which shall be specified in the applicable Extension Amendment.

“Extending Lender” has the meaning specified in Section 2.15(c).

“Extension Amendment” has the meaning specified in Section 2.15(d).

“Extension Date” means any date on which any Existing Revolving Tranche is modified to extend the related scheduled maturity date in accordance with Section 2.15 (with respect to Lenders under such Existing Revolving Tranche which agree to such modification).

“Extension Series” means all Extended Revolving Commitments that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such subsequent Extension Amendment expressly provides that the Extended Revolving Commitments provided for therein are intended to be a part of any previously established Extension Series).

“Facility” means the Revolving Facility, an Other Revolving Facility, an Extended Revolving Facility or an Incremental Term Facility.

“FATCA” means Sections 1471 through 1474 of the Code as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any intergovernmental agreement between the U.S. and any other jurisdiction (and any related treaty, law, regulation or other official guidance) implementing the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent; provided, further, that if the Federal Funds Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Fee Letter” means the letter agreement, dated February 14, 2020, between the Company and Bank of America.

“Final Maturity Date” means, as of any date of determination, unless the context otherwise requires, the latest Maturity Date for any of the Facilities then governed by this Agreement.

“Finance Lease” as applied to any Person, means any lease of any Property by that Person as lessee that is required to be classified and accounted for as a finance lease in conformity with GAAP; provided, that for the avoidance of doubt, any lease that is accounted for by any Person as an operating lease as of the Closing Date and any Similar Lease entered into after the Closing Date by any Person may, in the sole discretion of the Company, be treated as an operating lease and not a Finance Lease; and provided, further, that none of the MGP Master Lease, the Bellagio Lease nor the MGP BREIT JV Master Lease will be deemed to be a Finance Lease.

“First Priority” means, with respect to any Lien purported to be created in any collateral pursuant to any Loan Document, that such Lien is the only Lien to which such collateral is subject, other than any Lien permitted under this Agreement.

“Fiscal Quarter” means the fiscal quarter of the Company consisting of the three calendar month periods ending on each March 31, June 30, September 30 and December 31.

“Fiscal Year” means the fiscal year of the Company consisting of the twelve-month period ending on each December 31.

“Fixed Incremental Amount” has the meaning specified in the definition of “Incremental Amount.”

“Foreign Lender” means any Lender that is not a “United States Person” within the meaning of section 7701(a)(30) of the Code.

“Foreign Subsidiary” means each Subsidiary that is organized under the laws of a jurisdiction other than the United States, any state thereof, or the District of Columbia.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to an L/C Issuer, such Defaulting Lender’s pro rata portion of the L/C Obligations issued by such L/C Issuer other than such L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“FSHCO” means any Restricted Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia and substantially all of whose assets consists of the capital stock of one or more Foreign Subsidiaries.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification® and rules and interpretive releases of the Securities and Exchange Commission under authority of federal securities laws, that are applicable to the circumstances as of the date of determination, consistently applied.

“Gaming Approval” means any and all licenses, findings of suitability, approvals, authorizations, permits, consents, rulings, orders or directives of any Governmental Authority (a) necessary to enable Borrowers or the Restricted Subsidiaries to engage in the casino, gambling, racing or gaming business, or in the business of owning or leasing real property or vessels used in the casino, gambling, pai gow poker, racing or gaming business or otherwise to continue to conduct its business substantially as is presently conducted or contemplated to be conducted following the Closing Date (after giving effect to the Transactions), (b) required by any Gaming Law or (c) required to accomplish the financing and other transactions contemplated hereby after giving effect to the Transactions.

“Gaming Authority” means any governmental agency, authority, board, bureau, commission, department, office or instrumentality with regulatory, licensing or permitting authority or jurisdiction over any gaming business or enterprise or any Gaming Facility or with regulatory, licensing or permitting authority or jurisdiction over any gaming or racing operation (or proposed gaming or racing operation) owned, leased, managed or operated by the Borrowers or the Restricted Subsidiaries.

“Gaming Facility” means any casino, hotel, resort, race track, off-track wagering site, venue at which gaming or wagering is conducted, and all related or ancillary property, assets or line of business.

“Gaming Laws” means all applicable provisions of all (a) constitutions, treaties, statutes or laws governing Gaming Facilities (including, without limitation, card club casinos and pari mutual race tracks) and rules, regulations, codes and ordinances of, and all administrative or judicial orders or decrees or other laws pursuant to which, any Gaming Authority possesses regulatory, licensing or permit authority over gambling, gaming, racing or Gaming Facility activities conducted by the Borrowers or the Restricted Subsidiaries within its jurisdiction; (b) Gaming Approvals; and (c) orders, decisions, determinations, judgments, awards and decrees of any Gaming Authority.

“Gaming License” means any Gaming Approval or other casino, gambling, racing or gaming license issued by any Gaming Authority covering any Gaming Facility.

“Government Securities” means readily marketable (a) direct full faith and credit obligations of the United States or obligations guaranteed by the full faith and credit of the United States and (b) obligations of an agency or instrumentality of, or corporation owned, controlled or sponsored by, the United States that are generally considered in the securities industry to be implicit obligations of the United States.

“Governmental Authority” means any government or political subdivision of the United States or any other country, whether national, federal, state, provincial, local or otherwise, or any agency, authority, board, bureau, central bank, commission, department or instrumentality thereof or therein, including, without limitation, any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to such government or political subdivision (including any supra-national bodies such as the European Union or the European Central Bank) including, without limitation, any Gaming Authority.

“Granting Lender” has the meaning specified in Section 11.06(h).

“Guarantors” means, collectively, each wholly-owned Restricted Subsidiary of the Company that is a party to the Guaranty on the Closing Date or a Restricted Subsidiary that executes and delivers the Guaranty pursuant to Section 6.08, in each case, whether existing on the Closing Date or established, created or acquired after the Closing Date, unless and until such time as the respective Restricted Subsidiary is released from all of its obligations in accordance with the terms and provisions of this Agreement; provided that (i) the Designated Restricted Entities shall not be Guarantors, (ii) the Excluded Subsidiaries shall not be Guarantors (it being understood and agreed that, notwithstanding anything to the contrary in this clause (ii), if an Excluded Subsidiary executes a joinder to the Guaranty such Subsidiary shall constitute a Guarantor), (iii) prior to receipt of approval from the New York State Gaming Commission, each of MGM Yonkers, Inc. and MMNY Land Company, Inc. shall not be a Guarantor and (iv) such other Subsidiaries that may be formed or acquired after the Closing Date that are subject to the jurisdiction of a Gaming Authority that requires approval prior to the execution and delivery of a guaranty shall not be Guarantors unless and until such approval is obtained.

“Guaranty” means, collectively, the Guaranty made by the Borrowers and the Guarantors in favor of the Pari Passu Parties on the Closing Date together with each guaranty supplement delivered pursuant to Section 6.08.

“Guaranty Obligation” means, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided that the term Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or, with respect to any Guarantor, Excluded Swap Obligations of such Guarantor. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Guaranty Obligation) or, if not stated or determinable, the maximum reasonably anticipated potential liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Hazardous Material” means any hazardous or toxic material, substance, waste, constituent, compound, pollutant or contaminant in any form, including petroleum (including crude oil or any fraction thereof or any petroleum product or waste) listed under any Environmental Law or subject to regulation under Environmental Law.

“Hedge Bank” means any Person that, at the time it enters into a Swap Contract, is a Lender or an Affiliate of a Lender or the Administrative Agent or an Affiliate of the Administrative Agent, in its capacity as a party to such Swap Contract.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Host Community Agreement” means that certain Host Community Agreement approved by the City Council on May 1, 2013 (as amended by the first amendment approved by the City Council on December 23, 2015 by and between the City of Springfield Massachusetts and MGM Springfield Blue Tarp, the second amendment thereto approved by the City Council on February 22, 2016 by and between the City of Springfield Massachusetts and MGM Springfield Blue Tarp, the third amendment thereto dated August 25, 2017 by and between the City of Springfield Massachusetts and MGM Springfield Blue Tarp, the fourth amendment thereto dated July 24, 2018 by and between the City of Springfield Massachusetts and MGM Springfield Blue Tarp and as may be further amended or otherwise modified from time to time), between the City of Springfield, Massachusetts, MGM Springfield Blue Tarp and MGM Springfield reDevelopment, LLC.

“Immaterial Subsidiary” means, at any time, any Restricted Subsidiary that, as of the last day of the most recently ended Test Period on or prior to the date of determination, does not have assets (when combined with the assets of all other Immaterial Subsidiaries, after eliminating intercompany obligations) in excess of $100,000,000.

“Impacted Loans” has the meaning assigned to such term in Section 3.03(a).

“Incremental Amount” means, as of any date of determination, the sum of (a) $500,000,000 (the “Fixed Incremental Amount”) plus (b) the maximum aggregate principal amount that can be established or incurred without causing the Rent-Adjusted Total Net Leverage Ratio, after giving effect to the incurrence of any such Incremental Facility, any acquisition or investment consummated in connection therewith and all other appropriate pro forma adjustments, calculated on a Pro Forma Basis as of the end of the most recently ended Test Period (without netting any cash proceeds from such incurrence and assuming the entire amount of any Incremental Revolving Increase is fully drawn), to exceed 0.75 to 1.00 less than the applicable Rent-Adjusted Total Net Leverage Ratio then in effect pursuant to Section 8.12(a) (the “Ratio-Based Incremental Amount”). Any ratio calculated for purposes of determining the “Incremental Amount” shall be calculated subject to Section 1.11 to the extent applicable and, if the proceeds of the relevant Incremental Facility will be applied to finance an acquisition or other investments permitted under this Agreement, compliance with the Rent-Adjusted Total Net Leverage Ratio will be determined in accordance with Section 1.12.

“Incremental Facilities” has the meaning specified in Section 2.13(a)(iii).

“Incremental Joinder Agreement” has the meaning specified in Section 2.13(b).

“Incremental Lender” has the meaning specified in Section 2.13(a).

“Incremental Loans” has the meaning specified in Section 2.13(a)(iii).

“Incremental Revolving Increase” has the meaning specified in Section 2.13(a)(iii).

“Incremental Term Commitment” has the meaning specified in Section 2.13(a)(i).

“Incremental Term Facility” has the meaning specified in Section 2.13(a)(i).

“Incremental Term Loan Increase” has the meaning specified in Section 2.13(a)(i).

“Incremental Term Loans” has the meaning specified in Section 2.13(a)(i).

“Incremental Term Note” means any promissory note executed and delivered in connection with any Incremental Term Commitments and the related Incremental Term Loans, the form of which shall be specified in the applicable Incremental Joinder Agreement.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or similar instruments; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person; (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding (x) trade accounts payable and accrued obligations incurred in the ordinary course of business or other accounts payable in the ordinary course of business in accordance with ordinary trade terms, (y) financing of insurance premiums and (z) any earn-out obligation or purchase price adjustment until such obligation becomes a liability on the balance sheet (excluding the footnotes thereto) in accordance with GAAP); (e) all Indebtedness of others to the extent secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; provided that if such obligations have not been assumed, the amount of such Indebtedness included for the purposes of this definition will be the amount equal to the lesser of the fair market value of such property and the amount of the Indebtedness secured; (f) with respect to any Finance Lease of such Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP; (g) the net amount of the obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements (including Swap Contracts); (h) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances, except obligations in respect of letters of credit issued in support of obligations not otherwise constituting Indebtedness shall not constitute Indebtedness except to the extent such letter of credit is drawn and not reimbursed within ten Business Days; and (i) all Guaranty Obligations of such Person in respect of Indebtedness of others of the kinds referred to in clauses (a) through (h) above (other than, for the avoidance of doubt, in connection with any completion guarantee and any other Permitted Non-Recourse Guarantees, which shall not constitute Indebtedness hereunder); provided that for purposes of this definition, deferred purchase obligations shall be calculated based on the net present value thereof. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner unless recourse is limited, in which case the amount of such Indebtedness shall be the amount such Person is liable therefor (except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor). The amount of Indebtedness of the type described in clause (d) shall be calculated based on the net present value thereof. The amount of Indebtedness of the type referred to in clause (g) above of any Person shall be zero unless and until such Indebtedness becomes due, in which case the amount of such Indebtedness shall be the amount due that is payable by such Person. For the avoidance of doubt, it is understood and agreed that (x) unredeemed casino chips and tokens and gaming winnings of customers, (y) any obligations of such Person in respect of Cash Management Agreements and (z) any obligations of such Person in respect of employee deferred compensation and benefit plans shall not constitute Indebtedness. For all purposes hereof, the Indebtedness of the Borrower Group shall exclude (i) any obligations under the MGP Master Lease, the Bellagio Lease, the MGP BREIT JV Master Lease and any Similar Lease, (ii) any obligation of any Loan Party to make any Permitted Affiliate Payments and (iii) intercompany liabilities arising from their cash management, tax, and accounting operations and intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business.

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), all Other Taxes.

“Indemnitee” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Insurance Subsidiaries” means, collectively, MGMM Insurance Company, a Nevada corporation and any Subsidiaries formed for the purpose of facilitating and providing insurance coverage and claims services for the Company and its Subsidiaries.

“Intellectual Property” has the meaning specified in Section 5.23.

“Interest Coverage Ratio” means the ratio, as of any date of determination, of (a) Borrower Group EBITDA for the most recently ended Test Period to (b) Interest Expense of the Borrower Group for the most recently ended Test Period; provided, however, for purposes of calculating the Interest Coverage Ratio, Interest Expense shall exclude (i) Interest Expense associated with the MGP Master Lease, the Bellagio Lease, the MGP BREIT JV Master Lease and any Similar Lease and (ii) Interest Expense related to any amortization of deferred financing costs, original issue discount and redemption or prepayment premiums.

“Interest Expense” means, for any Test Period, the sum of interest expense of the Borrower Group for such Test Period as determined in accordance with GAAP, plus, to the extent deducted in arriving at Net Income and without duplication, (a) the interest portion of payments paid or payable (without duplication) on Finance Leases, (b) amortization of financing fees, debt issuance costs and interest or deferred financing or debt issuance costs, (c) arrangement, commitment or upfront fees, original issue discount, redemption or prepayment premiums, (d) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, (e) interest with respect to Indebtedness that has been Discharged, (f) the accretion or accrual of discounted liabilities during such period, (g) interest expense attributable to the movement of the mark-to-market valuation of obligations under Swap Contracts or other derivative instruments, (h) payments made under Swap Contracts relating to interest rates with respect to such Test Period and any costs associated with breakage in respect of hedging agreements for interest rates, (i) all interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations and financing fees, (j) fees and expenses associated with the consummation of the Transactions, (k) annual or quarterly agency fees paid to Administrative Agent, (l) all interest expense recognized by the Borrower Group under the MGP Master Lease, the Bellagio Lease, the MGP BREIT JV Master Lease and any Similar Lease, and (m) costs and fees associated with obtaining Swap Contracts and fees payable thereunder, all as calculated in accordance with GAAP.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter or one week thereafter, as selected by the Borrowers in the relevant Committed Loan Notice, or such other period that is twelve months or less requested by the Borrowers and consented to by all Appropriate Lenders; provided that:

(a)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)    no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Interim Drop-Down Indebtedness” means any short-term or interim Indebtedness intended to be assumed by MGP or one of its Subsidiaries in connection with Section 8.01(t) that is intended to be replaced or refinanced by MGP or such Subsidiary within fifteen (15) days of its initial incurrence.

“Investments” means (a) any direct or indirect purchase or other acquisition by any Borrower or any of their respective Subsidiaries of, or of a beneficial interest in, any of the Equity Interest of any other Person (other than a Loan Party) or of the assets of a Person that constitute a business unit; (b) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of any Borrower from any Person, of any Equity Interest of such Person (other than a Loan Party); (c) any direct or indirect loan, advance or capital contribution by any Borrower or any of their respective Subsidiaries to any other Person (other than a Loan Party), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business and (d) any payment under any Guaranty Obligation by such Person in respect of the Indebtedness or other obligation of any other Person. The amount of any Investment at any time shall be the amount actually invested (measured at the time made) (minus any Returns of the Borrowers or a Restricted Subsidiary in respect of such Investment which has actually been received in cash or Cash Equivalents or has been converted into cash or Cash Equivalents), without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable L/C Issuer and any Borrower (or any Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.

“Joint Borrower Provisions” has the meaning specified in Exhibit B.

“Joint Lead Arrangers” means BofA Securities, Inc., Barclays Bank PLC, BNP Paribas Securities Corp., Citibank, N.A., Citizens Bank, N.A., Fifth Third Bank, JPMorgan Chase Bank, N.A., The Bank of Nova Scotia, Sumitomo Mitsui Banking Corporation, SunTrust Robinson Humphrey, Inc., Morgan Stanley Senior Funding, Inc. and Credit Agricole Corporate and Investment Bank.

“Joint Venture” means any Person, other than an individual or a Wholly Owned Subsidiary of the Company, in which the Company or a Restricted Subsidiary holds or acquires an ownership interest (whether by way of capital stock, partnership or limited liability company interest, or other evidence of ownership).

“L/C Advance” means, with respect to each Revolving Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Borrowing. All L/C Borrowings shall be denominated in Dollars.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America and each other L/C Issuer designated pursuant to Section 2.03(m), in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 11.06(a). An L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such L/C Issuer, in which case the term “L/C Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. In the event that there is more than one L/C Issuer at any time, references herein and in the other Loan Documents to the L/C Issuer shall be deemed to refer to the L/C Issuer in respect of the applicable Letter of Credit or to all L/C Issuers, as the context requires.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities (including, without limitation, all Gaming Laws, Liquor Laws and Environmental Laws), including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“LCT Election” has the meaning specified in Section 1.12.

“LCT Test Date” has the meaning specified in Section 1.12.

“Leased Property” means the “Leased Property” (as defined in the MGP Master Lease, the Bellagio Lease or the MGP BREIT JV Master Lease, as applicable, from time to time).

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes any Incremental Lender from time to time party hereto pursuant to Section 2.13 and includes any Person that becomes an Other Revolving Lender from time to time party hereto pursuant to Section 2.14.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Letter of Credit” means any letter of credit issued hereunder and shall include the Existing Letters of Credit. A Letter of Credit may be a commercial letter of credit or a standby letter of credit; provided that commercial letters of credit will only be issued for cash payment upon presentation of a sight draft and other customary terms acceptable to the L/C Issuer for that Letter of Credit. Letters of Credit may be issued in Dollars or in an Alternative Currency.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect for the Revolving Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to $500,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Facility.

“LIBOR” has the meaning specified in the definition of “Eurodollar Rate.”

“LIBOR Screen Rate” means the LIBOR quote on the applicable screen page the Administrative Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“LIBOR Successor Rate” has the meaning specified in Section 3.03(c).

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines, in consultation with the Borrower, is reasonably necessary in connection with the administration of this Agreement).

“License Revocation” means the revocation, failure to renew or suspension of, or the appointment of a receiver, supervisor or similar official with respect to, any Gaming License covering any Gaming Facility owned, leased, operated or used by the Borrowers or the Restricted Subsidiaries.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance or lien of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, affecting any Property, including any agreement to grant any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature of a security interest, and/or the filing of or agreement to give any financing statement (other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the UCC or comparable Law of any jurisdiction with respect to any Property.

“Limited Condition Transaction” means any Permitted Acquisition or other Investment permitted hereunder and any related incurrence of Indebtedness by the Borrowers or one or more of their Restricted Subsidiaries whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Liquor Authority” has the meaning specified in Section 11.20(a).

“Liquor Laws” has the meaning specified in Section 11.20(a).

“Loan” means an extension of credit by a Lender to the Borrowers under Article II in the form of a Revolving Loan, an Other Revolving Loan or an Incremental Term Loan.

“Loan Documents” means, collectively, this Agreement, the Notes, the Guaranty, the Fee Letter and each Issuer Document and, after the Collateral Trigger Event, the Pledge Agreement.

“Loan Parties” means, collectively, each Borrower and each Guarantor.

“Mandalay Propco” means MANDALAY PROPCO, LLC, a Delaware limited liability company.

“Margin Stock” means margin stock within the meaning of Regulation T, Regulation U and Regulation X.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means an event, circumstance, occurrence or condition that has caused or could cause (a) a material adverse effect on the business, assets, properties, or financial condition of the Company and its Subsidiaries, taken as a whole, (b) a material impairment of the ability of any Borrower or any material Guarantor, taken as a whole, to perform its obligations under any Loan Document to which it is a party or (c) a material adverse effect on the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents, taken as a whole.

“Material Indebtedness” means any Indebtedness the outstanding principal amount of which is in excess of $250,000,000.

“Material Subsidiary” means any Restricted Subsidiary that is not an Immaterial Subsidiary.

“Maturity Date” means (a) with respect to the Revolving Facility, February 14, 2025 or if the maturity is extended pursuant to Section 2.15, such extended maturity date as determined pursuant to such Section and (b) with respect to any Incremental Facility, Other Revolving Facility or Extended Revolving Facility, such maturity date as is specified in the relevant Incremental Joinder Agreement, Refinancing Amendment or Extension Amendment; provided that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Rate” has the meaning specified in Section 11.09.

“MGM China” means MGM China Holdings Limited, a company incorporated under the laws of the Cayman Islands and whose members’ liability is limited.

“MGM China Shares” means the outstanding Equity Interests of MGM China.

“MGM Grand Contribution” has the meaning specified in Section 8.01(f).

“MGM Grand Propco” means MGM GRAND PROPCO, LLC, a Delaware limited liability company.

“MGM Grand Real Property” means the property commonly known as MGM Grand Hotel & Casino located at 3799 S. Las Vegas Boulevard, Las Vegas, Clark County, Nevada and bearing the following assessor parcel number: 162-21-414-001.

“MGM Growth Properties Operating Partnership” means MGM Growth Properties Operating Partnership LP, a Delaware limited partnership.

“MGM Growth Properties Operating Partnership LP Agreement” means that certain Second Amended and Restated Agreement of Limited Partnership of MGM Growth Properties Operating Partnership, dated as of February 2, 2017, as amended from time to time.

“MGM/GVC Joint Venture Agreements” means that certain (i) Omnibus Services and License Agreement, dated as of July 30, 2018 by and between Gameday Interactive, LLC, a Delaware limited liability company (the “MGM/GVC Joint Venture”), the Company and Marina District Development Company, LLC, a New Jersey limited liability company (“Marina”), (ii) Trademark License Agreement, dated as of July 29, 2018, by and among the Company, Marina, and the MGM/GVC Joint Venture, (iii) Services Agreement, dated as of July 30, 2018, by and between the MGM/GVC Joint Venture and MGM Resorts International Operations, Inc., and (iv) Amended and Restated Limited Liability Company Agreement, dated as of July 30, 2018, by and between GVC Holdings (USA) Inc. and MGM Sports & Interactive Gaming, LLC (as amended to date), each as may be further amended from time to time.

“MGM National Harbor” means the mixed use hotel and casino in National Harbor, Maryland commonly known as MGM National Harbor.

“MGM National Harbor Hotel and Casino Ground Lease” means that certain Hotel and Casino Ground Lease, dated as of April 26, 2013 by and between National Harbor Beltway L.L.C., a Virginia limited liability company, as landlord, and MGM National Harbor, LLC, a Nevada limited liability company, as tenant, (i) as amended by the First Amendment to Hotel and Casino Ground Lease, dated as of July 23, 2014, (ii) as amended by the Second Amendment to Hotel and Casino Ground Lease, dated as of November 24, 2015, (iii) as amended by the Third Amendment to Hotel and Casino Ground Lease, dated as of August 21, 2017 and (iv) as may be further amended from time to time.

“MGM Springfield” means the mixed use hotel and casino in Springfield, Massachusetts commonly known as MGM Springfield.

“MGM Springfield Blue Tarp” means Blue Tarp reDevelopment, LLC, a Massachusetts limited liability company.

“MGP” means MGM Growth Properties LLC, a Delaware limited liability company.

“MGP BREIT JV CMBS Debt” means one or more mortgage and mezzanine financings incurred on or substantially concurrently with the Closing Date by the MGP BREIT JV or one or more of its wholly-owned Subsidiaries (including the MGP BREIT JV Landlord) under the MGP BREIT JV CMBS Debt Agreement.

“MGP BREIT JV CMBS Debt Agreement” means that certain loan agreement by and among Mandalay Propco, MGM Grand Propco, Citi Real Estate Funding Inc., Barclays Capital Real Estate Inc., Deutsche Bank AG, New York Branch, Société Générale Financial Corporation and Citi Real Estate Funding Inc., dated as of February 14, 2020.

“MGP BREIT JV Debt Guaranty” means that certain Guaranty of the MGP BREIT JV CMBS Debt made by the Company in favor of Citi Real Estate Funding Inc., a New York corporation, Barclays Capital Real Estate Inc., a Delaware corporation, Deutsche Bank AG, New York Branch, a branch of Deutsche Bank AG, a German Bank and Société Générale Financial Corporation, dated as of February 14, 2020.

“MGP BREIT JV” means MGP BREIT VENTURE 1 LLC, a Delaware limited liability company.

“MGP BREIT JV Landlord” means MGM Grand Propco and Mandalay Propco, together in their capacity as landlord under the MGP BREIT JV Master Lease, together with each of their permitted successors and assigns.

“MGP BREIT JV Lease Guaranty” means that certain Guaranty made by the Company in favor of Mandalay Propco and MGM Grand Propco, dated as of February 14, 2020.

“MGP BREIT JV Management Agreement” means that certain Management Agreement by and among MGM Grand, LLC and The Signature Condominiums, LLC, dated as of February 14, 2020.

“MGP BREIT JV Master Lease” means that certain Lease by and between MGP BREIT JV Landlord, as the landlord, and MGM Lessee II, LLC, a Delaware limited liability company, as the tenant, dated as of February 14, 2020, as amended from time to time.

“MGP BREIT JV Master Transaction Agreement” means that certain Master Transaction Agreement among the Company, MGM Growth Properties Operating Partnership and BCORE Windmill Parent LLC, dated as of January 14, 2020.

“MGP BREIT JV Operating Subleases” means the “Permitted Subleases” (as defined in the MGP BREIT JV Master Lease from time to time) as amended from time to time.

“MGP BREIT JV Subtenant Guaranty” means that certain Subtenant Guaranty made by Mandalay Bay, LLC, a Nevada limited liability company, Mandalay Place, LLC, a Nevada limited liability company and MGM Grand Hotel, LLC, a Nevada limited liability company and in favor of Mandalay Propco and MGM Grand Propco, dated as of February 14, 2020.

“MGP BREIT JV Tax Protection Agreement” means that certain Tax Protection Agreement among the Borrower, MGM Growth Properties Operating Partnership and MGP BREIT Venture 1 LLC, dated as of February 14, 2020.

“MGP BREIT JV Transaction Agreements” means the MGP BREIT JV Master Transaction Agreement and all agreements contemplated thereby including, among others, the MGP BREIT JV CMBS Debt Agreement, the MGP BREIT JV Debt Guaranty, the MGP BREIT JV Lease Guaranty, the MGP BREIT JV Management Agreement, the MGP BREIT JV Master Lease, the MGP BREIT JV Operating Subleases, the MGP BREIT JV Subtenant Guaranty and the MGP BREIT JV Tax Protection Agreement.

“MGP Class A Shares” means the issued and outstanding Class A limited liability company interests of MGP.

“MGP Class B Share” means the issued and outstanding Class B limited liability company interest of MGP.

“MGP Landlord” means MGP Lessor, LLC, a Delaware limited liability company, in its capacity as landlord under the MGP Master Lease, and its successor or assigns in such capacity.

“MGP Master Lease” means the Master Lease by and between MGP Landlord and MGP Tenant, dated as of April 25, 2016, as amended from time to time, including as amended by the Sixth Amendment to Master Lease, dated as of February 14, 2020.

“MGP Operating Subleases” means the “Operating Subleases” (as defined in the MGP Master Lease from time to time) as may be amended from time to time.

“MGP Tenant” means MGM Lessee LLC, a Delaware limited liability company, in its capacity as tenant under the MGP Master Lease, and its successors and assigns in such capacity.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA (a) to which any ERISA Affiliate is then making or accruing an obligation to make contributions, (b) to which any ERISA Affiliate has within the preceding five plan years made or had an obligation to make contributions, including any Person which ceased to be an ERISA Affiliate during such five-year period or (c) with respect to which any Borrower or any Restricted Subsidiary is reasonably likely to incur liability under Title IV of ERISA.

“Net Available Proceeds” means, in the case of any Specified Disposition, the aggregate amount of all cash payments (including any cash payments received by way of deferred payment of principal pursuant to a note or otherwise, but only as and when received) received by the Company or any Subsidiary directly or indirectly in connection with such Specified Disposition, net (without duplication) of (A) the amount of all fees and expenses and transaction costs paid by or on behalf of the Company or any Subsidiary in connection with such Specified Disposition (including, without limitation, any underwriting, brokerage or other customary selling commissions or discounts and legal, accounting and other advisory and other fees and expenses, including survey, title and recording expenses, transfer taxes and expenses incurred for preparing such assets for sale, associated therewith); (B) any Taxes paid or estimated in good faith to be payable by or on behalf of any Company Party as a result of such Specified Disposition (after application of all credits and other offsets that arise from such Specified Disposition); (C) any repayments by or on behalf of any Company Party of Indebtedness (other than the Obligations) to the extent that such Indebtedness is secured by a Permitted Encumbrance or any other Lien permitted by Section 8.03 on the subject Property required to be repaid as a condition to the purchase or sale of such Property; (D) amounts required to be paid to any Person (other than any Company Party) owning a beneficial interest in the subject Property; and (E) amounts reserved, in accordance with GAAP, against any liabilities associated with such Specified Disposition and retained by the Company or any of its Subsidiaries after such Specified Disposition and related thereto, including pension and other post-employment benefit liabilities, purchase price adjustments, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Specified Disposition.

“Net Income” means, with respect to any fiscal period and with respect to any Person, the net income (or net loss) of that Person for that period, determined in accordance with GAAP.

“Net Indebtedness” means, as at any date of determination Total Indebtedness minus Unrestricted Cash.

“New Financing” has the meaning specified in Section 2.04(a).

“Non-Compliant Lender” has the meaning specified in Section 11.13.

“Non-Consenting Lender” has the meaning specified in Section 11.13.

“Non-Control Subsidiaries” means each Subsidiary of the Company in respect of which the Company and its other Subsidiaries do not have the collective right to elect a majority of the board of directors or other equivalent governing body, or otherwise lack the power to direct the management of such Subsidiary, and which is identified by the Company as a “Non-Control Subsidiary” in a notice to the Administrative Agent; provided that the failure to give such notice shall not affect such designation.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Note” means an Incremental Term Note, a Revolving Note, an Other Revolving Note or an Extended Revolving Note, as the context may require.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document, Pari Passu Cash Management Agreement or Pari Passu Hedge Agreement or otherwise with respect to any Loan or Letter of Credit, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, excluding, in each case, with respect to any Guarantor, Excluded Swap Obligations of such Guarantor.

“Officer’s Certificate” means, as applied to any entity, a certificate executed on behalf of such entity by its Responsible Officer.

“OP Units” means the Partnership Units (as defined in the MGM Growth Properties Operating Partnership LP Agreement) held by each Limited Partner (as defined in the MGM Growth Properties Operating Partnership LP Agreement) of MGM Growth Properties Operating Partnership.

“Organizational Document” means (i) relative to each Person that is a corporation, its charter and its by-laws (or similar documents), (ii) relative to each Person that is a limited liability company, its certificate of formation and its operating agreement (or similar documents), (iii) relative to each Person that is a limited partnership, its certificate of formation and its limited partnership agreement (or similar documents), (iv) relative to each Person that is a general partnership, its partnership agreement (or similar document) and (v) relative to any Person that is any other type of entity, such documents as shall be comparable to the foregoing.

“Other Connection Taxes” means with respect to any Lender or L/C Issuer, Taxes imposed as a result of a present or former connection between such Lender or L/C Issuer and the jurisdiction imposing such Tax, other than connections arising solely from such Lender or L/C Issuer having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document or sold or assigned an interest in any Loan or Loan Document.

“Other Revolving Borrowing” means a borrowing consisting of simultaneous Other Revolving Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Other Revolving Lenders pursuant to the relevant Refinancing Amendment.

“Other Revolving Commitments” means one or more Tranches of revolving commitments hereunder that result from a Refinancing Amendment.

“Other Revolving Facility” means any credit facility comprising a Tranche of Other Revolving Commitments and Other Revolving Loans, if any.

“Other Revolving Lender” means a Lender in respect of Other Revolving Loans.

“Other Revolving Loans” means one or more Tranches of Revolving Loans that result from a Refinancing Amendment.

“Other Revolving Note” means any promissory note executed and delivered in connection with any Other Revolving Commitments and related Other Revolving Loans, the form of which shall be specified in the applicable Refinancing Amendment.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 11.13).

“Outstanding Amount” means (a) with respect to Revolving Loans, Other Revolving Loans, Incremental Loans and Extended Revolving Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans, Incremental Term Loans, Other Revolving Loans and Extended Revolving Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by any Borrower of Unreimbursed Amounts.

“Parent Entity” means any direct or indirect parent of a Person.

“Pari Passu Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank.

“Pari Passu Hedge Agreement” means any Swap Contract permitted under Article VIII that is entered into by and between any Loan Party and any Hedge Bank.

“Pari Passu Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuers, the Hedge Banks, the Cash Management Banks, and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 10.05.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(e).

“Party” means any Person other than the Administrative Agent, any Lender or any L/C Issuer which now or hereafter is a party to any of the Loan Documents.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan,” as such term is defined in Section 3(2) of ERISA (other than a Multiemployer Plan), which is subject to Title IV of ERISA and is maintained by any ERISA Affiliate or to which any ERISA Affiliate contributes or has an obligation to contribute.

“Permits” has the meaning specified in Section 5.21.

“Permitted Acquisitions” means any acquisition, whether by purchase, merger, consolidation or otherwise, by the Borrowers or the Restricted Subsidiaries of all or substantially all the business, property or assets of, or Equity Interests in, a Person or any division or line of business of a Person or any Joint Venture, or which results in the Company owning (directly or indirectly) more than 50% of the Equity Interests in a Person; provided, each Person acquired or formed in connection with, or holding the assets to be acquired pursuant to, such acquisitions shall become a Guarantor to the extent required by, and in accordance with, Section 6.08.

“Permitted Affiliate Payments” means (i) payments by a Loan Party to or on behalf of an Unrestricted Subsidiary, Unconsolidated Affiliate or Designated Restricted Entity consisting of reimbursement at actual cost (or a good faith estimate thereof) for bona fide services rendered by such Unrestricted Subsidiary, Unconsolidated Affiliate or Designated Restricted Entity and (ii) costs or expenses advanced by such Loan Party to or on behalf of such Unrestricted Subsidiary, Unconsolidated Affiliate or Designated Restricted Entity in the ordinary course of business, in each case, which payments or advances are reimbursed by such Unrestricted Subsidiary, Unconsolidated Affiliate or Designated Restricted Entity.

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) on the Company’s common stock purchased by the Borrowers in connection with the issuance of any Convertible Debt; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Borrowers from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Borrowers from the sale of such Convertible Debt issued in connection with the Permitted Bond Hedge Transaction.

“Permitted Convertible Indebtedness Call Transaction” means any Permitted Bond Hedge Transaction and any Permitted Warrant Transaction.

“Permitted Debt Conditions” means, in respect of any unsecured Indebtedness, that such Indebtedness (i) does not have a stated maturity prior to the date that is 91 days after the Final Maturity Date in effect at the time of issuance of that Indebtedness (excluding Qualifying Bridge Loans allowing extensions on customary terms to at least 91 days after such Final Maturity Date), (ii) does not have scheduled amortization payments of principal or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (except customary asset sale or change of control provisions that provide for the prior repayment in full of the Loans and all other Obligations and as required by Gaming Laws and in connection with escrowed proceeds or similar special mandatory redemption provisions) (excluding Qualifying Bridge Loans allowing extensions on customary terms to at least 91 days after such Final Maturity Date), in each case prior to the Final Maturity Date then in effect at the time of issuance and (iii) contains (x) covenants and events of default that reflect market terms and conditions at the time of incurrence or issuance of such Indebtedness (as determined in good faith by the Company) or (y) terms and conditions not materially less favorable to the Company, taken as a whole, than the terms and conditions of such Indebtedness being modified, refinanced, replaced, refunded, renewed or extended (as determined in good faith by the Company) (other than any covenants or any other provisions applicable only to periods after the latest Maturity Date as of such date or which are on then current market terms for the applicable type of Indebtedness); it being agreed that covenants substantially similar to those in the senior secured notes indentures previously entered into by the Company are not materially less favorable to the Company than those set forth in this Agreement.

“Permitted Encumbrances” means:

(a)    inchoate Liens incident to construction on or maintenance of Property; or Liens incident to construction on or maintenance of Property now or hereafter filed or recorded for which adequate reserves have been established in accordance with GAAP (or deposits made pursuant to applicable Law or bonds obtained from reputable insurance companies) and which are being contested in good faith by appropriate proceedings and have not proceeded to judgment; provided that, by reason of nonpayment of the obligations secured by such Liens, no such Property is subject to a material risk of loss or forfeiture;

(b)    Liens for Taxes and assessments on Property which are not yet past due; or Liens for Taxes and assessments on Property for which adequate reserves have been set aside and are being contested in good faith by appropriate proceedings and have not proceeded to judgment; provided that, by reason of nonpayment of the obligations secured by such Liens, no such Property is subject to a material risk of loss or forfeiture;

(c)    minor defects and irregularities in title to any Property which individually or in the aggregate do not materially impair or burden the fair market value or use of the Property for the purposes for which it is or may reasonably be expected to be held;

(d)    easements, exceptions, reservations, or other agreements for the purpose of pipelines, conduits, cables, wire communication lines, power lines and substations, streets, trails, walkways, traffic signals, drainage, irrigation, water, electricity and sewerage purposes, dikes, canals, ditches, the removal of oil, gas, coal, or other minerals, and other like purposes affecting Property, facilities, or equipment which individually or in the aggregate do not materially burden or impair the fair market value or use of such Property for the purposes for which it is or may reasonably be expected to be held;

(e)    easements, exceptions, reservations, or other agreements for the purpose of facilitating the joint or common use of Property in or adjacent to a neighboring development, shopping center, utility company, public facility or other projects affecting Property which individually or in the aggregate do not materially burden or impair the fair market value or use of such Property for the purposes for which it is or may reasonably be expected to be held;

(f)    rights reserved to or vested in any Governmental Authority to control or regulate, or obligations or duties to any Governmental Authority with respect to, the use or development of any Property;

(g)    rights reserved to or vested in any Governmental Authority to control or regulate, or obligations or duties to any Governmental Authority with respect to, any right, power, franchise, grant, license, or permit;

(h)    present or future zoning laws and ordinances or other laws and ordinances restricting the occupancy, use, or enjoyment of Property;

(i)    statutory Liens, other than those described in clause (a) or (b) above, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith; provided that, if delinquent, adequate reserves have been set aside with respect thereto and, by reason of nonpayment, no Property is subject to a material risk of loss or forfeiture;

(j)    covenants, conditions, and restrictions affecting the use of Property which individually or in the aggregate do not materially impair or burden the fair market value or use of the Property for the purposes for which it is or may reasonably be expected to be held;

(k)    rights of tenants under leases and rental agreements covering Property entered into in the ordinary course of business of the Person owning such Property;

(l)    Liens consisting of pledges or deposits to secure obligations under workers’ compensation, unemployment insurance and other social security laws or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;

(m)    Liens consisting of pledges or deposits of Property to secure performance in connection with operating leases made in the ordinary course of business to which a Borrower, a Restricted Subsidiary, or an Affiliate of one of the foregoing is a party as lessee (which, for the avoidance of doubt, includes the MGP Operating Subleases, Bellagio Operating Subleases, MGP BREIT JV Operating Subleases and similar subleases);

(n)    Liens consisting of deposits of Property to secure bids made with respect to, or performance of, contracts (other than contracts creating or evidencing an extension of credit to the depositor);

(o)    Liens consisting of any right of offset, or statutory bankers’ lien, on bank deposit accounts maintained in the ordinary course of business so long as such bank deposit accounts are not established or maintained for the purpose of providing such right of offset or bankers’ lien;

(p)    Liens consisting of deposits of Property to secure statutory obligations of a Borrower or a Restricted Subsidiary of any Borrower;

(q)    Liens consisting of deposits of Property to secure (or in lieu of) surety, appeal or customs bonds in proceedings to which a Borrower or a Restricted Subsidiary is a party;

(r)    Liens created by or resulting from any litigation or legal proceeding involving the Company or a Restricted Subsidiary in the ordinary course of its business which is currently being contested in good faith by appropriate proceedings; provided that adequate reserves have been set aside by the relevant Borrower or Restricted Subsidiary and no material Property is subject to a material risk of loss or forfeiture;

(s)    non-consensual Liens incurred in the ordinary course of business but not in connection with an extension of credit, which do not in the aggregate, when taken together with all other Liens, materially impair the value or use of the Property of the Borrowers and the Restricted Subsidiaries of the Borrowers, taken as a whole;

(t)    Liens arising under applicable Gaming Laws or Liquor Laws;

(u)    Liens consisting of an agreement to convey, sell, lease, transfer or otherwise dispose of any property in an Asset Sale permitted by Section 8.01, solely to the extent such Asset Sale would have been permitted on the date of the creation of such Lien;

(v)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by a Borrower or any Restricted Subsidiary in the ordinary course of business;

(w)     Liens arising from precautionary UCC financing statements filings regarding operating leases, consignment of goods or with respect to leases of gaming equipment entered into in the ordinary course of business;

(x)     Liens on cash and Cash Equivalents deposited to discharge, redeem or defease Indebtedness;

(y)    (i) Liens pursuant to operating leases, licenses or similar arrangements entered into for the purpose of, or with respect to, operating or managing Gaming Facilities, hotels, nightclubs, restaurants and other assets used or useful in the business of the Borrowers or their Restricted Subsidiaries, which Liens, operating leases, licenses or similar arrangements are limited to the leased property under the applicable lease and granted to the landlord under such lease for the purpose of securing the obligations of the tenant under such lease to such landlord and (ii) Liens on cash and Cash Equivalents (and on the related escrow accounts or similar accounts, if any) required to be paid to the lessors (or lenders to such lessors) under such leases or maintained in an escrow account or similar account pending application of such proceeds in accordance with the applicable lease;

(z)    licenses, leases or subleases granted to other Persons not materially interfering with the conduct of the business of the Borrowers and the Subsidiaries of the Borrowers, taken as a whole; provided that such licenses, leases or subleases are in the ordinary course of business of the Borrowers or the Subsidiaries of the Borrowers and the applicable Borrower or Subsidiary remains the primary operator of such property;

(aa)    Liens arising from grants of licenses or sublicenses of Intellectual Property made in the ordinary course of business;

(bb)    (i) Liens on capital stock of Joint Ventures or Unrestricted Subsidiaries securing capital contributions to or obligations of such Persons and (ii) customary rights of first refusal and tag, drag and similar rights in Joint Venture agreements and agreements with respect to non-Wholly Owned Subsidiaries;

(cc)    Liens consisting of any condemnation or eminent domain proceeding or compulsory purchase order affecting real property;

(dd)    any interest or title of a lessor, sublessor, licensee or licensor under any lease or license agreement permitted by this Agreement;

(ee)    Liens in favor of any Borrower or any Guarantor; provided that, at any time following a Collateral Trigger Event, any such Lien on any OP Units shall be junior in priority to the Liens securing the Obligations;

(ff)    Acceptable Land Use Arrangements, including Liens related thereto;

(gg)    Liens on any cash earnest money deposits, escrow arrangements or similar arrangements made by any Borrower or any Restricted Subsidiary in connection with any letter of intent or purchase agreement for an acquisition or any other transaction permitted under this Agreement;

(hh)    Liens incurred to secure obligations in respect of letters of credit (to the extent such letter of credit is cash collateralized or backstopped by another letter credit) in an aggregate amount not to exceed the greater of (i) $25,000,000 and (ii) 1.50% of Borrower Group EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at any one time outstanding;

(ii)    Liens in favor of the landlord as set forth in the Bellagio Lease, including Liens on (i) the Tenant’s Pledged Property (as defined in the Bellagio Lease) pursuant to Section 6.4(c) of the Bellagio Lease, (ii) the Restricted Reserve Accounts (as defined in the Bellagio Lease) and (iii) the Bellagio Trademarks (as defined in the Bellagio Lease); and

(jj)    Liens in favor of the landlord as set forth in the MGP BREIT JV Master Lease and the MGP BREIT JV Operating Subleases, including Liens on (i) the Tenant’s Pledged Property (as defined in the MGP BREIT JV Master Lease) pursuant to Section 6.4(c) of the MGP BREIT JV Master Lease, (ii) the Restricted Reserve Accounts (as defined in the MGP BREIT JV Master Lease), (iii) the Hotel Trademarks (as defined in the MGP BREIT JV Master Lease), if any, and Liens on the MGP BREIT JV Management Agreement.

“Permitted Non-Recourse Guarantees” means customary indemnities or Guarantees (including by means of separate indemnification agreements or carveout guarantees) provided in the ordinary course of business by any Borrower or its Restricted Subsidiaries in financing transactions that are directly or indirectly secured by real property or other real property-related assets (including Equity Interests) of a Joint Venture or Unrestricted Subsidiary and that may be full recourse or non-recourse to the Joint Venture or Unrestricted Subsidiary that is the borrower in such financing, but is nonrecourse to any Borrower or any Restricted Subsidiary of such Borrower except for such indemnities and limited contingent guarantees as are consistent with customary industry practice (such as environmental indemnities, bad act loss recourse and other recourse triggers based on violation of transfer restrictions and bankruptcy related restrictions).

“Permitted Refinancing” means any Indebtedness with respect to which the application of proceeds of such Indebtedness is used directly or indirectly to effect the modification, refinancing, replacement, refunding, renewal or extension of existing Indebtedness (as determined by the Borrowers in their reasonable discretion) (without, for the avoidance of doubt, regard to the maturity date of the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended and without requiring that any such proceeds be used contemporaneously to repay such debt); provided that (other than with respect to Section 8.04(e)): (a) (other than with respect to Section 8.04(c)) any such Indebtedness shall (i) not have a stated maturity or weighted average life to maturity that is shorter than that of the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended (other than to the extent of nominal amortization for periods where amortization has been eliminated or reduced as a result of prepayments of such Indebtedness) (excluding in the case of this clause (i), Qualifying Bridge Loans allowing extensions on customary terms to at least 91 days after such Final Maturity Date), (ii) if the Indebtedness being refinanced is subordinated by its terms or by the terms of any agreement or instrument relating to such Indebtedness, be at least as subordinate to the Obligations as the Indebtedness being refinanced, (iii) be in a principal amount that does not exceed an amount equal to the sum of the principal amount so refinanced, plus an amount equal to any existing commitments unutilized thereunder, plus accrued interest, plus any premium or other payment required to be paid in connection with such refinancing, plus, in either case, the amount of fees and expenses of the Borrowers and the Restricted Subsidiaries incurred in connection with such refinancing, plus any additional amounts permitted to be incurred pursuant to Section 8.04 (so long as such additional Indebtedness meets the other applicable requirements of this definition and, if secured, Section 8.03) and (iv) in the case of the modification, refinancing, replacement, refunding, renewal or extension of any unsecured Indebtedness, the Permitted Debt Conditions are satisfied; and (b) the sole obligor on such Indebtedness shall be the Company or the original obligor on such Indebtedness being modified, refinanced, replaced, refunded, renewed or extended; provided that (i) any guarantor of the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended shall be permitted to guarantee the refinancing Indebtedness (subject to receipt of any required approvals from any Gaming Authority) and (ii) any Loan Party shall be permitted to guarantee any such Indebtedness of any other Loan Party.

“Permitted Sale Leaseback” means any Sale Leaseback consummated by the Company or any of the Restricted Subsidiaries pursuant to Section 8.01(n); provided that Sale Leasebacks with MGP or its Subsidiaries or their respective Affiliates entered into in compliance with this Agreement shall constitute “Permitted Sale Leasebacks.”

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) on the Company’s common stock sold by the Borrowers substantially concurrently with any purchase by the Borrowers of a related Permitted Bond Hedge Transaction.

“Person” means any natural Person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan of Reorganization” has the meaning specified in Section 11.06(i)(iii).

“Platform” has the meaning specified in Section 7.01.

“Pledge Agreement” has the meaning specified in Section 6.09.

“Pledged Equity” has the meaning specified in the Pledge Agreement.

“Pledgor” has the meaning specified in Section 6.09.

“Post-Refinancing Revolving Lenders” has the meaning specified in Section 2.14(d).

“Pre-Refinancing Revolving Lenders” has the meaning specified in Section 2.14(d).

“Prepayment Restricted Indebtedness” means any series, class or issue of Indebtedness (other than intercompany Indebtedness) (i) that is subordinated in right of payment to the Obligations or that is secured by a Lien that is junior in priority to the Liens securing the Obligations and (ii) the original aggregate principal amount of which is in excess of the greater of (i) $100,000,000 and (ii) 5.0% of Borrower Group EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) on the date of issuance thereof.

“Pro Forma Basis” or “Pro Forma Compliance” means, with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.11.

“Projections” has the meaning specified in Section 5.15.

“Property” means any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including all contract rights, income or revenue rights, real property interests, trademarks, trade names, equipment and proceeds of the foregoing and, with respect to any Person, Equity Interests or other ownership interests of any other Person owned by the first Person.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 7.01.

“QFC Credit Support” has the meaning specified in Section 11.24.

“Qualified Contingent Obligation” means contingent obligations in respect of (a) Indebtedness of any Joint Venture in which Company or any of its Restricted Subsidiaries owns (directly or indirectly) at least 25% of the Equity Interest of such Joint Venture or (b) Indebtedness of Gaming Facilities (and properties ancillary or related thereto) with respect to which Company or any of its Restricted Subsidiaries has (directly or indirectly through Subsidiaries) entered into a management or similar contract and such contract remains in full force and effect at the time such contingent obligations are incurred.

“Qualified ECP Guarantor” means, with respect to any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interest” means, with respect to any Person, any Equity Interests of such Person that are not Disqualified Equity Interests.

“Qualifying Bridge Loans” means customary bridge loans with a maturity date of no later than one year from incurrence that are convertible or exchangeable into other debt instruments (but, for the avoidance of doubt, not any loans, securities or other debt which are exchanged for or otherwise replace such bridge loans).

“Ratio Debt Basket” has the meaning specified in Section 8.04(m).

“Ratio-Based Incremental Amount” has the meaning specified in the definition of “Incremental Amount.”

“Real Property” means (i) each parcel of real property leased or operated by the Borrowers or the Restricted Subsidiaries, whether by lease, license or other use or occupancy agreement, and (ii) each parcel of real property owned by the Borrowers or the Restricted Subsidiaries, together with all buildings, structures, improvements and fixtures located thereon, together with all easements, licenses, rights, privileges, appurtenances, interests and entitlements related thereto.

“refinance” means refinance, renew, extend, exchange, replace, defease (covenant or legal) (with proceeds of Indebtedness), discharge (with proceeds of Indebtedness) or refund (with proceeds of Indebtedness), in whole or in part, including successively; and “refinancing” and “refinanced” have correlative meanings.

“Refinancing Amendment” means an amendment to this Agreement reasonably satisfactory to the Administrative Agent and the Borrowers executed by each of (a) the Borrowers, (b) the Administrative Agent and (c) each additional Lender and each existing Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.14.

“Register” has the meaning specified in Section 11.06(c).

“Regulations T, U and X” means Regulation T (12 C.F.R. Part 220), Regulation U (12 C.F.R. Part 221) and Regulation X (12 C.F.R. Part 224), respectively, of the Board of Governors of the Federal Reserve System of the United States (or any successor), as the same may be amended, modified or supplemented and in effect from time to time and all official rulings and interpretations thereunder or thereof.

“REIT” means a “real estate investment trust” under Sections 856 through 860 of the Code.

“Rejection Notice” has the meaning specified in Section 2.04(b)(iii).

“Related Indemnified Person” of an Indemnitee means (a) any controlling Person or controlled Affiliate of such Indemnitee, (b) the respective directors, officers, or employees of such Indemnitee or any of its controlling Persons or controlled Affiliates and (c) the respective agents of such Indemnitee or any of its controlling Persons or controlled Affiliates, in the case of this clause (c), acting at the instructions of such Indemnitee, controlling Person or such controlled Affiliate; provided that each reference to a controlled Affiliate or controlling Person in this definition shall be limited to a controlled Affiliate or controlling Person involved in the negotiation or syndication of the Revolving Facility.

“Related Parties” means, with respect to any Person, that Person, its Affiliates and their respective partners, directors, officers, employees, agents, trustees and advisors.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material, into, from or through the Environment.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York for the purpose of recommending a benchmark rate to replace LIBOR in loan agreements similar to this Agreement.

“Removal Effective Date” has the meaning specified in Section 10.06(b).

“Rent-Adjusted Total Net Leverage Ratio” means, as of any date of determination, ratio of (i) the aggregate amount of Net Indebtedness of the Borrower Group as of such date plus (x) 8.00 to 1.00 multiplied by (y) annual rent expense of the Borrower Group incurred under the MGP Master Lease, the Bellagio Lease, the MGP BREIT JV Master Lease and any Similar Lease (excluding any ground leases) to (b) Borrower Group EBITDA for the most recently ended Test Period, excluding annual rent expense of the Borrower Group incurred under the MGP Master Lease, the Bellagio Lease, the MGP BREIT JV Master Lease and any Similar Lease (excluding any ground leases).

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Loans, a Committed Loan Notice, and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Specified Disposition Prepayment/Reduction Amount” has the meaning specified in Section 2.04(b)(iii).

“Required Extended Revolving Lenders” means, as of any date of determination, Extended Revolving Lenders holding more than 50% of the sum of the (a) the aggregate outstanding principal amount of Extended Revolving Loans as of such date and (b) aggregate unused Extended Revolving Commitments; provided that the unused Extended Revolving Commitment of, and the portion of the aggregate outstanding principal amount of Extended Revolving Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Extended Revolving Lenders.

“Required Incremental Term Lenders” means, as of any date of determination, for each Incremental Term Facility, Lenders holding more than 50% of the sum of the aggregate relevant Incremental Term Loans and Incremental Term Commitments on such date; provided that the portion of such Incremental Term Loans and Incremental Term Commitments held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Incremental Term Lenders.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Revolving Lender for purposes of this definition) and (b) aggregate unused Revolving Commitments, Other Revolving Commitments and Extended Revolving Commitments; provided that Commitments of, and the Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Other Revolving Lenders” means, as of any date of determination, Other Revolving Lenders holding more than 50% of the sum of the (a) the aggregate outstanding principal amount of Other Revolving Loans as of such date and (b) aggregate unused Other Revolving Commitments; provided that the unused Other Revolving Commitment of, and the portion of the aggregate outstanding principal amount of Other Revolving Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Other Revolving Lenders.

“Required Revolving Lenders” means, as of any date of determination, Revolving Lenders holding more than 50% of the sum of the (a) Total Revolving Outstandings (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Revolving Lender for purposes of this definition) and (b) aggregate unused Revolving Commitments; provided that the unused Revolving Commitment of, and the portion of the Total Revolving Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Requirement of Law” means, as to any Person, any Law or determination of an arbitrator or any Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Resignation Effective Date” has the meaning specified in Section 10.06(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the Company’s chief executive officer, chief operating officer, treasurer, assistant treasurer, secretary, assistant secretary, executive vice presidents, senior vice presidents and vice presidents and, regardless of designation, the chief financial officer of the Company, and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer on behalf of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and other action, as applicable, on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the holders of the Equity Interests in such Person; provided that (i) the exercise by the Company of rights under derivative securities linked to Equity Interests underlying Convertible Debt or similar products purchased by the Company in connection with the issuance of such Convertible Debt, (ii) any termination fees or similar payments in connection with the termination of warrants or other Equity Interests issued in connection with such Convertible Debt and (iii) Permitted Affiliate Payments, in each case, shall not be considered to be a “Restricted Payment.”

“Restricted Subsidiaries” means all existing and future Subsidiaries of the Company other than the Unrestricted Subsidiaries.

“Returns” means, with respect to any Investment, any dividends, distributions, interest, fees, premium, return of capital, repayment of principal, income, profits (from a disposition or otherwise) and other amounts received or realized in respect of such Investment.

“Revaluation Date” means with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof and (iii) each date of any payment by an L/C Issuer under any Letter of Credit denominated in an Alternative Currency; provided that if no such revaluation has occurred during any calendar quarter, the “Revaluation Date” shall mean the last day of such calendar quarter.

“Revocation” has the meaning specified in Section 6.10(b).

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and Class and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Lenders pursuant to Section 2.01(a).

“Revolving Commitment” means, as to each Revolving Lender, its obligation to (a) make Revolving Loans to the Borrowers pursuant to Section 2.01(a), and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including in connection with any Incremental Revolving Increase). The aggregate amount of the Revolving Commitments as of the Closing Date is $1,500,000,000.

“Revolving Extension Election” has the meaning specified in Section 2.15(c).

“Revolving Extension Request” has the meaning specified in Section 2.15(b).

“Revolving Facility” means, at any time, the aggregate amount of the Revolving Lenders’ Revolving Commitments at such time.

“Revolving Lender” means, at any time, any Lender that has a Revolving Commitment at such time.

“Revolving Loan” has the meaning specified in Section 2.01(a).

“Revolving Note” means a promissory note made by the Borrowers in favor of a Revolving Lender evidencing Revolving Loans made by such Revolving Lender, substantially in the form of Exhibit C.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sale Leaseback” means any transaction or series of related transactions pursuant to which the Company or any of the Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed of.

“Sanction(s)” means any economic sanctions administered or enforced by any Sanctions Authority.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by any Sanctions Authority, (b) any Person organized or resident in a Designated Jurisdiction or (c) any Person 50% or more owned or controlled by any such Person described in clause (a) or (b) above.

“Sanctions Authority” means the United States (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury), the United Nations Security Council, the European Union, the United Kingdom (including, without limitation, Her Majesty’s Treasury) or any other relevant sanctions authority with jurisdiction over any Borrower.

“Scheduled Unavailability Date” has the meaning specified in Section 3.03(c)(ii).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Similar Lease” means a lease that (x) reflects commercially reasonable terms at the time entered into (as determined in good faith by the Company) and (y) is (i) entered into by any Borrower or a Restricted Subsidiary with MGP or its Subsidiaries or their respective Affiliates or with another Person to the extent such Person is (or intends to be) a REIT or (ii) permitted by Section 1.5 and Section 22.7 of the MGP Master Lease as in effect on the Closing Date.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source) and, in each case, that has been selected or recommended by the Relevant Governmental Body.

“SOFR-Based Rate” means SOFR or Term SOFR.

“Solvent” and “Solvency” means, for any Person on a particular date, that on such date (a) the fair value of the Property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts and liabilities beyond such Person’s ability to pay as such debts and liabilities mature, (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s Property would constitute an unreasonably small capital and (e) such Person is able to pay its debts as they become due and payable. For purposes of this definition, the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability, without duplication.

“SPC” has the meaning specified in Section 11.06(h).

“Specified Disposition” has the meaning specified in Section 2.04(b)(iii).

“Specified Disposition Prepayment/Reduction” has the meaning specified in Section 2.04(b)(iii).

“Specified Loan Party” means any Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 10.15).

“Specified Transaction” means (a) any incurrence or repayment of Indebtedness (other than for working capital purposes or under a revolving facility), (b) Investment that results in a Person becoming a Restricted Subsidiary or an Unrestricted Subsidiary, (c) any Permitted Acquisition or other acquisition or the opening of a new development project, (d) any Asset Sale, or any designation or redesignation of a Restricted Subsidiary that results in a Restricted Subsidiary ceasing to be a Restricted Subsidiary of the Company, (e) any acquisition or Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person, in each case under this clause (e), with a fair market value of at least $10,000,000 or constituting all or substantially all of the assets of a Person and (f) the entering into of the MGP BREIT JV Master Lease or any amendment, modification or waiver to any provision of the MGP Master Lease, the Bellagio Lease, the MGP BREIT JV Master Lease and any Similar Lease.

“Spot Rate” for a currency means the rate determined by the Administrative Agent or an L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or such L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or such L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided, further, that such L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a Subsidiary or to Subsidiaries shall refer to a Subsidiary or Subsidiaries of the Company.

For the avoidance of doubt, and only by way of example, as of the Closing Date CityCenter Holdings is only 50% owned by the Company and therefore is not a Subsidiary of the Company.

“Supported QFC” has the meaning specified in Section 11.24.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement. For the avoidance of doubt, any Permitted Convertible Indebtedness Call Transaction will not constitute a Swap Contract.

“Swap Obligation” has the meaning specified in the definition of “Excluded Swap Obligation.”

“SWIFT” has the meaning specified in Section 2.03(f).

“Syndication Agent” means Bank of America, N.A.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means the forward-looking term rate for any period that is approximately (as determined by the Administrative Agent) as long as any of the Interest Period options set forth in the definition of “Interest Period” and that is based on SOFR and that has been selected or recommended by the Relevant Governmental Body, in each case as published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion.

“Termination Conditions” means, collectively, (a) the payment in full in cash of the Obligations (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) Obligations under Pari Passu Hedge Agreements and Pari Passu Cash Management Agreements) and (b) the termination of the Commitments and the termination or expiration of all Letters of Credit under this Agreement (unless backstopped or Cash Collateralized in an amount equal to 103% of L/C Obligations with respect to any such Letter of Credit or otherwise in an amount and/or in a manner reasonably acceptable to the applicable L/C Issuer).

“Test Period” means for any date of determination the period of the four most recently ended consecutive Fiscal Quarters of Borrowers and the Restricted Subsidiaries for which financial statements have been delivered in accordance with Section 7.01(a) or Section 7.01(b).

“Total Assets” means, as of any date of determination, the total assets of the Borrowers and the Restricted Subsidiaries on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Company delivered in accordance with Section 7.01(a) or Section 7.01(b).

“Total Indebtedness” means, as at any date of determination, the aggregate principal amount of all outstanding Indebtedness of the Borrower Group (other than any such Indebtedness that has been Discharged) of the kind described in clause (a) of the definition of “Indebtedness,” Indebtedness evidenced by promissory notes and similar instruments and Guaranty Obligations in respect of any of the foregoing (to be included only to the extent set forth in clause (iii) below); provided that Total Indebtedness shall not include (i) Indebtedness in respect of letters of credit (including Letters of Credit), except to the extent of unreimbursed amounts thereunder and (ii) Guaranty Obligations, provided, however, that if and when any such Guaranty Obligation for Indebtedness is demanded for payment from the Company or any of its Restricted Subsidiaries, then the amounts of such Guaranty Obligation shall be included in such calculations. For the avoidance of doubt, any obligation of any Loan Party to make Permitted Affiliate Payments shall not be considered “Total Indebtedness.”

“Total Net Leverage Ratio” means, as of any date of determination, the ratio of (a) the aggregate amount of Net Indebtedness of the Borrower Group as of such date to (b) Borrower Group EBITDA for the most recently ended Test Period.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Outstandings” means (i) in respect of the Revolving Facility, the aggregate Outstanding Amount of all Revolving Loans and L/C Obligations, (ii) in respect of any Other Revolving Facility, the aggregate Outstanding Amount of all applicable Other Revolving Loans and (iii) in respect of any Extended Revolving Facility, the aggregate Outstanding Amount of all applicable Extended Revolving Loans.

“Trade Date” has the meaning specified in Section 11.06(i)(i).

“Tranche” means (i) when used with respect to Lenders, each of the following classes of Lenders: (a) Lenders having Revolving Loans or Revolving Commitments, (b) Lenders having such other Tranche of Revolving Loans or Revolving Commitments created pursuant to an Extension Amendment, Incremental Joinder Agreement or Refinancing Amendment and (c) Lenders having Incremental Term Commitments or Incremental Term Loans created pursuant to an Incremental Joinder Agreement and (ii) when used with respect to Loans or Commitments, each of the following classes of Loans or Commitments: (a) Revolving Loans or Revolving Commitments, (b) such other Tranche of Revolving Commitments or Revolving Loans created pursuant to an Extension Amendment, Refinancing Amendment or Incremental Joinder Agreement and (c) Incremental Term Commitments or Incremental Term Loans created pursuant to an Incremental Joinder Agreement.

“Transaction” means, collectively, (a) the entering into by the Loan Parties and their applicable Subsidiaries of the Loan Documents, (b) the payment of certain fees and expenses incurred in connection with the consummation of the foregoing and (c) the completion of the transaction contemplated by the MGP BREIT JV Transaction Agreements.

“Transfer Agreement” means any trust or similar arrangement required by any Gaming Authority from time to time with respect to the Equity Interests of any Restricted Subsidiary (or any Person that was a Restricted Subsidiary) or any Gaming Facility.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any property is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of

New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unconsolidated Affiliate” means any Person for which any Person in the Borrower Group accounts for its interests in such person under the equity method of accounting in accordance with GAAP.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Cash” means, as of any date of determination, all cash and Cash Equivalents included in the balance sheets of any Person in the Borrower Group as of such date that, in each case, are free and clear of all Liens, other than (i) Liens in favor of the Administrative Agent for the benefit of the Pari Passu Parties and non-consensual Liens that are Permitted Encumbrances (other than clause (x)(so long as any related Indebtedness has been legally discharged) or (y)(ii) of the definition thereof) and (ii) Liens on FF&E reserves established pursuant to the MGP Master Lease, the Bellagio Lease, the MGP BREIT JV Master Lease and any Similar Lease, but excluding all cash and Cash Equivalents of the Borrower Group held in casino cages.

“Unrestricted Subsidiaries” means (a) any Foreign Subsidiary, any Subsidiary of a Foreign Subsidiary and any FSHCO, (b) MGP and its Subsidiaries, (c) the Insurance Subsidiaries, (d) Non-Control Subsidiaries, (e) each Subsidiary of the Company designated as an “Unrestricted Subsidiary” pursuant to and in compliance with Section 6.10 and Section 8.06, (f) the Designated Restricted Entities and (g) any Subsidiary of a Person that is an Unrestricted Subsidiary of the type described in clauses (a) through (f) above.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56).

“Wholly Owned Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which all of the Equity Interests (other than directors’ qualifying shares, nominee shares or other similar securities) are directly or indirectly owned or controlled by such Person. Unless the context clearly requires otherwise, all references to any Wholly Owned Subsidiary means a Wholly Owned Subsidiary of the Company.

“Withdrawal Liability” means liability by an ERISA Affiliate to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced from time to time in one or more agreements (in each case with the same or new lenders, institutional investors or agents), including any agreement extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder, (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vii) the word “lease” shall be construed to mean any lease, sublease, franchise agreement, license, occupancy or concession agreement.

(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)    Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.03    Accounting Terms.

(a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis (except as otherwise disclosed in such financial statements), as in effect from time to time.

(b)    Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Company or the Required Lenders shall so request, the Administrative Agent, the Required Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)    Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Company and its Subsidiaries or to the determination of any amount for the Company and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each entity in which the Company has a variable interest that the Company is required to consolidate pursuant to FASB Accounting Standards Codification 810 “Consolidation,” as if such entity were a Subsidiary as defined herein.

1.04    Rounding. Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

1.06    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07    Exchange Rates; Currency Equivalents Generally.

(a)    Any amount specified in this Agreement (other than in the definition of “Revolving Commitment” and in Articles II, IX and X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, (i) such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate for the purchase of such currency with Dollars and (ii) for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the rate of currency exchange occurring after the time of any subject transaction so long as such subject transaction was permitted at the time incurred, made, acquired, committed, entered or declared as set forth in clause (i).

(b)    The applicable L/C Issuer shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Letters of Credit denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the applicable L/C Issuer.

(c)    Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be.

1.08    Additional Alternative Currencies.

(a)    The Company may from time to time request that Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. Such request shall be subject to the reasonable approval of the Administrative Agent and the applicable L/C Issuer.

(b)    Any such request shall be made to the Administrative Agent not later than 11:00 a.m., 10 Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and the applicable L/C Issuer, in their reasonable discretion). The Administrative Agent shall promptly notify such L/C Issuer of such request. Such L/C Issuer shall notify the Administrative Agent, not later than 11:00 a.m., ten Business Days after receipt of such request whether it consents, in its reasonable discretion, to the issuance of Letters of Credit in such requested currency.

(c)    Any failure by any L/C Issuer to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such L/C Issuer to permit Letters of Credit to be issued in such requested currency. If the Administrative Agent and such L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrowers and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances by such L/C Issuer. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.08, the Administrative Agent shall promptly so notify the Company.

1.09    Change of Currency.

(a)    Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the Closing Date shall be redenominated into Euro at the time of such adoption. If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b)    Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may, with the consent of the Borrowers, from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c)    Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.10    [Reserved].

1.11    Pro Forma Calculations.

(a)    Notwithstanding anything to the contrary herein, the Total Net Leverage Ratio, the Rent-Adjusted Total Net Leverage Ratio and the Interest Coverage Ratio shall be calculated in the manner prescribed by this Section 1.11; provided that notwithstanding anything to the contrary in clauses (b) or (c) of this Section 1.11 when calculating the Total Net Leverage Ratio, the Rent-Adjusted Total Net Leverage Ratio and the Interest Coverage Ratio, as applicable, for purposes of determining actual compliance (and not Pro Forma Compliance or compliance on a Pro Forma Basis) with any financial covenant pursuant to Section 8.12, the events described in this Section 1.11 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

(b)    For purposes of calculating the Total Net Leverage Ratio, the Rent-Adjusted Total Net Leverage Ratio and the Interest Coverage Ratio, Specified Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (i) during the applicable Test Period and (ii) except as set forth in Section 1.11(a), subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a Pro Forma Basis assuming that all such Specified Transactions (and any increase or decrease in EBITDA or Borrower Group EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period. If, since the beginning of any applicable Test

Period, any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Company or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.11, then the Total Net Leverage Ratio, the Rent-Adjusted Total Net Leverage Ratio and the Interest Coverage Ratio shall be calculated to give pro forma effect thereto in accordance with this Section 1.11.

(c)    In the event that the Company or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, prepayment, retirement, exchange, extinguishment or satisfaction and discharge) any Indebtedness included in the calculations of the Total Net Leverage Ratio, the Rent-Adjusted Total Net Leverage Ratio and the Interest Coverage Ratio, as the case may be (in each case, other than Indebtedness incurred or repaid under any revolving credit facility), (i) during the applicable Test Period and/or (ii) except as set forth in Section 1.11(a), subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the Total Net Leverage Ratio, the Rent-Adjusted Total Net Leverage Ratio and the Interest Coverage Ratio shall be calculated giving pro forma effect to such incurrence or repayment or discharge of Indebtedness, to the extent required, as if the same had occurred on (A) the last day of the applicable Test Period in the case of the Total Net Leverage Ratio and the Rent-Adjusted Total Net Leverage Ratio and (B) the first day of the applicable Test Period in the case of the Interest Coverage Ratio. If the Company or any Restricted Subsidiary provides an irrevocable notice of a redemption of any debt securities, then the Total Net Leverage Ratio, the Rent-Adjusted Total Net Leverage Ratio and the Interest Coverage Ratio shall be calculated giving pro forma effect to such redemption, to the extent required, as if the same had occurred on the date the notice of redemption was delivered. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation of the Interest Coverage Ratio is made had been the applicable rate for the entire period (taking into account any hedging obligations applicable to such Indebtedness); provided that, in the case of repayment of any Indebtedness, to the extent actual interest related thereto was included during all or any portion of the applicable Test Period, the actual interest may be used for the applicable portion of such Test Period and to give pro forma effect to such repayment. Interest on a Finance Lease shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest in such Finance Lease in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a London interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Company may designate.

(d)    When used in reference to the calculation of the Total Net Leverage Ratio, the Rent-Adjusted Total Net Leverage Ratio and the Interest Coverage Ratio for purposes of determining actual compliance with Section 8.12 (and not Pro Forma Compliance or compliance on a Pro Forma Basis), references to the date of determination shall mean the last day of the relevant Fiscal Quarter then being tested. When used in reference to the calculation Total Net Leverage Ratio, the Rent-Adjusted Total Net Leverage Ratio and the Interest Coverage Ratio for purposes of determining Pro Forma Compliance or compliance on a Pro Forma Basis (other than for purposes of actual compliance with Section 8.12), references to the date of determination shall mean the calculation of Total Net Leverage Ratio, the Rent-Adjusted Total Net Leverage Ratio and the Interest Coverage Ratio (as applicable) as of the last day of the most recent Test Period on a Pro Forma Basis.

1.12    Timing of Conditions Related to Limited Condition Transactions. Notwithstanding anything in this Agreement or any Loan Document to the contrary, when determining compliance with any applicable conditions to the consummation of any Limited Condition Transaction (including, without limitation, any Default or Event of Default condition), the date of determination of such applicable conditions shall, at the option of the Company (the Company’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (the “LCT Test Date”). If on a Pro Forma Basis after giving effect to such Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) such applicable conditions are calculated as if such Limited Condition Transaction and other related transactions had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date for which financial statements have been delivered to the Administrative Agent in accordance with Section 7.01(a) or Section 7.01(b), the applicable Borrower or Restricted Subsidiary could have taken such action on the relevant LCT Test Date in compliance with the applicable conditions thereto, such applicable conditions shall be deemed to have been complied with, unless an Event of Default pursuant to Section 9.01(a) or 9.01(i) shall be continuing on the date such Limited Condition Transaction is actually consummated. For the avoidance of doubt, if an LCT Election is made, the applicable conditions thereto shall not be tested at the time of consummation of such Limited Condition Transaction. If the Company has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with respect to any other Specified Transaction on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated both (x) on a Pro Forma Basis assuming such Limited Condition Transaction and other related transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated and (y) on a Pro Forma Basis assuming such Limited Condition Transaction and other related transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have not been consummated, and the applicable action shall only be permitted if there is sufficient availability under the applicable ratio or basket under both of the calculations pursuant to clause (x) and (y).

1.13    Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurodollar Rate” or with respect to any comparable or successor rate thereto.

ARTICLE II

COMMITMENTS AND CREDIT EXTENSIONS

2.01    The Loans.

(a)    The Revolving Borrowings. Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrowers from time to time in Dollars, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided that after giving effect to any Revolving Borrowing, (i) the Total Revolving Outstandings shall not exceed the Revolving Facility, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Revolving Lender’s Applicable Revolving Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Revolving Lender’s Revolving Commitment. Within the limits of each Revolving Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(a), prepay under Section 2.04, and reborrow under this Section 2.01(a). Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(b)    Subject to Section 3.06, each Lender may, at its option, make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect in any manner the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

2.02    Borrowings, Conversions and Continuations of Loans.

(a)    Each Revolving Borrowing, each conversion of Revolving Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the applicable Borrowers’ irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 10:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, or (ii) on the requested date of any Borrowing of Base Rate Loans; provided that, if the Borrowers wish to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months or one week in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 10:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them, and not later than 10:00 a.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrowers (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all Appropriate Lenders. Each telephonic notice by the Borrowers pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, signed by a Responsible Officer. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Section 2.03(c)(ii), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrowers are requesting a Revolving Borrowing, a conversion of Revolving Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Revolving Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrowers fail to specify a Type of Loan in a Committed Loan Notice or if the Borrowers fail to give a timely notice requesting a conversion or continuation, then the applicable Revolving Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrowers request a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fail to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)    Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the applicable Facility of the applicable Revolving Loans, and if no timely notice of a conversion or continuation is provided by the Borrowers, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). Each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 11:00 a.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrowers in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrowers, as specified in such Committed Loan Notice, on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by such Borrower; provided, that if, on the date a Committed Loan Notice with respect to a Revolving Borrowing is given by the Borrowers, there are L/C Borrowings outstanding, then the proceeds of such Revolving Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrowers as provided above.

(c)    Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. Upon the occurrence and during the continuation of an Event of Default, the Required Lenders may require by notice to the Borrowers that no Loans may be converted to or continued as Eurodollar Rate Loans.

(d)    The Administrative Agent shall promptly notify the Borrowers and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrowers and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)    After giving effect to all Revolving Borrowings, all conversions of Revolving Loans from one Type to the other, and all continuations of Revolving Loans as the same Type, there shall not be more than 10 Interest Periods in effect in respect of the Revolving Facility. The maximum number of Interest Periods in respect of any Incremental Term Facility, Other Revolving Facility or Extended Revolving Facility shall be set forth in the relevant Refinancing Amendment, Incremental Joinder Agreement or Extension Amendment, as applicable.

2.03    Letters of Credit.

(a)    The Letter of Credit Commitment.

(i)    Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of the Company or any of its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit issued by it; and (B) the Revolving Lenders severally agree to participate in Letters of Credit issued under this Agreement and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Outstandings shall not exceed the Revolving Facility, (y) the aggregate Outstanding Amount of the Revolving Loans of any Revolving Lender, plus such Lender’s Applicable Revolving Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Revolving Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrowers for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by each Borrower that the L/C

Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii)    No L/C Issuer shall issue any Letter of Credit if:

(A)    subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving Lenders have approved such expiry date; or

(B)    the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless (x) all the Revolving Lenders and the L/C Issuer have approved such expiry date or (y) such Letter of Credit is Cash Collateralized on terms and pursuant to arrangements satisfactory to the applicable L/C Issuer; provided that, in the case of any such Letter of Credit that is so Cash Collateralized, the obligations of the Revolving Lenders to participate in such Letter of Credit pursuant to Section 2.03(c) shall terminate upon the Letter of Credit Expiration Date.

(iii)    No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B)    the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(C)    except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial Letter of Credit, or $250,000, in the case of a standby Letter of Credit;

(D)    except as otherwise agreed by the Administrative Agent and the relevant L/C Issuer, the Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;

(E)    the L/C Issuer does not as of the issuance date of the requested Letter of Credit issue Letters of Credit in the requested currency;

(F)    such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(G)    a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless such L/C Issuer has entered into satisfactory arrangements, including the delivery of Cash Collateral in an amount equal to 103% of L/C Obligations with respect to any such Letter of Credit or otherwise in an amount and/or in a manner reasonably acceptable to such L/C Issuer, with the Borrowers or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.18(a)(iii)) with respect to such Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its reasonable discretion.

(iv)    No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v)    No L/C Issuer shall have any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi)    Each L/C Issuer shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such L/C Issuer.

(b)    Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)    Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrowers delivered to an L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, signed by a Responsible Officer. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the applicable L/C Issuer, by personal delivery or by any other means acceptable to such L/C Issuer. Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 1:00 p.m. at least three Business Days (or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their reasonable discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to such L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as such L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to such L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as such L/C Issuer may reasonably require. Additionally, each Borrower shall furnish to such L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Administrative Agent may reasonably require.

(ii)    Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrowers and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless such L/C Issuer has received written notice from any Revolving Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower (or the applicable Subsidiary), as specified in such Letter of Credit Application, or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Lender’s Applicable Revolving Percentage times the amount of such Letter of Credit.

(iii)    If the Borrowers so request in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by such L/C Issuer, the Borrowers shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) such L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date (unless (x) all the Revolving Lenders and the L/C Issuer have approved such expiry date or (y) such Letter of Credit is Cash Collateralized on terms and pursuant to arrangements satisfactory to the applicable L/C Issuer); provided that such L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected to not permit such extension or (2) from the Administrative Agent, any Revolving Lender or the Borrowers that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension.

(iv)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to each Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)    Drawings and Reimbursements; Funding of Participations.

(i)    Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrowers and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the Borrowers shall reimburse the applicable L/C Issuer through the Administrative Agent in such Alternative Currency, unless (A) such L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrowers shall have notified such L/C Issuer promptly following receipt of the notice of drawing that the Borrowers will reimburse such L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the applicable L/C Issuer shall notify the Borrowers of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 11:00 a.m. on the date of any payment by such L/C Issuer under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by such L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the Borrowers shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency. In the event that (I) a drawing denominated in an Alternative Currency is to be reimbursed in Dollars pursuant to the second sentence in this Section 2.03(c)(i) and (II) the Dollar amount paid by the Borrowers, whether on or after the Honor Date, shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in the Alternative Currency equal to the drawing, the Borrowers agree, as a separate and independent obligation, to indemnify the applicable L/C Issuer for the loss resulting from its inability on that date to purchase the Alternative Currency in the full amount of the drawing. If the Borrowers fail to so reimburse such L/C Issuer by such time, the applicable L/C Issuer shall promptly notify the Administrative Agent who shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Revolving Lender’s Applicable Revolving Percentage thereof. In such event, the Borrowers shall be deemed to have requested a Revolving Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by such L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)    Each Revolving Lender (including each Revolving Lender that is an L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral for this purpose) for the account of the applicable L/C Issuer at the Administrative Agent’s Office in Dollars in an amount equal to its Applicable Revolving Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer.

(iii)    With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrowers shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Lender’s payment to the Administrative Agent for the account of such L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)    Until each Revolving Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Revolving Percentage of such amount shall be solely for the account of such L/C Issuer.

(v)    Each Revolving Lender’s obligation to make Revolving Loans or L/C Advances to reimburse each L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, a Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrowers of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse such L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)    If any Revolving Lender fails to make available to the Administrative Agent for the account of any L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of such L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d)    Repayment of Participations.

(i)    At any time after any L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from any Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Revolving Percentage thereof in the same funds as those received by the Administrative Agent.

(ii)    If any payment received by the Administrative Agent for the account of any L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Applicable Revolving Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the satisfaction of the Termination Conditions and the termination of this Agreement.

(e)    Obligations Absolute. The obligation of the Borrowers to reimburse each L/C Issuer for each drawing under each Letter of Credit issued by such L/C Issuer and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)    any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)    the existence of any claim, counterclaim, setoff, defense or other right that any Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)    waiver by such L/C Issuer of any requirement that exists for such L/C Issuer’s protection and not the protection of any Borrower or any waiver by such L/C Issuer which does not in fact materially prejudice the Borrowers;

(v)    honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi)    any payment made by such L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(vii)    any payment by such L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(viii)    any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrowers or any Subsidiary or in the relevant currency markets generally; or

(ix)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or any of its Subsidiaries.

Each Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with such Borrower’s instructions or other irregularity, the Borrowers will immediately notify the applicable L/C Issuer. Each Borrower shall be conclusively deemed to have waived any such claim against such L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)    Role of L/C Issuer. Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of such L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of such L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude any Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of such L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of such L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (ix) of Section 2.03(e); provided that anything in such clauses to the contrary notwithstanding, any Borrower may have a claim against such L/C Issuer, and such L/C Issuer may be liable to such Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower which such Borrower proves (as determined by a final non-appealable judgment of a court of competent jurisdiction) were caused by such L/C Issuer’s willful misconduct, gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificates strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, such L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. Each L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g)    Cash Collateral. Upon the request of the Administrative Agent, (i) if any L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrowers shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations in an amount equal to 103% of such L/C Obligations or otherwise in an amount and/or in a manner reasonably acceptable to the applicable L/C Issuer. Sections 2.04 and 9.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. Derivatives of such term have corresponding meanings. Each Borrower hereby grants to the Administrative Agent, for the benefit of such L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent and Liens arising by operation of Law that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrowers will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse such L/C Issuer.

(h)    Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrowers when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP at the time of issuance shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, no L/C Issuer shall be responsible to the Borrowers for, and no L/C Issuer’s rights and remedies against the Company shall be impaired by, any action or inaction of any L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where any L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(i)    Letter of Credit Fees. The Borrowers shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Applicable Revolving Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate for Eurodollar Rate Loans with respect to the Revolving Facility times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.

Letter of Credit Fees shall be (A) due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (B) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each standby Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j)    Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrowers shall pay directly to each L/C Issuer for its own account a fronting fee (i) with respect to each commercial Letter of Credit, at the rate per annum specified in the applicable fee letter between the Company and such L/C Issuer, computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the Borrowers and such L/C Issuer, computed on the Dollar Equivalent of the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, at the rate per annum specified in the applicable fee letter between the Company and such L/C Issuer, computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the last Business Day of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrowers shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k)    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l)    Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrowers shall be obligated to reimburse each L/C Issuer hereunder for any and all drawings under such Letter of Credit. Each Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of such Borrower, and that such Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(m)    Additional L/C Issuers. From time to time, the Borrowers may by notice to the Administrative Agent, with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) and the applicable Revolving Lender, designate such Revolving Lender (in addition to Bank of America) to act as an L/C Issuer hereunder. In the event that there shall be more than one L/C Issuer hereunder, each reference to “the L/C Issuer” hereunder with respect to any L/C Issuer shall refer to the person that issued such Letter of Credit and each such additional L/C Issuer shall be entitled to the benefits of this Agreement as an L/C Issuer to the same extent as if it had been originally named as the L/C Issuer hereunder. Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit (including any Existing Letter of Credit) to an advising bank with respect thereto or to the beneficiary thereof, each L/C Issuer (other than Bank of America) will also deliver to the Administrative Agent a true and complete copy of such Letter of Credit or amendment. On the last Business Day of each March, June, September and December (and on such other dates as the Administrative Agent may request), each L/C Issuer shall provide the Administrative Agent a list of all Letters of Credit (including any Existing Letter of Credit) issued by it that are outstanding at such time together with such other information as the Administrative Agent may reasonably request.

2.04    Prepayments and Termination.

(a)    Optional. Subject to the last sentence of this Section 2.04(a), any Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 9:00 a.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Types of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Periods of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility). If such notice is given by any Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Notwithstanding the foregoing, if such notice of prepayment indicates that such prepayment is to be funded with the proceeds of a new financing that would result in the repayment of all Obligations in connection therewith, the termination of the Loans and Commitments under this Agreement and the release or termination of all Liens securing the Obligations hereunder (a “New Financing”), such notice of prepayment may be revoked if such New Financing is not consummated.

(b)    Mandatory.

(i)    If for any reason the Total Revolving Outstandings at any time exceed the Revolving Facility at such time, the Borrowers shall immediately prepay Revolving Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than the L/C Borrowings) in an aggregate amount equal to 103% of such excess or otherwise in an amount and/or in a manner reasonably acceptable to the applicable L/C Issuer.

(ii)    Prepayments of the Revolving Facility made pursuant to this Section 2.04(b), first, shall be applied ratably to the L/C Borrowings, second, shall be applied ratably to the outstanding Revolving Loans, and, third, shall be used to Cash Collateralize the remaining L/C Obligations. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from any Borrower or any other Loan Party) to reimburse the applicable L/C Issuer or the Revolving Lenders, as applicable.

(iii)    If as a result of any conveyance, sale, lease, transfer or other disposition by the Company and its Subsidiaries (other than MGP or its Subsidiaries) after the Closing Date, (1) the Company’s indirect beneficial ownership of the outstanding MGM China Shares falls below 30%

of the aggregate amount of all issued and outstanding MGM China Shares at the time of such conveyance, sale, lease, transfer or other disposition (on a fully diluted basis but without giving effect to any additional equity issuances by MGM China after the Closing Date), (2) .the Company (excluding for this purpose, MGP and its Subsidiaries) shall cease to directly or indirectly beneficially own, in the aggregate, the MGP Class A Shares and OP Units representing at least 30% of the sum of (A) the outstanding MGP Class A Shares and (B) the OP Units outstanding (other than OP Units owned by MGP or its Subsidiaries), in each case at the time of such conveyance, sale, lease, transfer or other disposition (on a fully diluted basis but without giving effect to any additional equity issuances by MGM Growth Properties Operating Partnership after the Closing Date) , (3) the Borrower Group disposes of or transfers the MGP Class B Share in a transaction (other than an equity issuance by MGM Growth Properties Operating Partnership of OP Units after the Closing Date) in which the Borrower Group receives Net Available Proceeds that relate solely to the disposition or transfer of the MGP Class B Share or (4) in connection with any additional equity issuance by MGM Growth Properties Operating Partnership of OP Units after the Closing Date, the Borrower Group disposes of or transfers the MGP Class B Share in a transaction in which the Borrower Group receives Net Available Proceeds that relate solely to the disposition or transfer of the MGP Class B Share (any such disposition or other transfer described in clause (1), (2), (3) or (4), a “Specified Disposition”), then within ten (10) Business Days (subject to extension as needed to obtain any required Gaming Approvals or to comply with any applicable Gaming Laws) after the date of receipt of the Net Available Proceeds by the Borrower Group from such Specified Disposition, the Revolving Commitments shall be permanently reduced in an amount (and, solely to the extent then outstanding, the Revolving Loans shall be repaid in a corresponding amount) equal to (A) 50% of the Net Available Proceeds of any such Specified Disposition received by the Borrower Group that represent (B) (x) the portion of such Net Available Proceeds attributable to the Equity Interests below the 30% thresholds described in clauses (1) and (2) above and (y) in the case of clauses (3) and (4) above, such Net Available Proceeds that relate solely to the disposition or transfer of the MGP Class B Share (such prepayment or reduction, a “Specified Disposition Prepayment/Reduction”; and the amount required to be prepaid/reduced by the Company, the “Required Specified Disposition Prepayment/Reduction Amount”); provided that:

(I)    for the avoidance of doubt, if any Net Available Proceeds are received by an Unrestricted Subsidiary (other than MGP and its Subsidiaries) or Designated Restricted Entity from a Specified Disposition, then no such Specified Disposition Prepayment/Reduction shall be required unless such Net Available Proceeds have been distributed to, or otherwise received by, the Borrower Group; and

(II)    the Company shall use commercially reasonable efforts (as determined by the Company in its sole discretion) to (x) cause the Required Specified Disposition Prepayment/Reduction Amount of any such Net Available Proceeds received by an Unrestricted Subsidiary (other than MGP and its Subsidiaries) or Designated Restricted Entity to be distributed or otherwise transferred to the Company or a Restricted Subsidiary for application to the Specified Disposition Prepayment/Reduction and (y) until such distribution or transfer occurs, cause such Unrestricted Subsidiary or Designated Restricted Entity to deposit and retain the Required Specified Disposition Prepayment/Reduction Amount of such Net Available Proceeds (the “Retained Proceeds”) in a segregated account (or make other arrangements reasonably acceptable to the Company and the Administrative Agent).

Following the occurrence of a Collateral Trigger Event, all cash or Cash Equivalents received by the Company and its Restricted Subsidiaries from dividends or other distributions from an Unrestricted Subsidiary (other than MGP and its Subsidiaries) or Designated Restricted Entity that holds, directly or indirectly, Retained Proceeds (regardless of the source of such cash or Cash Equivalents, including from recurring or special dividends from MGM China) shall (x) be deemed to be a distribution of such Retained Proceeds, (y) be subject to the Specified Disposition Prepayment/Reduction requirements set forth in subclause ((II) above until all such Retained Proceeds have been (or have been deemed to have been) distributed to the Company and its Restricted Subsidiaries and (z) for the avoidance of doubt, reduce the Required Specified Disposition Prepayment/Reduction Amount and the amount of Retained Proceeds required to be held in a segregated account.

Each such Lender may reject all or a portion of its pro rata share of any Specified Disposition Prepayment/Reduction required to be made pursuant to this Section 2.04(b)(iii) (such declined amounts, the “Declined Proceeds”) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Company no later than 5:00 p.m. (New York City time) on the Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such Specified Disposition Prepayment/Reduction. If a Lender fails to deliver such Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the amount to be rejected, any such failure will be deemed an acceptance of the total amount of such Specified Disposition Prepayment/Reduction to which such Lender is otherwise entitled. Any Declined Proceeds remaining thereafter shall be retained by the Company.

2.05    Termination or Reduction of Commitments.

(a)    Optional. The Company may, upon notice to the Administrative Agent, terminate the Revolving Facility or the Letter of Credit Sublimit, or from time to time permanently reduce the Revolving Facility or the Letter of Credit Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 9:00 a.m. 3 Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Company shall not terminate or reduce (A) the Revolving Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Revolving Facility, or (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized (in an amount equal to 103% of such Outstanding Amount or otherwise in an amount and/or in a manner reasonably acceptable to the applicable L/C Issuer) thereunder would exceed the Letter of Credit Sublimit. Notwithstanding the foregoing, if such notice of reduction indicates that such reduction is to be funded with the proceeds of a New Financing, such notice of reduction may be revoked if such New Financing is not consummated.

(b)    Mandatory.

(i)    If after giving effect to any reduction or termination of Revolving Commitments under this Section 2.05, the Letter of Credit Sublimit exceeds the Revolving Facility at such time, the Letter of Credit Sublimit shall be automatically reduced by the amount of such excess.

(ii)    With respect to any Other Revolving Facility or Extended Revolving Facility, required prepayments shall be as provided in the applicable Refinancing Amendment, Incremental Joinder Agreement or Extension Amendment.

(iii)    After any Incremental Term Loans are made, the relevant portion of any Incremental Term Commitments shall be automatically and permanently reduced to zero.

(c)    Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit or the Revolving Commitment under this Section 2.05. Upon any reduction of the Revolving Commitments, the Revolving Commitment of each Revolving Lender shall be reduced by such Lender’s Applicable Revolving Percentage of the amount of such reduction. All fees in respect of the Revolving Facility accrued until the effective date of any termination of the Revolving Facility shall be paid on the effective date of such termination.

2.06    Repayment of Loans.

(a)    Revolving Loans. The Borrowers shall repay to the Revolving Lenders on the Maturity Date for the Revolving Facility the aggregate principal amount of all Revolving Loans outstanding on such date.

(b)    Extended Revolving Loans; Other Revolving Loans. The Borrowers shall repay to the Extending Lenders and the Other Revolving Lenders, as applicable, the aggregate principal amount of all Extended Revolving Loans and Other Revolving Loans, respectively, outstanding on the Maturity Date for such Extended Revolving Facility and such Other Revolving Facility, as specified in the applicable Extension Amendment or Refinancing Amendment.

(c)    Incremental Term Loans. Incremental Term Loans shall mature in installments as specified in the related Incremental Joinder Agreement pursuant to which such Incremental Term Loans were made, subject, however, to Section 2.13(b); provided that each of the parties hereto hereby agrees that upon the implementation of any Incremental Term Loan Increase, the Administrative Agent may, in consultation with the Borrowers, adjust the amortization applicable to then outstanding term loans in order to achieve fungibility between the then outstanding term loans and the Incremental Term Loan Increase.

2.07    Interest.

(a)    Subject to the provisions of Section 2.07(b), (i) each Eurodollar Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate for such Facility; and (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Facility.

(b)    (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)    If any amount (other than principal of any Loan) payable by any Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)    Upon the request of the Required Lenders, while any Event of Default (other than as set forth in clauses (b)(i) and (b)(ii) above) exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws; provided that no amount shall accrue or be payable pursuant to this Section 2.07(b)(iii) to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(iv)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.08    Fees. In addition to certain fees described in Sections 2.03(i) and (j):

(a)    Commitment Fee. The Borrowers shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Applicable Revolving Percentage, a commitment fee equal to the Applicable Fee Rate times the actual daily amount by which the Revolving Facility exceeds the sum of (i) the Outstanding Amount of Revolving Loans and (ii) the Outstanding Amount of L/C Obligations. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period for the Revolving Facility. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Fee Rate separately for each period during such quarter that such Applicable Fee Rate was in effect.

(b)    Other Fee. The Company shall pay to the Administrative Agent for its own account fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.09    Computation of Interest and Fees.

(a)    All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)    In the event that the Company or the Lenders determine that (i) the Total Net Leverage Ratio as calculated by the Company as of any applicable date was inaccurate and (ii) a proper calculation of the Total Net Leverage Ratio would have resulted in higher pricing for such period, the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the applicable L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or any L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This clause (b) shall not limit the rights of the Administrative Agent, any Lender or any L/C Issuer, as the case may be, under Section 2.03(c)(iv), 2.03(j) or 2.07(b) or under Article IX.

2.10    Evidence of Debt.

(a)    The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of any Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)    In addition to the accounts and records referred to in Section 2.10(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. In the event of any conflict between the accounts and records maintained pursuant to this Section 2.10 and the records maintained in the Register, the records maintained in the Register shall control in the absence of manifest error.

2.11    Payments Generally; Administrative Agent’s Clawback.

(a)    General. All payments to be made by each Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by each Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 12:00 p.m. (noon) on the date specified herein. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received (i) by the Administrative Agent after 12:00 p.m. (noon), in the case of payments in Dollars, or (ii) by the Administrative Agent or the applicable L/C Issuer after the Applicable Time in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business

Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b)    (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 10:00 a.m. on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender (severally) and each Borrower (jointly and severally with any other Borrower but severally and not jointly with the applicable Lender) agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by such Borrower, the interest rate applicable to Base Rate Loans. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by any Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)    Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from any Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or any L/C Issuer hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or such L/C Issuer, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Appropriate Lenders or such L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or any Borrower with respect to any amount owing under this clause (b) shall be conclusive, absent manifest error.

(c)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to any Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Revolving Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)    Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

2.12    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any of the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i)    if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)     the provisions of this Section 2.12 shall not be construed to apply to (A) any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than to any Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.12 shall apply).

Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

2.13    Incremental Facilities.

(a)    Borrower Request. The Borrowers may, at any time or from time to time on one or more occasions, by written notice to the Administrative Agent, request:

(i)    the establishment of (a) one or more term loan facilities (each, an “Incremental Term Facility,” any term loans made thereunder, “Incremental Term Loans” and the related commitments for such Incremental Term Loans, “Incremental Term Commitments”) or (b) increases to the aggregate principal amount of any then existing Incremental Term Facility (an “Incremental Term Loan Increase”); and/or

(i)    one or more increases in the amount of the Revolving Commitments of any Class (each such increase, an “Incremental Revolving Increase” and, together with any Incremental Term Facility, the “Incremental Facilities,” and any Loans thereunder, the “Incremental Loans”);

provided that the aggregate principal amount of the Incremental Facilities that can be incurred at any time shall not exceed the Incremental Amount at such time. Each such notice shall specify the identity of each Eligible Assignee (and any existing Lender) to whom the Borrowers propose any portion of such Incremental Facilities be allocated and the amounts of such allocations; provided, that (A) any existing Lender approached to provide all or a portion of the Incremental Facilities may elect or decline, in its sole discretion, to provide all or any portion of such Incremental Facilities offered to it and (B) any Eligible Assignee that is not an existing Lender which agrees to make available an Incremental Facility shall be approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) (each Incremental Lender or existing Lender which agrees to make available an Incremental Facility shall be referred to as an “Incremental Lender”).

(b)    Incremental Effective Date. Commitments in respect of any Incremental Facility shall become Commitments (or in the case of an Incremental Revolving Increase to be provided by an existing Lender with a Revolving Commitment, an increase in such Lender’s applicable Revolving Commitment) under this Agreement pursuant to a joinder agreement to this Agreement (the “Incremental Joinder Agreement”) and, as appropriate, the other Loan Documents, executed by the Borrowers, the Administrative Agent and each Incremental Lender making or providing such Commitment, reasonably satisfactory to each of them (including, without limitation, such technical amendments as may be necessary or advisable, in the reasonable opinion of the Administrative Agent and the Borrowers, to give effect to the terms and provisions of any Incremental Facilities (and any Loans made in respect thereof)), subject, however, to the satisfaction of the conditions precedent set forth in this Section 2.13. The Incremental Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the provisions of this Section 2.13 (including in connection with an Incremental Revolving Increase, to reallocate the Outstanding Amount of Revolving Loans and L/C Obligations on a pro rata basis among the relevant Revolving Lenders). If the Incremental Facilities are provided in accordance with this Section 2.13, the Borrowers shall determine the effective date and the final allocation of such Incremental Facilities. The effectiveness of any Incremental Joinder Agreement and the occurrence of any credit event pursuant to such Incremental Joinder Agreement shall be subject to the satisfaction of the following conditions precedent:

(i)    the conditions set forth in Section 4.02(b) shall be satisfied with respect to the effectiveness of the applicable Incremental Facility;

(ii)    all fees required to be paid in connection therewith at the time of such effectiveness shall have been paid;

(iii)    the Borrowers shall deliver or cause to be delivered any legal opinions reasonably requested by the Administrative Agent relating to the matters described above covering matters similar to those covered in the opinions delivered on the Closing Date (and, if such Incremental Facility is incurred on or following a Collateral Trigger Event, those covered in the collateral-related opinions delivered pursuant to Section 6.09) with respect to such Guarantor in connection with any such Incremental Facility; and

(iv)    an Incremental Joinder Agreement shall have been duly executed and delivered by the Borrowers, the Administrative Agent and each applicable Incremental Lender making or providing such Incremental Facility.

Notwithstanding the foregoing, no Incremental Facility shall become effective under this Section 2.13 unless on the date of such effectiveness (i) no Event of Default has occurred and is continuing or would result therefrom and (ii) if such date of effectiveness is on or after the date of occurrence of a Collateral Trigger Event, (x) the Incremental Facilities and the Loans thereunder are secured by the Collateral, and (y) the incurrence of such Loans will not require the granting of Liens on the Collateral or any other material property of the Loan Parties to the holder of any Material Indebtedness (including pursuant to the equal and ratable lien requirements in certain of the Company’s existing senior unsecured notes).

Notwithstanding anything to the contrary in this Section 2.13 or in any other provisions of any Loan Document, if the proceeds of any Incremental Term Loans are intended to be applied to finance an acquisition and the Lenders or additional Lender providing such Incremental Term Loans so agree, the availability thereof may be subject to customary “SunGard” or “certain funds” conditionality; provided that in any event such Incremental Term Facility shall be subject to no Default or Event of Default under Sections 9.01(a) or (i).

Upon the effectiveness of any Incremental Facility pursuant to this Section 2.13, any Incremental Lender that was not a Lender hereunder at such time shall become a Lender hereunder. The Administrative Agent shall promptly notify each Lender as to the effectiveness of any Incremental Facility, and (i) any Incremental Loans (to the extent funded) shall be deemed to be Loans hereunder and (ii) any Incremental Revolving Increase shall be deemed to be Revolving Commitments hereunder. Notwithstanding anything to the contrary contained herein, the Borrowers and the Administrative Agent may (and the Administrative Agent is authorized by each Lender to) execute such amendments and/or amendments and restatements of any Loan Documents as may be necessary or advisable to effectuate the provisions of this Section 2.13.

(c)    Terms of Incremental Facilities. The terms and provisions of the Incremental Facilities and the Loans made pursuant thereto shall be as follows:

(i)    the terms and provisions of Incremental Term Loans, including interest rates and amortization, shall be determined by the Borrowers and Lenders under such Tranche of Incremental Term Loans and set forth in the related Incremental Joinder Agreement and reasonably satisfactory to the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed);

(ii)    the maturity date of any Incremental Facility shall not be earlier than the Final Maturity Date of any then existing Incremental Term Facility or the Revolving Facility, as applicable; and

(iii)    the yield applicable to the Incremental Term Loans shall be determined by the Borrowers and the applicable Lenders and shall be set forth in each applicable Incremental Joinder Agreement;

(iv)    the proceeds of a Specified Disposition Prepayment Reduction may be applied to an Incremental Term Facility prior to any such proceeds being applied to the Revolving Facility and any Incremental Term Loans may participate on a greater than pro rata basis than Revolving Loans in any Required Specified Disposition Prepayment/Reduction Amount;

(v)    any Incremental Term Facility may have the benefit of other customary (as reasonably determined by the Borrower in consultation with the Administrative Agent) prepayment provisions;

(vi)    any Incremental Term Loans shall be on terms and pursuant to documentation as determined by the Borrower and the applicable Lenders and reasonably satisfactory to the Administrative Agent; and

(vii)    the terms and provisions of any Incremental Revolver Increase shall be as those set forth in this Agreement for the then-existing Revolving Commitments and Revolving Loans (it being understood that the pricing with respect to the then-existing Revolving Commitments and Revolving Loans may be increased in order to satisfy this clause (vii)).

(d)    Equal and Ratable Benefit. The Loans and Commitments established pursuant to this Section 2.13 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guaranties and in any granting of Collateral following the occurrence of a Collateral Trigger Event. Following the Collateral Event Trigger Date, subject to Section 6.09, the Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Pledge Agreement continue to secure all Obligations and continue to be perfected under the UCC or otherwise after giving effect to the establishment of any Incremental Facility or the funding of Loans thereunder.

(e)    Fixed Incremental Amount and Ratio-Based Incremental Amount. Incremental Facilities may be incurred under the Fixed Incremental Amount and/or the Ratio-Based Incremental Amount, and proceeds of any such Incremental Facility may be utilized in a single transaction by first calculating the incurrence under the Ratio-Based Incremental Amount (without inclusion of any amounts utilized pursuant to the Fixed Incremental Amount) and then calculating the incurrence under the Fixed Incremental Amount. The Company may redesignate all or any portion of any Incremental Facility originally designated as incurred under the Fixed Incremental Amount as having been incurred under the Ratio-Based Incremental Amount so long as, at the time of such redesignation, the Borrowers would be permitted to incur the aggregate principal amount of Indebtedness being so redesignated under the Ratio-Based Incremental Amount (which, for the avoidance of doubt, shall have the effect of increasing the Fixed Incremental Amount by the amount of such redesignated Incremental Facility).

(f)    Conflicting Provisions. This Section shall supersede any provisions in Section 2.12 or Section 11.01 to the contrary.

2.14    Refinancing Amendments.

(a)    At any time after the Closing Date, the Borrowers may obtain Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Revolving Loans (or unused Revolving Commitments) then outstanding under this Agreement (which for purposes of this clause (a) will be deemed to include any then outstanding Other Revolving Loans and Extended Revolving Loans), in the form of Other Revolving Loans or Other Revolving Commitments pursuant to a Refinancing Amendment; provided that, notwithstanding anything to the contrary in this Section 2.14 or otherwise, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Other Revolving Commitments (and related outstandings), (B) repayments required upon the maturity date of the Other Revolving Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (3) below)) of Loans with respect to Other Revolving Commitments after the date of obtaining any Other Revolving Commitments shall be made on a pro rata basis with all other Revolving Commitments, (2) the permanent repayment of Revolving Loans with respect to, and termination of, Other Revolving Commitments after the date of obtaining any Other Revolving Commitments shall be made on a pro rata basis with all other Revolving Commitments, except that the Borrowers shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class and (3) assignments and participations of Other Revolving Commitments and Other Revolving Loans shall be governed by the same assignment and participation provisions applicable to Revolving Commitments and Revolving Loans. The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02, and to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions reasonably requested by the Administrative Agent relating to the matters described above covering matters similar to those covered in the opinions delivered on the Closing Date (and, if such Refinancing Amendment is entered into on or after the date of occurrence of a Collateral Trigger Event, those covered in the collateral-related opinions delivered pursuant to Section 6.09). No Lender shall have any obligation to participate in any Refinancing Amendment. Each issuance of Credit Agreement Refinancing Indebtedness under this Section 2.14(a) shall be in an aggregate principal amount that is (x) not less than $5,000,000 and (y) an integral multiple of $1,000,000 in excess thereof.

(b)    The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Revolving Loans and Other Revolving Commitments, as applicable). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the provisions of this Section 2.14.

(c)    The Loans and Commitments established pursuant to this Section 2.14 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guaranties. Following the Collateral Event Trigger Date, subject to Section 6.09, the Loan Parties shall take any actions reasonably requested by the Administrative Agent to ensure and/or demonstrate that the Liens granted by the Pledge Agreement continue to secure all Obligations and continue to be perfected under the UCC or otherwise after giving effect to the applicable Refinancing Amendment.

(d)    To the extent the Revolving Commitments are being refinanced on the effective date of any Refinancing Amendment, then each of the Revolving Lenders having a Revolving Commitment prior to the effective date of such Refinancing Amendment (such Revolving Lenders, the “Pre-Refinancing Revolving Lenders”) shall assign or transfer to any Revolving Lender which is acquiring an Other Revolving Commitment on the effective date of such amendment (the “Post-Refinancing Revolving Lenders”), and such Post-Refinancing Revolving Lenders shall purchase from each such Pre-Refinancing Revolving Lender, at the principal amount thereof, such interests in Revolving Loans and participation interests in Letters of Credit (but not, for the avoidance of doubt, the related Revolving Commitments) outstanding on the effective date of such Refinancing Amendment as shall be necessary in order that, after giving effect to all such assignments or transfers and purchases, such Revolving Loans and participation interests in Letters of Credit will be held by Pre-Refinancing Revolving Lenders and Post-Refinancing Revolving Lenders ratably in accordance with their Revolving Commitments and Other Revolving Commitments, as applicable, after giving effect to such Refinancing Amendment (and after giving effect to any Revolving Loans made on the effective date of such Refinancing Amendment). Such assignments or transfers and purchases shall be made pursuant to such procedures as may be designated by the Administrative Agent and shall not be required to be effectuated in accordance with Section 11.06. For the avoidance of doubt, Revolving Loans and participation interests in Letters of Credit assigned or transferred and purchased pursuant to this Section 2.14(d) shall, upon receipt thereof by the relevant Post-Refinancing Revolving Lenders, be deemed to be Other Revolving Loans and participation interests in Letters of Credit in respect of the relevant Class of Other Revolving Commitments acquired by such Post-Refinancing Revolving Lenders on the relevant amendment effective date and the terms of such Revolving Loans and participation interests (including, without limitation, the interest rate and maturity applicable thereto) shall be adjusted accordingly.

(e)    This Section shall supersede any provisions in Section 2.12, Section 11.01 or Section 11.08 to the contrary.

2.15    Extensions of Loans and Commitments.

(a)    [Reserved].

(b)    The Borrowers may, at any time request that all or a portion of the Revolving Commitments of any Tranche (an “Existing Revolving Tranche” and any related Revolving Loans thereunder, “Existing Revolving Loans”) be modified to constitute another Tranche of Revolving Commitments in order to extend the termination date thereof (any such Revolving Commitments which have been so modified, “Extended

Revolving Commitments” and any related Revolving Loans, “Extended Revolving Loans”) and to provide for other terms consistent with this Section 2.15. In order to establish any Extended Revolving Commitments, the Borrowers shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Revolving Tranche) (a “Revolving Extension Request”) setting forth the proposed terms of the Extended Revolving Commitments to be established, which terms shall be identical to those applicable to the Revolving Commitments of the Existing Revolving Tranche from which they are to be modified except (i) the scheduled termination date of the Extended Revolving Commitments and the related scheduled maturity date of the related Extended Revolving Loans shall be extended to the date set forth in the applicable Extension Amendment, (ii) (A) the yield with respect to the Extended Revolving Loans may be higher or lower than the yield for the Revolving Loans of such Existing Revolving Tranche and/or (B) additional fees may be payable to the Lenders providing such Extended Revolving Commitments in addition to or in lieu of any increased yield contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment, (iii) the Applicable Fee Rate with respect to the Extended Revolving Commitments may be higher or lower than the Applicable Fee Rate for the Revolving Commitments of such Existing Revolving Tranche and (iv) the financial covenants set forth in Section 8.12 may be modified in a manner acceptable to the Borrowers, the Administrative Agent and the Lenders party to the applicable Extension Amendment, such modifications to become effective only after the Final Maturity Date of the applicable Existing Revolving Tranche in effect immediately prior to giving effect to such Extension Amendment (it being understood that each Lender providing Extended Revolving Commitments, by executing an Extension Amendment, agrees to be bound by such provisions and waives any inconsistent provisions set forth in Section 2.12 or Section 11.08). Each Lender holding Extended Revolving Commitments shall be entitled to all the benefits afforded by this Agreement (including, without limitation, the provisions set forth in Sections 2.04(a) and 2.04(b)(ii) applicable to Existing Revolving Loans) and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guaranties and, from and after the date of occurrence of a Collateral Trigger Event, the Pledge Agreement. Following the Collateral Event Trigger Date, subject to Section 6.09, from and after the Collateral Event Trigger Date the Loan Parties shall take any actions reasonably requested by the Administrative Agent to ensure and/or demonstrate that the Liens and security interests granted by the Pledge Agreement continue to secure all Obligations and continue to be perfected under the UCC or otherwise after giving effect to the extension of any Revolving Commitments. No Lender shall have any obligation to agree to have any of its Revolving Commitments of any Existing Revolving Tranche modified to constitute Extended Revolving Commitments pursuant to any Revolving Extension Request. Any Extended Revolving Commitments of any Extension Series shall constitute a separate Tranche and Class of Revolving Commitments from the Existing Revolving Tranche from which they were modified. If, on any Extension Date, any Revolving Loans of any Extending Lender are outstanding under the applicable Existing Revolving Tranche, such Revolving Loans (and any related participations) shall be deemed to be allocated as Extended Revolving Loans (and related participations) and Existing Revolving Loans (and related participations) in the same proportion as such Extending Lender’s Extended Revolving Commitments bear to its remaining Revolving Commitments of the Existing Revolving Tranche. In addition, if so provided in the relevant Extension Amendment and with the consent of the applicable L/C Issuer, participations in Letters of Credit expiring on or after the Final Maturity Date for any Revolving Loans then in effect shall be re-allocated from Lenders of the Existing Revolving Tranche to Lenders holding Extended Revolving Commitments in accordance with the terms of such Extension Amendment; provided that such participation interests shall, upon receipt thereof by the relevant Lenders holding Extended Revolving Commitments, be deemed to be participation interests in respect of such Extended Revolving Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly.

(c)    The Borrowers shall provide the Revolving Extension Request at least five Business Days prior to the date on which Lenders under the existing Tranche are requested to respond. Any Lender wishing to have all or a portion of its Revolving Commitments and Revolving Loans of the existing Tranche subject to such Revolving Extension Request modified to constitute Extended Revolving Loans/Extended Revolving Commitments (an “Extending Lender”) shall notify the Administrative Agent (a “Revolving Extension Election”) on or prior to the date specified in such Revolving Extension Request of the amount of its Revolving Commitments and Revolving Loans of the existing Tranche which it has elected to modify to constitute Extended Revolving Loans/Extended Revolving Commitments. In the event that the aggregate amount of Revolving Commitments and Revolving Loans of the existing Tranche subject to Revolving Extension Elections exceeds the amount of Extended Revolving Loans/Extended Revolving Commitments requested pursuant to the Revolving Extension Request, Revolving Commitments and Revolving Loans subject to such Revolving Extension Elections shall be modified to constitute Extended Revolving Loans/Extended Revolving Commitments on a pro rata basis based on the amount of Revolving Commitments and Revolving Loans included in such Revolving Extension Elections. The Borrowers shall have the right to withdraw any Revolving Extension Request upon written notice to the Administrative Agent in the event that the aggregate amount of Revolving Commitments of the existing Tranche subject to such Revolving Extension Request is less than the amount of Extended Revolving Loans/Extended Revolving Commitments requested pursuant to such Revolving Extension Request.

(d)    Extended Revolving Loans/Extended Revolving Commitments shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement. Each Extension Amendment shall be executed by the Borrowers, the Administrative Agent and the Extending Lenders (it being understood that such Extension Amendment shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Revolving Loans/Extended Revolving Commitments established thereby). An Extension Amendment may, subject to Section 2.15(b), without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or advisable, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the provisions of this Section 2.15 (including, without limitation, such technical amendments as may be necessary or advisable, in the reasonable opinion of the Administrative Agent and the Borrowers, to give effect to the terms and provisions of any Extended Revolving Loans/Extended Revolving Commitments); provided that each Lender whose Loans or Commitments are affected by such Extension Amendment shall have approved such Extension Amendment.

(e)    This Section shall supersede any provisions in Section 2.12 or Section 11.01 to the contrary.

2.16    [Reserved].

2.17    Additional Borrowers. Upon 30 days’ prior notice to the Administrative Agent (or such shorter period of time to which the Administrative Agent may agree), and subject to the written consent of the Revolving Lenders, which consent of each Revolving Lender shall not be unreasonably withheld (it being understood that a Revolving Lender shall be deemed to have acted reasonably in withholding its consent if (i) it is unlawful for such Revolving Lender to make Revolving Loans under this Agreement to the proposed additional Borrower, (ii) such Revolving Lender cannot or has not determined that it is lawful to do so, (iii) the making of a Revolving Loan to the proposed additional Borrower might reasonably be expected to subject such Lender to adverse tax consequences, (iv) such Lender is required or has determined that it is prudent to register or file in the jurisdiction of formation or organization of the proposed additional Borrower and it does not wish to do so or (v) such Lender is restricted by operational or administrative procedures or other applicable internal policies from extending credit under this Agreement to Persons in the jurisdiction in which the proposed additional Borrower is located), the Company may designate one or more Guarantors to be additional joint and several direct Borrowers hereunder by written request to the Administrative Agent accompanied by (a) an executed Assumption Agreement and appropriate Notes (to the extent requested by any Lender) executed by the designated Guarantor, (b) a certificate of good standing of the designated Guarantor in the jurisdiction of its incorporation or organization, (c) a certified resolution of such Guarantor’s board of directors or other governing body authorizing the execution and delivery of the Assumption Agreement and such Notes, (d) a written consent to the Assumption Agreement executed by each Guarantor, (e) appropriate written legal opinions reasonably requested by the Administrative Agent with respect to such new Borrower and the Assumption Agreement covering matters similar to those covered in the opinions delivered on the Closing Date (and, if such written request is made on or after the date of occurrence of a Collateral Trigger Event, if applicable, those covered in the collateral-related opinions delivered pursuant to Section 6.09) and (f) such documentation and other evidence as is reasonably requested by the Administrative Agent or any Lender in order for the Administrative Agent or such Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under the USA PATRIOT Act, under similar regulations and, if the Borrower qualifies as a “legal entity customer,” under the Beneficial Ownership Regulation and is not otherwise prohibited by Law from making Loans to such new Borrower. The Obligations of any additional Borrowers designated pursuant to this Section 2.17 may be limited as to amount as directed by the Company. The Administrative Agent shall promptly notify the Lenders of such request, together with copies of such of the foregoing as any Lender may request and the designated Guarantor shall become a Borrower hereunder.

2.18    Defaulting Lenders.

(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.03 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to L/C Issuer hereunder; third, to Cash Collateralize L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.18(d); fourth, as any Borrower may request (so long as no Default or Event of Default shall have occurred and be continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and a Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.18(d); sixth, to the payment of any amounts owing to the Lenders or L/C Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender or L/C Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this

Agreement; seventh, so long as no Default or Event of Default shall have occurred and be continuing, to the payment of any amounts owing to a Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or reimbursement obligations with respect to Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied and waived, such payment shall be applied solely to pay the Loans of, and reimbursement obligations with respect to Letters of Credit owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or reimbursement obligations with respect to Letters of Credit owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit are held by the Lenders pro rata in accordance with the applicable Commitments without giving effect to Section 2.18(a)(iii). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.18(a)(i) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(ii)    Certain Fees.

(A)    No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.08(a) for any period during which that Lender is a Defaulting Lender (and no Borrower shall be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender); provided such Defaulting Lender shall be entitled to receive fees pursuant to Section 2.08 for any period during which that Lender is a Defaulting Lender only to extent allocable to its pro rata portion of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.18(d).

(B)    With respect to any fees not required to be paid to any Defaulting Lender pursuant to clause (A) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit that have been reallocated to such Non-Defaulting Lender pursuant to clause (iii) below, (y) pay to L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iii)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit shall be reallocated among the Non-Defaulting Lenders in accordance with their respective pro rata portion of the L/C Obligations but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless a Borrower shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Total Revolving Outstandings of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 11.23, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(A)    Cash Collateral. If the reallocation described in clause (iii) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.18(d).

(b)    Defaulting Lender Cure. If the Borrowers, the Administrative Agent and each L/C Issuer agrees in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the applicable Commitments (without giving effect to Section 2.18(a)(iii)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

(c)    New Letters of Credit. So long as any Lender is a Defaulting Lender, the L/C Issuer shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that the participations in any Existing Letters of Credit as well as the new, extended, renewed or increased Letter of Credit have been or will be fully allocated among the Non-Defaulting Lenders in a manner consistent with clause (a)(iii) above and such Defaulting Lender shall not participate therein except to the extent such Defaulting Lender’s participation has been or will be fully Cash Collateralized in accordance with Section 2.18(d).

(d)    Cash Collateral. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or L/C Issuer (with a copy to the Administrative Agent) the Borrowers shall Cash Collateralize L/C Issuer’s Fronting Exposure in an amount equal to 103% of such Fronting Exposure or otherwise in an amount and/or in a manner reasonably acceptable to the applicable L/C Issuer with respect to such Defaulting Lender (determined after giving effect to Section 2.18(a)(iii) and any Cash Collateral provided by such Defaulting Lender).

(i)    Grant of Security Interest. The Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to the Administrative Agent, for the benefit of L/C Issuer, and agree to maintain, a First Priority Lien in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (ii) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and L/C Issuer as herein provided, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(ii)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.18 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iii)    Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce L/C Issuer’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.18 following (x) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender) or (y) the determination by the Administrative Agent and L/C Issuer that there exists excess Cash Collateral; provided that, subject to the other provisions of this Section 2.18, the Person providing Cash Collateral and L/C Issuer may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; provided, further, that to the extent that such Cash Collateral was provided by the Borrowers, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01    Taxes.

(a)    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)    Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes.

(ii)    If any Borrower, the Administrative Agent or any other applicable withholding agent shall be required by applicable Laws to withhold or deduct any Taxes, including United States Federal backup withholding and withholding Taxes, from any payment, then (A) the applicable withholding agent shall withhold or make such deductions as are determined by the applicable withholding agent to be required in accordance with such Laws, (B) the applicable withholding agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or required deductions have been made (including deductions applicable to additional sums payable under this Section 3.01) the Lender (or, in the case of payments made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)    Payment of Other Taxes by the Borrowers. Without limiting the provisions of clause (a) above, each Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c)    Tax Indemnifications. (i) Without limiting the provisions of clause (a) or (b) above, the Borrowers shall, jointly and severally, indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable by the Administrative Agent or such Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount and basis of calculation of any such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii) Without limiting the provisions of clause (a), (b) or (c)(i) above, each Lender shall, and does hereby, indemnify the Borrowers, and shall make payment in respect thereof within 30 days after demand therefor, against any Excluded Taxes attributable to such Lender. A certificate as to the amount and basis of any such Excluded Taxes delivered to such Lender by a Borrower shall be conclusive absent manifest error.

(d)    Evidence of Payments. Promptly after any payment of Taxes by any Loan Party to a Governmental Authority as provided in this Section 3.01, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrowers or the Administrative Agent, as the case may be.

(e)    Status of Lenders; Tax Documentation.

(i)    Each Lender shall deliver to the Borrowers and to the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other information reasonably requested by the Borrowers or the Administrative Agent as will permit the Borrowers or the Administrative Agent, as the case may be, to determine (A) whether or not any payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to such Lender by any Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding Tax purposes in the applicable jurisdiction including, for the avoidance of doubt, such other documentation as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(ii)    Without limiting the generality of the foregoing,

(A)    any Lender that is a “United States Person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of such Borrower or the Administrative Agent) two executed originals of IRS Form W-9; and

(B)    each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding Tax with respect to any payments hereunder or under any other Loan Document shall deliver to the Borrowers and the Administrative Agent, on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of such Borrower or the Administrative Agent), two copies of whichever of the following is applicable:

(I)    executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II)    executed originals of IRS Form W-8ECI,

(III)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrowers within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and that no interest payments under any Loan Document are effectively connected with such Foreign Lender’s conduct of a United States trade or business (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable,

(IV)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of such direct and indirect partner(s), or

(V)    executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding Tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made.

(iii)    Each Lender agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such documentation promptly or promptly notify the Borrowers and the Administrative Agent in writing of its legal ineligibility to do so. Notwithstanding any other provision of this Section 3.01(e), no Lender shall be required to deliver any documentation such Lender is not legally eligible to deliver.

(f)    Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its reasonable discretion, that it has received a refund (whether received in cash or applied as an offset against other cash Taxes) of any Indemnified Taxes as to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 3.01 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) incurred by the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrowers, upon the request of the Administrative Agent or such Lender, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This clause (f) shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Borrower or any other Person.

(g)    FATCA. If a payment made to any Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements necessary for an exemption from withholding under such provisions (including those contained in Sections 1471(b) or Section 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by Law, and at such time or times reasonably requested by the Borrowers or the Administrative Agent, such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and any such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with its obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(h)    [Reserved].

(i)    Survival. Each party’s obligations under this Section 3.01 shall survive the resignation of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the satisfaction of the Termination Conditions.

(j)    Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 3.01.

(k)    Lender. For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 3.01, include any L/C Issuer.

3.02    Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, upon notice thereof by such Lender to the Borrowers (through the Administrative Agent), (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.05.

3.03    Inability to Determine Rates.

(a)    If in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof, (i) the Administrative Agent determines that (A) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, or (B) (x) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan and (y) the circumstances described in Section 3.03(c)(i) do not apply (in each case with respect to this clause (i), “Impacted Loans”), or (ii) the Administrative Agent or the Required Lenders determine that for any reason the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurodollar Rate Loan, the Administrative Agent will promptly so notify the Borrowers and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 3.03(a), until the Administrative Agent upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

(b)    Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (i) of Section 3.03(a), the Administrative Agent, in consultation with the Borrowers, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (i) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (i) of the first sentence of Section 3.03(a), (ii) the Administrative Agent or the Required Lenders notify the Administrative Agent and the Borrowers that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (iii) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrowers written notice thereof.

(c)    Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrowers or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrowers) that the Borrowers or Required Lenders (as applicable) have determined, that:

(i)    adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)    the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide LIBOR after such specific date (such specific date, the “Scheduled Unavailability Date”); or

(iii)     syndicated loans currently being executed, or that include language similar to that contained in this Section 3.03, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrowers may amend this Agreement solely for the purpose of replacing LIBOR in accordance with this Section 3.03 with (x) one or more SOFR-Based Rates or (y) another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (the “Adjustment;” and any such proposed rate, a “LIBOR Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders (A) in the case of an amendment to replace LIBOR with a rate described in clause (x), object to the Adjustment or (B) in the case of an amendment to replace LIBOR with a rate described in clause (y), object to such amendment; provided that for the avoidance of doubt, in the case of clause (A), the Required Lenders shall not be entitled to object to any SOFR-Based Rate contained in any such amendment. Such LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrowers and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (y) the Eurodollar Rate component shall no longer be utilized in determining the Base Rate. Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.

Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.

In connection with the implementation of a LIBOR Successor Rate, the Administrative Agent, in consultation with the Borrower, will have the right to make LIBOR Successor Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such LIBOR Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such LIBOR Successor Conforming Changes to the Lenders reasonably promptly after such amendment becomes effective.

3.04    Increased Costs; Reserves on Eurodollar Rate Loans.

(a)    Increased Costs Generally. If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or any L/C Issuer;

(ii)    subject any Lender or any L/C Issuer to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or such L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and Excluded Taxes); or

(iii)    impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Borrowers will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered; provided that (x) the Borrowers shall not be treated less favorably with respect to such amounts than how other similarly situated borrowers of such Lender or L/C Issuer are generally treated (it being understood that this provision shall not be construed to obligate any Lender or L/C Issuer to make available any information that, in its sole discretion, it deems confidential), (y) the Borrowers shall not be liable for such compensation if the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto and (z) such circumstances in the case of requests for reimbursement under clause (iii) above resulting from a market disruption are not generally affecting the banking market, or the applicable request has not been made by Lenders constituting Required Lenders.

(b)    Capital Requirements. If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered; provided that (x) the Borrowers shall not be treated less favorably with respect to such amounts than how other similarly situated borrowers of such Lender or L/C Issuer are generally treated (it being understood that this provision shall not be construed to obligate any Lender or L/C Issuer to make available any information that, in its sole discretion, it deems confidential) and (y) the Borrowers shall not be liable for such compensation if the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto.

(c)    Certificates for Reimbursement. A certificate of a Lender or any L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in clause (a) or (b) of this Section 3.04 and delivered to the Borrowers shall be conclusive absent manifest error. The Borrowers shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.

(d)    Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)    Reserves on Eurodollar Rate Loans. The Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including eurodollar funds or deposits (currently known as “eurodollar liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan; provided that the Borrowers shall have received at least 30 days’ prior written notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 30 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 30 days from receipt of such notice.

3.05    Compensation for Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any actual loss, cost or expense incurred by it as a result of:

(a)    any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)    any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by such Borrower;

(c)    any failure by any Borrower to make payment of any drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or

(d)    any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by any Borrower pursuant to Section 11.13;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender as specified in this Section 3.05 and delivered to the Borrowers shall be conclusive absent manifest error.

3.06    Mitigation Obligations; Replacement of Lenders.

(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or any Borrower is required to pay any additional amount to any Lender, any L/C Issuer, or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or such L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such L/C Issuer, as the case may be. The Borrowers hereby agree to pay all reasonable and documented costs and expenses incurred by any Lender or any L/C Issuer in connection with any such designation or assignment.

(b)    Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrowers may replace such Lender in accordance with Section 11.13.

3.07    Survival. All of each Borrower’s obligations under this Article III shall survive satisfaction of the Termination Conditions, termination of this Agreement and resignation of the Administrative Agent. Notwithstanding the foregoing, (a) the Borrowers shall not be required to make any payments to any Lender under Section 3.01, 3.02 or 3.04 for any costs or reductions incurred more than nine months prior to the date that such Lender notifies the Borrowers of the circumstances giving rise to such costs or reductions and of such Lender’s intention to claim compensation therefor; provided that if the event giving rise to such costs or reductions is given retroactive effect, then the nine month period referred to above shall be extended to include the period of retroactive effect therefor; (b) the Borrowers shall not be obligated to compensate any Lender under Section 3.05 for any such losses, expenses or liabilities attributable to any such circumstance occurring prior to the date that is 30 days prior to the date on which such Lender requested such compensation from the Borrowers.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01    Conditions of Initial Credit Extension. The obligation of the L/C Issuers and the Lenders to make the initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)    The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles unless otherwise specified, each executed by a Responsible Officer on behalf of the signing Loan Party to the extent execution thereof is contemplated thereby (and, if applicable, by the Administrative Agent and/or the Lenders) each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and reasonably satisfactory to the Administrative Agent:

(i)    executed counterparts of this Agreement and the Guaranty;

(ii)    a Note executed by each Borrower in favor of each Lender requesting a Note;

(iii)    such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer authorized to act in connection with this Agreement and the other Loan Documents;

(iv)    such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, validly existing, in good standing and qualified to engage in business in its jurisdiction of organization;

(v)    a favorable opinion of Milbank LLP, special New York counsel to the Loan Parties, Brownstein Hyatt Farber Schreck, LLP, special Nevada corporate and gaming counsel to the Loan Parties, Butler Snow LLP, special Mississippi counsel to the Loan Parties, Fox Rothschild LLP, special New Jersey corporate and gaming counsel to the Loan Parties and Taft Stettinius & Hollister LLP, special Ohio counsel to the Loan Parties, in each case addressed to the Administrative Agent and each Lender, reasonably satisfactory to the Administrative Agent; and

(vi)    a certificate signed by a Responsible Officer certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, (B) that there has been no event or condition since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, (C) the accuracy of the representation and warranty set forth in Section 5.17 and the extent of the inquiry made by such Responsible Officer in connection therewith and (D) as to the absence of any action, suit, investigation or proceeding relating to the Transactions pending or, to the knowledge of the Company, threatened in any court or before any arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect;

Evidence that the Existing Credit Agreement has been, or substantially concurrently with the Closing Date is being, paid in full or defeased and terminated and all liens securing obligations under the Existing Credit Agreement have been, or substantially concurrently with the Closing Date are being, released;

(b)    (i) All fees required to be paid to the Administrative Agent and the Arrangers on or before the Closing Date shall concurrently be paid and (ii) all fees required to be paid to the Lenders on or before the Closing Date shall concurrently be paid;

(c)    Unless waived by the Administrative Agent, the Company shall have paid all Attorney Costs of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced at least three Business Days prior to the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Company and the Administrative Agent);

(d)    The MGM Grand Contribution shall have been consummated or will be consummated substantially concurrently; and

(f)    The Lenders shall have received at least three (3) Business Days prior to the Closing Date all outstanding documentation and other information about the Loan Parties reasonably requested in writing by them at least ten (10) Business Days prior to the Closing Date in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

Without limiting the generality of the provisions of Section 10.03(e), for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02    Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans or Incremental Loans) is subject to the following conditions precedent:

(a)    The representations and warranties of each Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided that for purposes of this Section 4.02, the representations and warranties contained in Section 5.05 and Section 5.06 shall be deemed to refer to the most recent financial statements furnished pursuant to Sections 7.01(a) or Section 7.01(b); provided, further, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(b)    No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)    The Administrative Agent and, if applicable, the applicable L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)    In the case of a Letter of Credit to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which, in the reasonable opinion of the Administrative Agent or the applicable L/C Issuer, would make it impracticable for such Letter of Credit to be denominated in the relevant Alternative Currency.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by any Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01    Existence and Qualification; Power; Compliance With Laws.

(a)    The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware.

(b)    Each Borrower and each Guarantor is duly qualified or registered to transact business and is in good standing in each other jurisdiction in which the conduct of its business or the ownership or leasing of its Properties makes such qualification or registration necessary, except where the failure so to qualify or register and to be in good standing would not constitute a Material Adverse Effect. Each Borrower and each Guarantor has all requisite corporate or other organizational power and authority to conduct its business, to own and lease its Properties and to execute and deliver each Loan Document to which each is a party and to perform the Obligations, except where the failure to have such power and authority would not constitute a Material Adverse Effect.

(c)    All outstanding Equity Interests of each Borrower are duly authorized, validly issued, fully paid and non-assessable, and no holder thereof has any enforceable right of rescission under any applicable state or federal securities Laws.

(d)    Each Borrower and each Guarantor is in compliance with all Requirements of Law applicable to its business as at present conducted, has obtained all authorizations, consents, approvals, orders, licenses and permits from, and has accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Authority that are necessary for the transaction of its business as at present conducted, except where the failure so to comply, file, register, qualify or obtain exemptions would not constitute a Material Adverse Effect.

5.02    Authority; Compliance With Other Agreements and Instruments and Government Regulations. The execution, delivery and performance by each Borrower and each Guarantor of the Loan Documents to which it is a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not:

(a)    require any consent or approval not heretofore obtained of any member, partner, director, stockholder, security holder or creditor of such party (other than any necessary Gaming Approvals, including in connection with any pledge of OP Units by a Pledgor following a Collateral Trigger Event);

(b)    violate or conflict with any provision of such party’s charter, articles of incorporation, operating agreement or bylaws, as applicable;

(c)    violate or conflict with any provision of the indentures governing the public Indebtedness of the Borrowers and the Restricted Subsidiaries, except to the extent that such violation or conflict could not reasonably be expected to have a Material Adverse Effect;

(d)    result in or require the creation or imposition of any Lien upon or with respect to any Property of the Borrowers and the Restricted Subsidiaries, other than Liens permitted by Section 8.03 or required by Section 6.09; or

(e)    violate any Requirement of Law applicable to such Party, except to the extent that such violation could not reasonably be expected to have a Material Adverse Effect.

5.03    No Governmental Approvals Required. Except as obtained or made on or prior to the Closing Date, as required for the grant of Liens following a Collateral Trigger Event and the approval of the Mississippi Gaming Commission and the New York State Gaming Commission, no authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any Governmental Authority is or will be required to authorize or permit under applicable Laws the execution, delivery and performance by the Company or any Restricted Subsidiary of the Loan Documents to which it is a party or for the legality, validity or enforceability hereof or thereof or for the consummation of the Transactions.

5.04    Subsidiaries.

(a)    As of the Closing Date, Schedule 5.04 correctly sets forth the names, form of legal entity, ownership and jurisdictions of organization of all Restricted Subsidiaries, all Unrestricted Subsidiaries and all Non-Control Subsidiaries.

(b)    As of the Closing Date, each Restricted Subsidiary is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, is duly qualified or registered to transact business and is in good standing as such in each jurisdiction in which the conduct of its business or the ownership or leasing of its Properties makes such qualification or registration necessary, and has all requisite corporate or other organizational power and authority to conduct its business and to own and lease its Properties, except where the failure to qualify or register, to be in good standing or to have such power and authority would not constitute a Material Adverse Effect.

(c)    As of the Closing Date, each Restricted Subsidiary is in compliance with all Requirements of Law applicable to its business as at present conducted, has obtained all authorizations, consents, approvals, orders, licenses, and permits from, and has accomplished all filings, registrations, and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Authority that are necessary for the transaction of its business as at present conducted, except where the failure to so comply, file, register, qualify or obtain exemptions would not constitute a Material Adverse Effect.

5.05    Financial Statements. Each of the most recent unaudited quarterly and audited annual financial statements filed by the Company with the SEC fairly present in all material respects the financial condition, results of operations and changes in financial position of the Company and its Subsidiaries as of their respective dates and for the covered periods in conformity with GAAP (except, in the case of quarterly financial statements, for the absence of certain footnotes and other informational disclosures customarily omitted from interim financial statements).

5.07    [Reserved].

5.08    Litigation. As of the Closing Date, except as disclosed in the Company’s Annual Report on Form 10-K for the Fiscal Year ended December 31, 2018, there are no actions, suits, proceedings or investigations pending as to which the Borrowers or the Restricted Subsidiaries have been served or have received notice or, to the best knowledge of the Borrowers, threatened against or affecting the Borrowers or the Restricted Subsidiaries or any Property of any of them before any Governmental Authority which could reasonably be expected to have a Material Adverse Effect. As of the Closing Date, there has been no material adverse change in the status, or the reasonably anticipated financial effect on the Company and its Restricted Subsidiaries, of the actions, suits, proceedings or investigations disclosed in the Company’s Annual Report on Form 10-K for the Fiscal Year ended December 31, 2018 (other than such changes that have been disclosed in the Company’s Quarterly Report on Form 10-Q for the Fiscal Quarter ended September 30, 2019).

5.09    Binding Obligations. This Agreement and each other Loan Document has been duly and validly executed and delivered by each Loan Party party thereto. Each of the Loan Documents to which the Borrowers or the Restricted Subsidiaries is a party will, when executed and delivered by such Person, constitute the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as enforcement may be limited by Debtor Relief Laws, Gaming Laws or equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion.

5.10    No Default. No Default has occurred and is continuing or would result from the consummation of the Transactions.

5.11    ERISA. Each Pension Plan complies with ERISA, the Code and any other applicable Laws, except to the extent that such non-compliance could not reasonably be expected to have a Material Adverse Effect and no ERISA Event has occurred or is reasonably likely to occur that could reasonably be expected to have a Material Adverse Effect.

5.12    Regulations T, U and X; Investment Company Act. No part of the proceeds of any extension of credit (including any Loans and Letters of Credit) hereunder will be used directly or indirectly and whether immediately, incidentally or ultimately to purchase or carry any Margin Stock or to extend credit to others for such purpose or to refund Indebtedness originally incurred for such purpose or for any other purpose, in each case, that entails a violation of, or is inconsistent with, the provisions of Regulation T, Regulation U or Regulation X. None of the Borrowers or the Restricted Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.13    Disclosure. As of the Closing Date, all written statements (other than the Projections, other forward-looking information and information of a general economic or industry specific nature) made by a Responsible Officer to the Administrative Agent or any Lender in connection with this Agreement, or in connection with any Loan, as of the date thereof, taken as a whole, and when taken as a whole together with the periodic, current and other reports filed with the SEC with respect to the Borrowers and the Restricted Subsidiaries, do not contain any untrue statement of a material fact or omit a material fact necessary to make the statements made not materially misleading in light of all the circumstances existing at the date any statement was made; provided that, with respect to the Projections, the Company only makes the representations set forth in Section 5.15.

5.14    Tax Liability. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Borrowers and the Restricted Subsidiaries have filed all Tax returns which are required to be filed, and have paid, or made provision for the payment of, all Taxes with respect to the periods, Property or transactions covered by said returns, or pursuant to any assessment received by the Borrowers and the Restricted Subsidiaries (including, in each case, in their capacity as a withholding agent), except such Taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves (in accordance with GAAP) have been established and maintained, and so long as no Property of the Borrowers and the Restricted Subsidiaries is in jeopardy of being seized, levied upon or forfeited. As of the Closing Date, there are no Tax sharing agreements or similar arrangements (including Tax indemnity arrangements) with respect to or involving the Borrowers or the Restricted Subsidiaries, other than (i) those that are between the Company and its Restricted Subsidiaries, (ii) the tax sharing agreement between the Borrower and MGM Growth Properties Operating Partnership LP to provide for an allocation of taxes due in the combined and consolidated financial statements filed in the state of New Jersey, (iii) the Bellagio Tax Protection Agreement and the MGP BREIT JV Tax Protection Agreement and (iv) those that would not, individually or in the aggregate, have a Material Adverse Effect.

5.15    Projections. As of the date of the preparation of any of the projections and pro forma financial information furnished at any time by any Loan Party (other than information of a general economic or industry specific nature) to the Administrative Agent or any Lenders pursuant to this Agreement (collectively, the “Projections”), to the best knowledge of the Company, the assumptions set forth in such Projections were believed by the preparers thereof to be reasonable and consistent with each other and with all facts known to the Borrowers and the Restricted Subsidiaries as of that date, and such Projections were prepared in good faith and were reasonably based on such assumptions. As of the Closing Date, no fact or circumstance has come to the attention of the Company since the preparation of the Projections delivered to the Administrative Agent on February 6, 2020 that is in material conflict with the assumptions set forth in the Projections. Nothing in the Loan Documents shall be construed as a representation or covenant that any Projections in fact will be achieved. The Administrative Agent, Lenders and L/C Issuers acknowledge that the Projections are forward-looking statements and that actual financial results for the Borrowers and the Restricted Subsidiaries could differ materially from those set forth in the Projections.

5.16    Hazardous Materials. There has been no Release of Hazardous Materials on, at, under or from any property currently or, to the best knowledge of the Borrowers, formerly owned, leased or operated by the Borrowers or any Restricted Subsidiary in violation of Environmental Law or that would reasonably be likely to result in an Environmental Liability, and to the best knowledge of the Borrowers, no condition exists that violates any Environmental Law affecting any Real Property, except for such Releases or violations that would not individually or in the aggregate be reasonably likely to have a Material Adverse Effect.

5.17    Solvency. As of the Closing Date, immediately following the consummation of the Transactions and the extensions of credit to occur on such date, the Company (on a combined basis with the Designated Restricted Entities and the Restricted Subsidiaries) is and will be Solvent.

5.18    Material Adverse Effect. Since December 31, 2018 there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have, a Material Adverse Effect.

5.19    Margin Stock. None of the Company or any Restricted Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock. No part of the proceeds of any extension of credit (including any Loans and Letters of Credit) hereunder will be used in a manner which violates Regulation T, Regulation U or Regulation X.

5.20    Ownership of Property; Liens. The Borrowers and the Restricted Subsidiaries each have good and valid title to, or valid leasehold interest in, all material Property owned by it, and all such assets and Property are subject to no Liens other than Permitted Encumbrances and other Liens permitted by Section 8.03.

5.21    Security Interest; Absence of Financing Statements; Etc. Upon the granting of a Lien on Collateral following the occurrence of a Collateral Trigger Event, the Pledge Agreement, once executed and delivered, will create, in favor of Administrative Agent for the benefit of the Pari Passu Parties, as security for the obligations purported to be secured thereby, a valid and enforceable security interest in and Lien upon all of the Collateral, and upon (i) filing, recording, registering or taking such other actions as may be necessary with the appropriate Governmental Authorities (including payment of applicable filing and recording taxes), (ii) the taking of possession or control by the Administrative Agent of the Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent possession or control by the Administrative Agent is required by the Pledge Agreement) and (iii) delivery of the applicable documents to the Administrative Agent in accordance with the provisions of the Pledge Agreement, for the benefit of the Pari

Passu Parties, such security interest shall be a perfected security interest in and Lien upon all of the Collateral (subject to any applicable provisions set forth in the Loan Documents with respect to limitations as to perfection of Liens on the Collateral described therein) prior to all Liens other than (x) Permitted Encumbrances and (y) any other Liens permitted by Section 8.03, in each case having priority by operation of Law; provided, that this Section 5.20 shall not apply until the granting of a Lien on Collateral in accordance with Section 6.09 following the occurrence of a Collateral Trigger Event.

5.22    Licenses and Permits. The Borrowers and the Restricted Subsidiaries hold all material governmental permits, licenses, authorizations, consents and approvals necessary for Borrowers and the Restricted Subsidiaries to own, lease, and operate their respective Properties and to operate their respective businesses as now being conducted (collectively, the “Permits”), except for Permits the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect. None of the Permits has been modified in any way since the Closing Date that would reasonably be expected to have a Material Adverse Effect. All Permits are in full force and effect except where the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect. Neither the Borrowers nor any of the Restricted Subsidiaries has received written notice that any Gaming Authority has commenced proceedings to suspend, revoke or not renew any such Permits where such suspensions, revocations or failure to renew would reasonably be expected to have a Material Adverse Effect.

5.23    Subordinated Debt. The Obligations are senior debt with respect to all Material Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of the Company and entitled to the full benefits of all subordination provisions therein and such subordination provisions are in full force and effect.

5.24    Intellectual Property. Each Borrower and each of the Restricted Subsidiaries own or possesses adequate valid licenses or otherwise have the valid right to use all of the patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, URLs, copyrights, computer software, trade secrets, know-how and processes (collectively, “Intellectual Property”) that are necessary for the operation of their business as presently conducted except where failure to own or have such right would not reasonably be expected to have a Material Adverse Effect. No claim is pending or, to the knowledge of any Responsible Officer, threatened to the effect that Borrowers or the Restricted Subsidiaries infringes or conflicts with the asserted rights of any other Person under any material Intellectual Property, nor is there, to the knowledge of any Responsible Officer, any basis for such a claim, except for such claims that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No claim is pending or, to the knowledge of any Responsible Officer, threatened to the effect that any such material Intellectual Property owned or licensed by the Borrowers or the Restricted Subsidiaries or which the Borrowers or the Restricted Subsidiaries otherwise have the right to use is invalid or unenforceable, nor is there, to the knowledge of any Responsible Officer, any basis for such a claim, except for such claims that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.25    [Reserved].

5.26    Anti-Corruption Laws; Sanctions; USA PATRIOT Act.

(a)    The Borrowers have implemented, and maintain and enforce, policies and procedures designed to promote and achieve compliance with applicable Anti-Corruption Laws and applicable Sanctions. No Loan Party or any of its Subsidiaries or, to the knowledge of the Borrowers, any of their respective officers, directors, employees or agents that will act in any capacity in connection with or benefit from the Loans is a Sanctioned Person.

(b)    The Borrowers will not use, directly or indirectly, any part of the proceeds of the Loans: (i) to make any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of applicable Anti-Corruption Laws; (ii) to fund or facilitate dealings with a Sanctioned Person in violation of applicable Sanctions; or (iii) in any other manner that would constitute or give rise to a violation any Sanctions by any party hereto, including any Lender.

(c)    To the extent applicable, the Borrowers are in compliance, in all material respects, with the USA PATRIOT Act.

5.27    Insurance. The properties of the Loan Parties are insured with financially sound and reputable insurance companies (which are not Loan Parties, but may be a Subsidiary of the Company (including captive insurance Subsidiaries of the Company); provided that any such insurance provided by a Subsidiary of the Company is subject to reinsurance consistent with past practice), in such amounts, subject to such deductibles and against such risks as is carried by responsible companies engaged in similar businesses and owning similar assets in the general areas in which the Borrowers and the Restricted Subsidiaries operate.

5.28    EEA Financial Institution. None of the Borrowers or any Guarantor is an EEA Financial Institution.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as the Termination Conditions have not been satisfied each Borrower shall, and shall cause each of the Restricted Subsidiaries to:

6.01    Preservation of Existence. Preserve and maintain their respective existences in the jurisdiction of their formation and all material authorizations, rights, franchises, privileges, consents, approvals, orders, licenses, permits, or registrations from any Governmental Authority that are necessary for the transaction of their respective business except (a) where the failure to so preserve and maintain the existence of any Restricted Subsidiary and such authorizations, rights, franchises, privileges, consents, approvals, orders, licenses, permits, or registrations would not constitute a Material Adverse Effect, and (b) that a merger or Asset Sale permitted by Section 8.01 shall not constitute a violation of this covenant; and qualify and remain qualified to transact business in each jurisdiction in which such qualification is necessary in view of their respective business or the ownership or leasing of their respective Properties except where the failure to so qualify or remain qualified would not constitute a Material Adverse Effect; provided that neither the Company nor any of its Restricted Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if such Person or such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to the Company or to the Lenders.

6.02    Maintenance of Properties.

(a)    Maintain, preserve and protect all of their respective material Properties in good order and condition, subject to wear and tear in the ordinary course of business, and not permit any waste of their respective Properties, except that the failure to maintain, preserve and protect a particular item of Property that is not of significant value, either intrinsically or to the operations of the Borrowers and the Restricted Subsidiaries, taken as a whole, shall not constitute a violation of this covenant or where the failure to do so would not constitute a Material Adverse Effect.

(b)    The Borrowers shall, and will cause each of the Restricted Subsidiaries to, do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, privileges, licenses, permits, franchises, authorizations and Intellectual Property to the conduct of its business except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided, however, that nothing in this Section 6.02 shall prevent (A) sales, conveyances, transfers or other dispositions of assets, consolidations or mergers by or any other transaction permitted hereunder; (B) the withdrawal of qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; or (C) the abandonment of any rights, permits, authorizations, franchises, licenses and Intellectual Property that the Company reasonably determines are not necessary to its business.

6.03    Maintenance of Insurance. Maintain liability, casualty and other insurance (subject to customary deductibles and retentions) with insurance companies in such amounts (after giving effect to self-insurance) and against such risks as may be customarily carried by companies engaged in similar businesses and owning similar assets in the general areas in which the Borrowers and the Restricted Subsidiaries operate. The Administrative Agent shall be named as an additional insured on all liability insurance policies of each Loan Party (other than directors and officers liability insurance, insurance policies relating to employment practices liability, crime or fiduciary duties, kidnap and ransom insurance policies, and insurance as to fraud, errors and omissions).

6.04    Compliance With Laws. Comply, within the time period, if any, given for such compliance by the relevant Governmental Authority with enforcement authority, with all Requirements of Law (including ERISA, applicable Tax laws and Gaming Laws and any and all zoning, building, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) except to the extent that such non-compliance with such Requirements of Law would not constitute a Material Adverse Effect, except that the Borrowers and the Restricted Subsidiaries need not comply with a Requirement of Law then being contested by any of them in good faith by appropriate proceedings.

6.05    Inspection Rights. Upon reasonable notice, at any time during regular business hours and as often as reasonably requested (but not so as to materially interfere with the business of the Borrowers or the Restricted Subsidiaries) permit the Administrative Agent or any Lender, or any authorized employee, agent or representative thereof, to examine, audit and make copies and abstracts from the records and books of account of, and to visit and inspect the Properties of, the Borrowers and the Restricted Subsidiaries (provided that, excluding any such visits and inspections during the continuation of an Event of Default, (x) only the Administrative Agent on behalf of the Lenders may exercise such visitation and inspection rights and (y) the Administrative Agent shall not exercise such rights more often than one time during any Fiscal Year; it being understood that the Administrative Agent may make such additional visits and inspections in each Fiscal Year at its own expense as it reasonably requests) and to discuss the affairs, finances and accounts of the Borrowers and the Restricted Subsidiaries with any of their officers, managers, key employees (subject to such accountants’ customary policies and procedures) and, upon request, furnish promptly to the Administrative Agent, any Lender or any advisor of the Administrative Agent or any Lender true copies of all financial information made available to the board of directors or audit committee of the board of directors of the Company; provided that no Company Party will be required to disclose, permit the inspection, examination or making of extracts, or discussion of, any document, information or other matter in respect of which disclosure is then prohibited by law or contract. Notwithstanding anything to the contrary in this Agreement, none of the Borrowers or the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter with any Disqualified Lender that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (c) is subject to attorney-client or similar privilege or constitutes attorney work product.

6.06    Keeping of Records and Books of Account. Keep adequate records and books of account in conformity with GAAP and in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrowers or any Restricted Subsidiary.

6.07    Use of Proceeds. Use the proceeds of each Loan and other credit extension made hereunder for working capital, capital expenditures and other lawful corporate purposes.

6.08    Additional Loan Parties. Upon (i) any Loan Party creating or acquiring any Subsidiary that is a wholly-owned Restricted Subsidiary (other than an Excluded Subsidiary) after the Closing Date (including, without limitation, upon the formation of any Subsidiary that is a Delaware Divided LLC), (ii) any Subsidiary that is a Restricted Subsidiary of a Loan Party ceasing to be an Excluded Subsidiary, or (iii) any Subsidiary that is an Unrestricted Subsidiary becoming a wholly-owned Restricted Subsidiary (other than an Excluded Subsidiary) pursuant to Section 6.10, such Loan Party shall, to the extent that it does not violate any Gaming Law or, if necessary, is approved by the Gaming Authority, (A) cause each such Subsidiary that is a Restricted Subsidiary (other than an Excluded Subsidiary) to promptly (but in any event within 180 days after the later of such event described in clause (i), (ii) or (iii) above or receipt of such approval (or such longer period of time as Administrative Agent may agree to in its reasonable discretion or as required to obtain any necessary Gaming Approval)), execute and deliver a Guaranty and all such other documents and certificates as Administrative Agent may reasonably request in order to have such Restricted Subsidiary become a Guarantor and (B) deliver to the Administrative Agent all legal opinions reasonably requested by the Administrative Agent relating to the matters described above covering matters similar to those covered in the opinions delivered on the Closing Date with respect to such Guarantor; provided that, notwithstanding anything in this Section 6.08 to the contrary, any Excluded Subsidiary that is a guarantor of any Material Indebtedness of the Borrowers or the Restricted Subsidiaries shall only be required to be a Guarantor until such time as its guaranty of such Material Indebtedness is released (at which time it shall be released by the Administrative Agent from the Guaranty on the request of the Company without further action by the Creditor Parties). To the extent approvals of any Gaming Authorities for any actions required by this Section are required by applicable Gaming Laws, the Company and/or applicable Loan Party shall, at their own expense, use commercially reasonable efforts to promptly apply for and thereafter pursue such approvals.

6.09    Collateral Matters. Following a Collateral Trigger Event, each Loan Party that owns OP Units at such time or at any time thereafter (each such Loan Party, a “Pledgor”) shall promptly (and in any event within 90 days of the Collateral Trigger Event with respect to any OP Units owned at such time and within 90 days of the date of acquisition or formation thereof with respect to any OP Units acquired after the initial Collateral Trigger Event Date or, in each case, such longer period of time as Administrative Agent may agree to in its reasonable discretion or as required to obtain any necessary Gaming Approval) (the latest such date with respect to any OP Units, the “Collateral Trigger Event Date”), subject to compliance with applicable Gaming Laws, grant the Administrative Agent valid and perfected First Priority Liens in all of the OP Units held by such Loan Party following a Collateral Trigger Event and all proceeds thereof and rights thereunder (subject to (i) such OP Units not constituting Excluded Assets, (ii) the limitations set forth in the MGM Growth Properties Operating Partnership LP Agreement, (iii) the maximum aggregate amount of the secured obligations secured at any time by any such Pledge Agreement being limited in a manner that will not require Liens to be granted under any then outstanding senior unsecured notes of the Company and (iv) compliance with applicable Gaming Laws).

Such pledges shall be documented pursuant to collateral documentation reasonably satisfactory to the Administrative Agent and the Company, based on the Pledge Agreement (as defined in the Existing Credit Agreement) (the “Pledge Agreement”). On or prior to each Collateral Trigger Event Date, subject to compliance with applicable Gaming Laws, the Administrative Agent shall have received with respect to such OP Units (i) executed counterparts of the Pledge Agreement duly executed by each applicable Loan Party, together with (A) to the extent certificated, certificates representing the Pledged Equity referred to therein accompanied by undated stock powers executed in blank, and (B) financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary in order to perfect the Liens created under the Pledge Agreement, covering the Collateral described in the Pledge Agreement; (ii) an opinion of Milbank LLP, counsel to the Loan Parties, and of local counsel to the Loan Parties in each jurisdiction in which the Loan Parties are formed, addressed to the Administrative Agent and each Lender; and (iii) a certificate executed by a financial officer of the Company setting forth the aggregate amount of the obligations that may be secured by Liens as of the date of effectiveness of the Pledge Agreement pursuant to Section 4.10(c) of the indenture governing the Company’s 7.750% senior unsecured notes due 2022 and the similar provisions contained in the Company’s other indentures governing its other senior unsecured notes, which certificate shall include a calculation of the Company’s Consolidated Net Tangible Assets (as defined in such indenture or such other indentures); provided that if any such documents, instruments or opinions with respect to any OP Units required to be pledged cannot become effective or delivered or filed at such time as a result of the Gaming Approvals not being obtained, such documents, instruments and opinions with respect to Liens on such OP Units shall become effective or be delivered or filed upon obtaining such Gaming Approvals. The actions the Company and/or applicable Loan Party shall take in order to obtain any necessary Gaming Approval shall include, among other requirements of the applicable Gaming Authorities, (i) providing immediate notice of the occurrence of the Collateral Trigger Event to the New Jersey Division of Gaming Enforcement and (ii) submitting a request to the New Jersey Division of Gaming Enforcement for approval of the grant of Liens on any Collateral.

If Liens are granted in any Collateral following the occurrence of a Collateral Trigger Event, the security arrangements implemented as a result thereof shall remain in place through the Final Maturity Date at such time, notwithstanding that at any subsequent date the Rent-Adjusted Total Net Leverage Ratio may be less than or equal to the Rent-Adjusted Total Net Leverage Ratio then permitted under Section 8.12(a).

To the extent approvals of any Gaming Authorities for any actions required by the Pledge Agreement or this Section 6.09 are required by applicable Gaming Laws, the Company and/or applicable Loan Party shall, at their own expense, promptly (such timing as reasonably determined by the Company with notice of such timing provided to the Administrative Agent) apply for and thereafter pursue such approvals.

Notwithstanding anything to the contrary in this Agreement or in any Loan Document, no Loan Party shall be required to (a) perfect any security interests, or make any filings or take any other actions necessary or desirable to perfect and protect security interests, in Excluded Assets, (b) enter into any control agreement or control or similar arrangement (other than delivery of stock certificates), (c) grant any Lien in, those assets as to which (A) the cost, burden, difficulty or consequence of obtaining or perfecting such

Lien (including any mortgage, stamp, intangibles or other tax or expenses relating to such Lien) outweighs the benefit to the Lenders of the security afforded thereby as reasonably determined by the Borrowers and the Administrative Agent, (B) the granting of a Lien on such asset would violate any enforceable anti-assignment provisions of contracts binding on such assets at the time of their acquisition and not entered into in contemplation of such acquisition or applicable law (in each case, after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law), (C) such Lien would be prohibited by the MGM Growth Properties Operating Partnership LP Agreement (provided, however, the Company must use commercially reasonable efforts to obtain the consent of the general partner under the MGM Growth Properties Operating Partnership LP Agreement to the extent necessary to enable a Loan Party to grant a Lien in the OP Units owned by such Loan Party) or (D) the indentures governing the Company’s senior notes would require that such notes be equally and ratably secured by the OP Units owned by the Loan Parties in accordance with the terms of such indentures, and (d) no actions shall be required to be taken in order to create, grant or perfect any security interest in any assets located outside of the U.S. and no foreign law security or pledge agreements, foreign law mortgages or deeds or foreign intellectual property filings or searches shall be required.

6.10    Limitation on Designations of Unrestricted Subsidiaries. (a) The Company may hereafter designate any Restricted Subsidiary as an “Unrestricted Subsidiary” under this Agreement (a “Designation” or “Designate”) only if: (i) no Event of Default shall have occurred and be continuing at the time of or immediately after giving effect to such Designation and (ii) such Designation complies with Section 8.06. If the Company designates a Guarantor as an Unrestricted Subsidiary in accordance with this Section 6.10, the Obligations of such Guarantor under the Loan Documents shall terminate and be of no further force and effect without any action required by the Administrative Agent; and, at the Company’s request, the Administrative Agent will execute and deliver any instrument evidencing such termination.

(b)    The Company may hereafter designate any Unrestricted Subsidiary as a “Restricted Subsidiary” under this Agreement or revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (in either case, a “Revocation”), whereupon such Subsidiary shall then constitute a Restricted Subsidiary, if: (i) no Event of Default shall have occurred and be continuing at the time and immediately after giving effect to such Revocation; (ii) after giving effect to such Revocation as of the end of the most recently ended Fiscal Quarter for which financial statements were required to have been delivered under Section 7.01(a) or Section 7.01(b) on a Pro Forma Basis, no Event of Default would exist under the financial covenants set forth in Section 8.12; and (iii) all Liens and Indebtedness of such Unrestricted Subsidiary and its Subsidiaries outstanding immediately following such Revocation would, if incurred at the time of such Revocation, have been permitted to be incurred for all purposes of this Agreement. All Designations and Revocations must be evidenced by an Officer’s Certificate of the Company delivered to the Administrative Agent with the Responsible Officer so executing such certificate certifying compliance with the foregoing provisions of this Section 6.10.

6.11    Taxes. Except as would not, individually or in the aggregate, have a Material Adverse Effect, each Borrower and Restricted Subsidiary shall timely file all Tax returns, statements, reports and forms or other documents (including estimated Tax or information returns and including any required, related or supporting information) required to be filed by it and pay and discharge promptly when due all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property (including, in each case, in its capacity as a withholding agent), before the same shall become delinquent or in default; provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrowers and the Restricted Subsidiaries shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, Tax, assessment or charge and enforcement of a Lien and, following the occurrence of a Collateral Trigger Event, in the case of Collateral, the Borrowers and the Restricted Subsidiaries shall have otherwise complied with the provisions of the Pledge Agreement in connection with such nonpayment.

6.12    Compliance with Environmental Law. The Borrowers and the Restricted Subsidiaries shall (a) comply with Environmental Law, and will keep or cause all Real Property to be kept free of any Liens under Environmental Law, unless, in each case, failure to do so would not reasonably be expected to have a Material Adverse Effect and (b) in the event of any Release of Hazardous Material at, on, under or emanating from any Real Property which would result in liability under or a violation of any Environmental Law, in each case which would reasonably be expected to have a Material Adverse Effect, undertake, and/or take reasonable efforts to cause any of their respective tenants or occupants to undertake, at no cost or expense to Administrative Agent or any Creditor Party, any action required pursuant to Environmental Law to mitigate and eliminate such condition; provided, however, that no Company Party shall be required to comply with any order or directive then being contested by any of them in good faith by appropriate proceedings.

ARTICLE VII

INFORMATION AND REPORTING COVENANTS

So long as the Termination Conditions have not been satisfied, each Borrower shall, and shall cause each of the Restricted Subsidiaries to:

7.01    Financial Statements, Etc. Deliver to the Administrative Agent (for distribution by the Administrative Agent to the Lenders):

(a)    Quarterly Financials. As soon as practicable, and in any event within 60 days after the end of each Fiscal Quarter (other than the fourth Fiscal Quarter in any Fiscal Year), the consolidated balance sheet of the Company and its Subsidiaries as at the end of such Fiscal Quarter and the consolidated statement of operations for such Fiscal Quarter, and its consolidated statement of cash flows for the portion of the Fiscal Year ended with such Fiscal Quarter;

(b)    Annual Financials. Commencing with the Fiscal Year ending December 31, 2019, as soon as practicable, and in any event within 105 days after the end of each Fiscal Year, the consolidated balance sheet of the Company and its Subsidiaries as at the end of such Fiscal Year and the consolidated statements of operations, shareholders’ equity and cash flows, in each case of the Company and its Subsidiaries for such Fiscal Year, in each case as at the end of and for the Fiscal Year. Such financial statements shall be prepared in accordance with GAAP and such consolidated balance sheet and consolidated statements shall be accompanied by a report of one of the four largest public accounting firms in the United States or other independent public accountants of recognized standing selected by the Company and reasonably satisfactory to the Administrative Agent, which report shall be prepared in accordance with generally accepted accounting standards as at such date, and shall not be subject to any qualification or exception expressing substantial doubt about the ability of the Company and its Subsidiaries to continue as a “going concern” or any exception as to the scope of such audit (other than a going concern qualification resulting from (i) an upcoming maturity date under any Indebtedness occurring within one year from the time such opinion is delivered or (ii) any prospective financial covenant default under Section 8.12 or any other financial covenant under any other Indebtedness);

(c)    Annual Budgets. As soon as practicable, and in any event within 90 days after the commencement of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2020), a budget and projection by Fiscal Quarter for that Fiscal Year and by Fiscal Year for the next two succeeding Fiscal Years, including for the first such Fiscal Year, projected consolidated balance sheets, statements of operations and statements of cash flow and, for the second and third such Fiscal Years, projected consolidated condensed balance sheets and statements of operations and cash flows, of the Company and its Subsidiaries;

(d)    SEC Filings. Promptly after the same are available, copies of all annual, regular, periodic and special reports and registration statements which the Company may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to the Administrative Agent pursuant to other provisions of this Section 7.01;

(e)    Environmental Matters. Promptly after the assertion or occurrence thereof, written notice of any Environmental Liability or Release of Hazardous Material which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(f)    Default. Promptly after a Responsible Officer becomes aware of the existence of any condition or event which constitutes an Event of Default, written notice again specifying the nature and period of existence thereof and specifying what action the Borrowers or the Restricted Subsidiaries are taking or propose to take with respect thereto;

(g)    ERISA Information. Promptly after the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to have, individually or in the aggregate a Material Adverse Effect, a written notice specifying the nature thereof; and

(h)    Other Information. Such other data and information as from time to time may be reasonably requested by the Administrative Agent or any Lender (through the Administrative Agent) or by the Required Lenders.

Documents required to be delivered pursuant to Section 7.01(a), Section 7.01(b) or Section 7.01(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: the Company shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Company hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Company hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Company or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Company hereby agrees that so long as the Company is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) only by marking Borrower Materials “PUBLIC” (or by expressly authorizing their posting as such in writing), will the Company be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Company or its securities for purposes of United States Federal and state securities laws (provided that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arrangers shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Company shall be under no Obligation to mark any Borrower Materials “PUBLIC.”

Notwithstanding anything to the contrary in this Section 7.01, (a) neither the Company nor its Subsidiaries will be required to make any disclosure to any Creditor Party that (i) is prohibited by law or any bona fide confidentiality agreement in favor of a Person (other than the Borrowers or any of their Subsidiaries or Affiliates) (the prohibition contained in which was not entered into in contemplation of this provision), or (ii) is subject to attorney-client or similar privilege or constitutes attorney work product or (iii) in the case of Section 7.01(h) only, creates an unreasonably excessive expense or burden on the Company or any of its Subsidiaries to produce or otherwise disclose; and (b)(i) in the event that the Company delivers (or posts) to the Administrative Agent an Annual Report for the Company on Form 10-K for any Fiscal Year, as filed with the SEC, within 90 days after the end of such Fiscal Year, such Form 10-K shall satisfy all requirements of paragraph (a) of this Section 7.01 with respect to such Fiscal Year and (ii) in the event that the Company delivers (or posts) to the Administrative Agent a Quarterly Report for the Company on Form 10-Q for any Fiscal Quarter, as filed with the SEC, within 45 days after the end of such Fiscal Quarter, such Form 10-Q shall satisfy all requirements of paragraph (b) of this Section 7.01 with respect to such Fiscal Quarter to the extent that it contains the information required by such paragraph (b); in each case to the extent that information contained in such Form 10-K or Form 10-Q satisfies the requirements of paragraphs (a) or (b) of this Section 7.01, as the case may be.

7.02    Compliance Certificates. Commencing with the delivery of the financial statements required pursuant to Section 7.01(a) for the first full Fiscal Quarter ending after the Closing Date, deliver to the Administrative Agent for distribution to the Lenders within the required time period for delivery of financial statements required pursuant to Section 7.01(a) and Section 7.01(b), Compliance Certificates signed by a Responsible Officer.

ARTICLE VIII

NEGATIVE COVENANTS

So long as the Termination Conditions have not been satisfied, each Borrower shall, and shall cause each of the Restricted Subsidiaries to comply with the following covenants:

8.01    Mergers, Consolidations and Asset Sales. Neither the Borrowers nor any Restricted Subsidiary will wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation (including, in each case, pursuant to a Delaware LLC Division), or make any Asset Sale, except for the following (and in each case, to the extent applicable, the Net Available Proceeds therefrom shall be applied as specified in Section 2.04(b)(iii)):

(a)    Asset Sales of obsolete, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Asset Sales of property no longer used, useful or economically practicable to maintain in the conduct of the business of the Borrowers and the Restricted Subsidiaries (including the termination or assignment of Contractual Obligations (other than the MGP Master Lease, the Bellagio Lease, the MGP BREIT JV Master Lease or any Similar Leases) to the extent such termination or assignment does not have a Material Adverse Effect);

(b)    Asset Sales of inventory and other property in the ordinary course of business;

(c)    Asset Sales of equipment to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Asset Sale are applied to the purchase price of such replacement property, in each case within 180 days of receiving the proceeds of such Asset Sale;

(d)    Asset Sales; provided that (i) at the time of such Asset Sale no Event of Default then exists or would arise therefrom, (ii) such Asset Sale shall be, in the good faith determination of the Company, for fair market value, and (iii) Borrowers or the Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents;

(e)    Asset Sales of the Class B share of MGP for which no material cash or non-cash consideration is received by the Company or any Restricted Subsidiary in exchange therefor;

(f)     on or substantially concurrently with the Closing Date, the contribution of the MGM Grand Real Property to MGM Grand Propco and the contribution of all of the outstanding Equity Interests of MGM Grand Propco first to MGM Growth Properties Operating Partnership, and then by MGM Growth Properties Operating Partnership to the MGP BREIT JV (the “MGM Grand Contribution”);

(g)    any Restricted Subsidiary may merge with (i) the Company, provided that the Company shall be the continuing or surviving Person, or (ii) any one or more other Restricted Subsidiaries; provided that with respect to a merger effected in contemplation of a Collateral Trigger Event or following a Collateral Trigger Event, if the continuing or surviving Person in any such transaction will own or otherwise hold all or any portion of the Collateral, such continuing or surviving Person shall be (or become as required by Section 6.08) a Guarantor;

(h)    mergers and consolidations to effect a mere change in the jurisdiction or form of organization of a Borrower or any Restricted Subsidiary; provided that, after giving effect to any such merger or consolidation involving any Borrower or Guarantor, the surviving Person shall be organized under the laws of the United States of America, any state thereof or the District of Columbia;

(i)    dissolutions or liquidations of any Restricted Subsidiary; provided that if the transferor of any assets subject to such dissolution and liquidation is a Loan Party, then (x) the transferee must be a Loan Party, (y) if the transferee is a Restricted Subsidiary that is not a Loan Party, then the transfer pursuant to such dissolution or liquidation shall be deemed to be an Investment which must be incurred in accordance with Section 8.06 or (z) if the transferee is not a Restricted Subsidiary, then the transfer pursuant to such dissolution or liquidation shall be deemed to be an Asset Sale and must be made in accordance with another clause of this Section 8.01;

(j)    the Borrowers or any Restricted Subsidiary may merge with any Person, provided that (i) the Company or a Restricted Subsidiary is the surviving Person, (ii) such merger is otherwise permitted as an Investment under Section 8.06, (iii) no Event of Default shall have occurred and be continuing or result therefrom, (iv) the financial condition of the Company and its Subsidiaries is determined by the Company to not be adversely affected thereby and (v) the Borrowers and the Restricted Subsidiaries execute such amendments to the Loan Documents as may be requested by the Administrative Agent to assure the continued effectiveness of the Guaranty and, after the Collateral Trigger Event, the continued priority and perfection of any Liens granted in favor of the Administrative Agent by such Persons;

(k)    Asset Sales of any Property to the extent constituting an Investment permitted by Section 8.06 (other than Section 8.06(o));

(l)    Asset Sales of (x) assets hereafter acquired pursuant to a Permitted Acquisition or Investment which assets are not used or useful to the principal business of the Company and the Restricted Subsidiaries or (y) any existing assets of the Company or its Subsidiaries which are divested in order to effectuate a Permitted Acquisition or Investment; provided that not less than 75% of the aggregate consideration received therefrom shall be paid in cash or Cash Equivalents;

(m)    any sale, transfer or other Asset Sales required pursuant to any Transfer Agreement;

(n)    any Asset Sales by the Company or any Restricted Subsidiary of property pursuant to a Permitted Sale Leaseback;

(o)    any Asset Sale by any Borrower or any Restricted Subsidiary to any Borrower or any Restricted Subsidiary; provided with respect to an Asset Sale effected in contemplation of a Collateral Trigger Event or following a Collateral Trigger Event that involves a transfer of all or any portion of the Collateral, then, if the transferor was at the time of the transfer a Guarantor, the transferee with respect thereto shall be (or become as required by Section 6.08) a Guarantor;

(p)    any sale, transfer or other Asset Sales of any aircraft and any assets directly related to the operation thereof and any limited liability company or other special purpose vehicle that has been organized solely to own any aircraft and related assets;

(q)    any sales or other dispositions of assets that do not constitute Asset Sales;

(r)    leases or subleases not interfering in any material respect with the ordinary conduct of the business of the Loan Parties (which, for the avoidance of doubt, includes the MGP Operating Subleases, the Bellagio Operating Subleases, the MGP BREIT JV Operating Subleases and similar subleases) and licenses or sublicenses of Intellectual Property made in the ordinary course of business;

(s)    leases (as lessor or sublessor) of real property or personal property to the extent permitted under Section 8.03;

(t)    Asset Sales of assets or any capital stock or other Equity Interests sold or otherwise transferred to MGP (or one of its Subsidiaries) (and any leases entered into by the Borrowers or their Restricted Subsidiaries in connection therewith) for, in the good faith determination of the Company, fair market value so long as the consideration consists of cash, Cash Equivalents, debt assumption or forgiveness and/or Equity Interests in MGM Growth Properties Operating Partnership;

(u)    Asset Sales consisting of discounting or forgiveness of accounts receivable in the ordinary course of business or in connection with the collection or compromise thereof;

(v)    (i) termination of leases and Swap Contracts in the ordinary course of business, (ii) the expiration of any option agreement in respect of real or personal property and (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims (including in tort) in the ordinary course of business;

(w)    Asset Sales of assets; provided that at the time of effecting such Asset Sale, (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) the Rent-Adjusted Total Net Leverage Ratio shall not exceed 5.00 to 1.00 calculated on a Pro Forma Basis as of the end of the most recently ended Test Period;

(x)    (i) Asset Sales permitted by and in accordance with Section 10.3 and Article 36 of the MGP Master Lease and any equivalent provision in any Similar Lease and (ii) Asset Sales permitted by and in accordance with Article 36 of the Bellagio Lease and Article 36 of the MGP BREIT JV Master Lease and any equivalent provision in any Similar Lease;

(y)    the transfer, sale, disposition or other distribution, directly or indirectly, of any capital stock or other Equity Interests of MGM Growth Properties Operating Partnership, including the transfer, sale, disposition or other distribution of any capital stock or other Equity Interests of a Subsidiary holding any capital stock or other Equity Interests of MGM Growth Properties Operating Partnership; provided that in the event that such transfer, sale, disposition or other distribution is not to a Borrower or a Restricted Subsidiary, the consideration thereof shall consist of debt assumption, cash, Cash Equivalents and/or Equity Interests of MGM Growth Properties Operating Partnership;

(z)    any Asset Sale consisting of the grant of Acceptable Land Use Arrangements; and

(aa)    the settlement or early termination of any Permitted Bond Hedge Transaction and the settlement or early termination of any related Permitted Warrant Transaction.

For purposes of determining compliance with this Section 8.01, in the event that any Asset Sale (or any portion thereof) meets the criteria of more than one of the categories of permitted Asset Sales described in clauses (a) through (aa) above, the Company may, in its sole discretion, at the time of any Asset Sale, divide or classify such Asset Sale (or any portion thereof) under any clause under which the assets subject to such Asset Sale would then be permitted to be disposed pursuant to, and at any future time may divide, classify or reclassify such Asset Sale (or any portion thereof) under any clause under which it would be permitted to be disposed of at such later time, and in each case will only be required to include the amount and type of such Asset Sale in one or more of the above clauses.

8.02    Limitation on Lines of Business. Neither the Borrowers nor any Restricted Subsidiary shall make any material change in the general nature of the business of the Company and its Restricted Subsidiaries as conducted on the Closing Date (it being acknowledged that any similar, complementary, ancillary or related businesses are not material changes in the general nature of the business of the Company and its Restricted Subsidiaries).

8.03    Liens. Neither the Borrowers nor any Restricted Subsidiary shall create, incur, grant or assume, directly or indirectly, any Lien on any Property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

(a)    Permitted Encumbrances;

(b)    after the Collateral Trigger Event, Liens securing the Obligations under the Loan Documents, Pari Passu Cash Management Agreements and Pari Passu Hedge Agreements;

(c)    Liens in existence on the Closing Date and Liens relating to any refinancing of the obligations secured by such Liens; provided that such Liens do not encumber any Property other than the Property (including proceeds) subject thereto on the Closing Date;

(d)    purchase money Liens securing Indebtedness and Finance Leases permitted under Section 8.04(d) and Section 8.04(s); provided that any such Liens attach only to the property being financed pursuant to such purchase money Indebtedness or Finance Leases (or refinancings thereof and) directly related assets, including proceeds and replacements thereof;

(e)    Liens granted on the Equity Interests in a Person which is not a Borrower or a Restricted Subsidiary; including customary rights of first refusal, “tag-along” and “drag-along” rights, transfer restrictions and put and call arrangements with respect to the Equity Interests of any Joint Venture pursuant to any Joint Venture or similar agreement;

(f)    Liens securing Indebtedness incurred in accordance with Section 8.04(g); provided that (i) such Liens do not apply to any other Property of the Borrowers or the Restricted Subsidiaries not securing such Indebtedness at the date of the related Permitted Acquisition or Investment and (ii) such Lien is not created (but may have been amended) in contemplation of or in connection with such Permitted Acquisition or Investment;

(g)    Liens in respect of Permitted Sale Leasebacks, limited to the Property subject to such Permitted Sale Leaseback;

(h)    [reserved];

(i)    other Liens outstanding on property other than OP Units owned by the Borrower Group in an aggregate principal amount not to exceed the greater of (i) $500,000,000 and (ii) 35.0% of Borrower Group EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of the incurrence of such Lien;

(j)    (i) Liens pursuant to the MGP BREIT JV Operating Subleases, the MGP Master Lease, the Bellagio Lease, the MGP BREIT JV Master Lease or any Similar Lease or the MGP BREIT JV Management Agreement (including any Liens, bonds or other security required pursuant to Section 41.14 of the MGP Master Lease, Section 6.4 of the Bellagio Lease, Section 6.4 of the MGP BREIT JV Master Lease and any equivalent provision in any Similar Lease), which Liens are granted to the landlord under such lease or agreement for the purpose of securing the obligations of the tenant under such lease or agreement to such landlord, (ii) Liens on cash and Cash Equivalents (and on the related escrow accounts or similar accounts, if any) required to be paid to the lessors (or lenders to such lessors) under such leases or maintained in escrow account or similar account pending application of such proceeds in accordance with the applicable lease and (iii) Liens in favor of the lessor under the MGM National Harbor Hotel and Casino Ground Lease;

(k)    Liens securing Indebtedness permitted under Section 8.04(b) on any assets of the Company and the Restricted Subsidiaries other than OP Units owned by the Borrower Group in an aggregate principal amount not to exceed the greater of (i) $75,000,000 and (ii) 4.0% of Borrower Group EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of the incurrence of such Lien; provided that the counterparty to such Swap Contract is a wholesale counterparty or an affiliate of such a wholesale counterparty;

(l)    Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(m)    Liens securing Interim Drop-Down Indebtedness; provided that (i) such Liens secure only assets sold to MGP or one of its Subsidiaries in connection with Section 8.01(t), (ii) to the extent such Liens remain outstanding after the date that is fifteen (15) days after the original incurrence of such Indebtedness, such Liens shall no longer be permitted to be incurred pursuant to this clause (m) and must otherwise be permitted pursuant to another provision of this Section 8.03 and (iii) to the extent such Interim Drop-Down Indebtedness is extended, refinanced, renewed or replaced no Liens securing any replacement Indebtedness shall be permitted to be incurred pursuant to this clause (m); and

(n)    Liens solely on any cash earnest money deposits (including as part of any escrow arrangement) made by the Borrowers and/or any of the Restricted Subsidiaries in connection with any letter of intent or acquisition agreement with respect to any Investment permitted hereunder.

provided that this Section 8.03 shall not be effective to prohibit the Liens with respect to securities issued by any gaming licensee to the extent that appropriate or required approvals of this covenant have not been obtained under applicable Gaming Laws.

For purposes of determining compliance with this Section 8.03, (i) in the event that the creation or imposition of any Lien upon or with respect to any Property (or any portion thereof) meets the criteria of more than one of the categories of permitted Liens described in clauses (a) through (n) above, the Borrowers may, in their sole discretion, at the time of creation or imposition, divide, classify or reclassify, or at any later time divide, classify or reclassify, such Lien (or any portion thereof) and will only be required to include the interest encumbered by such Lien in one or more of the above clauses; provided that the Liens securing the Obligations under the Loan Documents shall at all times be deemed to have been incurred pursuant to clause (b) above.

8.04    Indebtedness. Neither the Borrowers nor any Restricted Subsidiary will incur any Indebtedness, except:

(a)    Existing Indebtedness and any Permitted Refinancings thereof;

(b)    obligations (contingent or otherwise) existing or arising under any Swap Contract entered into for the purpose of mitigating risks associated with fluctuations in interest rates (including both fixed to floating and floating to fixed contracts), foreign exchange rates or commodity price fluctuations in a non-speculative manner;

(c)    Indebtedness under the Loan Documents and Pari Passu Cash Management Agreements;

(d)    Finance Leases and Indebtedness secured by purchase money Liens in an aggregate outstanding principal amount not to exceed at any time the greater of (i) $150,000,000 and (ii) 7.5% of Borrower Group EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of incurrence;

(e)    Indebtedness incurred in connection with any Permitted Sale Leaseback and any Permitted Refinancing in respect thereof;

(f)    Indebtedness of any Borrower, any Restricted Subsidiary or any Designated Restricted Entity owed to any Borrower, any Restricted Subsidiary or any Designated Restricted Entity; provided that (i) Indebtedness of any Restricted Subsidiary that is not a Loan Party owing to any Borrower or any Loan Party shall be subject to Section 8.06 (for the avoidance of doubt, other than Sections 8.06(d) or (o)) and (ii) the aggregate outstanding principal amount of Indebtedness of any Borrower or any Restricted Subsidiary owed to a Designated Restricted Entity pursuant to this clause (f), together with the aggregate outstanding amount of Investments by the Company and its Restricted Subsidiaries in Designated Restricted Entities pursuant to Section 8.06(d), shall not exceed at any time the greater of (x) $300,000,000 and (y) 15.0% of Borrower Group EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of incurrence;

(g)    Indebtedness (x) of a Person that becomes a Restricted Subsidiary after the Closing Date, that existed at the time such Person became a Restricted Subsidiary and was not created (but may have been amended) in anticipation or contemplation thereof and (y) assumed in connection with any Investment permitted under this Agreement which was not incurred to finance that Investment or created (but may have been amended), incurred or assumed in contemplation of that Investment; provided that the Rent-Adjusted Total Net Leverage Ratio, on a Pro Forma Basis after giving effect to such acquisition (and the related incurrence or assumption of any Indebtedness), as of the end of the most recently ended Test Period, as if such acquisition (and any related incurrence or assumption of Indebtedness) had occurred on the first day of such relevant Test Period, does not exceed the greater of (A) the Rent-Adjusted Total Net Leverage Ratio as of the most recently ended Test Period and (B) the then applicable Rent-Adjusted Total Net Leverage Ratio set forth in Section 8.12(a) (and any Permitted Refinancings in respect thereof);

(h)    Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts, commercial credit cards, stored value cards, purchasing cards and treasury management services, including any obligations pursuant to Cash Management Agreement, and other netting services, overdraft protections, automated clearing-house arrangements, employee credit card programs, controlled disbursement, ACH transactions, return items, interstate depository network service, Society for Worldwide Interbank Financial Telecommunication transfers, cash pooling and operational foreign exchange management, and, in each case, similar arrangements and otherwise in connection with cash management, including cash management arrangements among the Company and its Subsidiaries;

(i)    Guaranty Obligations of Borrowers or any Restricted Subsidiary in respect of any Indebtedness or other obligations of the Borrowers and the Restricted Subsidiaries not prohibited hereunder;

(j)    subject to the conditions set forth in Section 8.06(k), 8.06(n), 8.06(w), or 8.06(cc), as applicable, Guaranty Obligations of the Indebtedness of Unrestricted Subsidiaries or Joint Ventures (which Guaranty Obligations shall for the avoidance of doubt reduce amounts available pursuant to Section 8.06(k), 8.06(n), 8.06(w), or 8.06(cc), as applicable, on a dollar-for-dollar basis) (measured at the time such Investment is made), if the applicable dollar limitations set forth in Section 8.06(k), 8.06(n), 8.06(w), or 8.06(cc), as the case may be, would not be exceeded after giving effect to such incurrence when aggregated (without duplication) with all Guaranty Obligations incurred pursuant to this clause (j) in reliance on the applicable clause of Section 8.06 as if such Guaranty Obligation were an Investment thereunder;

(k)    to the extent constituting Indebtedness, completion guarantees entered into by any Borrower or a Restricted Subsidiary in favor of an Unrestricted Subsidiary, Unconsolidated Affiliate or Designated Restricted Entities (or a Restricted Subsidiary that was an Unrestricted Subsidiary, Unconsolidated Affiliate or Designated Restricted Entities at the time such completion guarantee was entered into);

(l)    unsecured Guaranty Obligations of the Company with respect to the Bellagio CMBS Debt in an aggregate outstanding principal amount not to exceed $3,010,000,000 (and any interest accrued and unpaid thereon) and any Permitted Refinancings thereof, in each case on such terms as have been disclosed to the Administrative Agent prior to the Closing Date together with such amendments and modifications thereof, and any waivers or releases with respect thereto, that would not, taken as a whole, be disadvantageous to the interests of the Lenders in any material respect;

(m)    other Indebtedness (including Convertible Debt) of the Company and/or one or more Restricted Subsidiaries so long as on the date of incurrence thereof, the Company and its Restricted Subsidiaries are in compliance on a Pro Forma Basis with (i) a Rent-Adjusted Total Net Leverage Ratio that is 0.25:1.00 less than the then applicable Rent-Adjusted Total Net Leverage Ratio set forth in Section 8.12(a) and (ii) Section 8.12(b), and any Permitted Refinancing in respect thereof (the “Ratio Debt Basket”);

(n)    Indebtedness of any Subsidiary supported by a Letter of Credit in an aggregate principal amount not to exceed the stated amount of such Letter of Credit (but which stated amount may include the amount of any anticipated premiums, expenses (including upfront fees and original issue discount) and any accretion in the principal amount thereof);

(o)    contractual indemnity obligations entered into in the ordinary course of business in connection with the normal course of operation of its casinos and other property;

(p)    without duplication of any other Indebtedness, all premiums (if any), interest (including post-petition interest and payment in kind interest), accretion or amortization of original issue discount, fees, expenses and charges with respect to Indebtedness permitted hereunder;

(q)    Interim Drop-Down Indebtedness; provided that (i) to the extent such Indebtedness remains outstanding after the date that is fifteen (15) days after the original incurrence thereof, such Indebtedness shall no longer be permitted to be incurred pursuant to this clause (q) and must otherwise be permitted under another provision of this Section 8.04 and (ii) to the extent such Indebtedness is extended, refinanced, renewed or replaced such extension, refinancing, renewal or replacement, as applicable, shall not be permitted pursuant to this clause (q);

(r)    unsecured Guaranty Obligations of the Company under the MGP BREIT JV Debt Guaranty in an aggregate outstanding principal amount not to exceed $3,000,000,000 (and any interest accrued and unpaid thereon) on such terms as have been disclosed to the Administrative Agent prior to the Closing Date together with such amendments and modifications thereof, and any waivers or releases with respect thereto, that would not, taken as a whole, be disadvantageous to the interests of the Lenders in any material respect; provided that to the extent such Indebtedness is extended, refinanced, renewed or replaced, such extension, refinancing, renewal or replacement, as applicable, shall not be permitted pursuant to this clause (r); and

(s)    purchase money Indebtedness and Finance Leases in respect of slot machine and other gaming device financing arrangements entered into in the ordinary course of business or consistent with past practice or industry norm.

For purposes of determining compliance with this Section 8.04, in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (s) above, the Borrowers may, in their sole discretion, at the time of incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify, such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that all Indebtedness outstanding under the Loan Documents will be deemed to have been incurred in reliance only on the exception in clause (c).

8.05    Payments of Certain Indebtedness. Neither the Borrowers nor any Restricted Subsidiary will, nor will they permit any Restricted Subsidiary to, voluntarily prepay, redeem, purchase, defease or otherwise satisfy any Prepayment Restricted Indebtedness, except:

(a)    regularly scheduled or required repayments or redemptions of such Indebtedness;

(b)    to the extent exchanged for Equity Interests in the Company or using the proceeds of the issuance of Equity Interests in the Company;

(c)    additional Prepayment Restricted Indebtedness in an aggregate principal amount not to exceed the greater of (i) $200,000,000 and (ii) 10.0% of Borrower Group EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such prepayment, redemption, purchase, defeasement or other satisfaction;

(d)    additional Prepayment Restricted Indebtedness so long as (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom at the time of, at the Company’s discretion, delivery of irrevocable notice with respect thereto or incurrence thereof and (ii) the Rent-Adjusted Total Net Leverage Ratio shall not exceed 5.00 to 1.00 calculated on a Pro Forma Basis as of the end of the most recently ended Test Period;

(e)    Prepayment Restricted Indebtedness in an aggregate principal amount not to exceed the portion, if any, of the Available Amount on the date of such prepayment, redemption, purchase, defeasance or satisfaction that the Company elects to apply to this Section 8.05(e), such election to be specified in a written notice (which may be the Compliance Certificate) of a Responsible Officer calculating in reasonable detail the amount of Available Amount immediately prior to such election and the amount thereof elected to be so applied; provided that no Default or Event of Default shall have occurred and be continuing or would result therefrom at the time of, at the Company’s discretion, delivery of irrevocable notice with respect thereto or incurrence thereof;

(f)    pursuant to refinancings of such Indebtedness permitted under Section 8.04, including pursuant to Permitted Refinancings;

(g)    so long as no Event of Default has occurred and is continuing or would result therefrom at the time of, at the Company’s discretion, delivery of irrevocable notice with respect thereto or incurrence thereof, prepayments, redemptions, purchases, defeasances or satisfactions of any Prepayment Restricted Indebtedness within 364 days prior to the final maturity date of such Prepayment Restricted Indebtedness;

(h)    the prepayment of the Loans in accordance with the terms of this Agreement;

(i)    any redemption within 60 days after the date of a redemption notice with respect thereto, if at the date of such notice, the redemption notice would have complied with the provisions hereof;

(j)    Prepayment Restricted Indebtedness pursuant to or in connection with the Transactions; and

(k)    the prepayment of Indebtedness required pursuant to the proviso to Section 8.01(f).

For purposes of determining compliance with this Section 8.05, in the event that the prepayment, redemption, purchase, defeasement or other satisfaction of any Prepayment Restricted Indebtedness (or any portion thereof) meets the criteria of more than one of the categories of prepayment, redemption, purchase, defeasement or other satisfaction of any Prepayment Restricted Indebtedness described in clauses (a) through (k) above, the Company may, in its sole discretion, divide, classify or reclassify such prepayment, redemption, purchase, defeasement or other satisfaction of Prepayment Restricted Indebtedness (or any portion thereof) under any clause under which such prepayment, redemption, purchase, defeasement or other satisfaction of Prepayment Restricted Indebtedness would then be permitted to be made, and at any future time may divide, classify or reclassify such prepayment, redemption, purchase, defeasement or other satisfaction of Prepayment Restricted Indebtedness (or any portion thereof) under any clause under which it would be permitted to be made at such later time.

8.06    Investments, Loans and Advances. Neither the Borrowers nor any Restricted Subsidiary will make any Investment, except for the following:

(a)    Investments consisting of Cash Equivalents at the time made;

(b)    advances to officers, directors and employees of Borrowers or the Restricted Subsidiaries in the ordinary course of business for travel, entertainment, relocation and analogous ordinary business purposes;

(c)    Investments outstanding on the Closing Date;

(d)    Investments by the Company and its Restricted Subsidiaries in the Borrowers, Restricted Subsidiaries and Designated Restricted Entities and Investments in Indebtedness of the Borrowers, the Restricted Subsidiaries and the Designated Restricted Entities permitted by Section 8.04(f); provided that the aggregate outstanding amount of Investments by the Company and its Restricted Subsidiaries in Designated Restricted Entities pursuant to this clause (d) after the Closing Date, together with the aggregate outstanding principal amount of Indebtedness of any Borrower or any Restricted Subsidiary owed to a Designated Restricted Entity incurred pursuant to Section 8.04(f), shall not exceed at any time the greater of (x) $300,000,000 and (y) 15.0% of Borrower Group EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of Investment;

(e)    (i) Investments consisting of extensions of credit in the nature of accounts receivable, notes receivable or other advances (including letters of credit and cash collateral) arising from the grant of trade credit or similar arrangements with suppliers, distributors, tenants, licensors or licensees in the ordinary course of business, (ii) Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and (iii) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in settlement of delinquent or overdue accounts in the ordinary course of business;

(f)    Guaranty Obligations permitted by Section 8.04 (other than pursuant to clause (j) thereof) and guarantees of obligations not constituting Indebtedness, including obligations under the Bellagio Tax Protection Agreement and the MGP BREIT JV Tax Protection Agreement;

(g)    Investments in Swap Contracts permitted under Section 8.04(b);

(h)    (i) Guaranty Obligations pursuant to the MGP Master Lease and any Similar Leases, (ii) Guaranty Obligations pursuant to the Bellagio Lease and the MGP BREIT JV Master Lease and (iii) operating leases and subleases of any real or personal property in the ordinary course of business (which, for the avoidance of doubt, includes the MGP Master Lease, the Bellagio Lease, the MGP BREIT JV Master Lease and any Similar Leases and the MGP Operating Subleases, the Bellagio Operating Subleases, the MGP BREIT JV Operating Subleases and similar subleases under any Similar Lease);

(i)    Permitted Acquisitions (and Investments in Subsidiaries to facilitate Permitted Acquisitions); provided that the Company shall have the ability to incur at least $1.00 of additional Indebtedness under the Ratio Debt Basket calculated on a Pro Forma Basis as of the end of the most recently ended Test Period;

(j)    Investments made substantially contemporaneously with the issuance by the Company of any Convertible Debt in derivative securities or similar products purchased by the Company in connection therewith linked to Equity Interests underlying such Convertible Debt;

(k)    Investments in an aggregate outstanding amount since the Closing Date not at any time to exceed the portion, if any, of the Available Amount on the date of such Investment that the Company elects to apply to this Section 8.06(k), such election to be specified in a written notice (which may be the Compliance Certificate) of a Responsible Officer calculating in reasonable detail the amount of Available Amount immediately prior to such election and the amount thereof elected to be so applied; provided that no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(l)    Investments in an aggregate amount not to exceed at any one time outstanding the greater of (i) $750,000,000 and (ii) 40.0% of Borrower Group EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such Investment;

(m)    any acquisition or Investment to the extent made using Equity Interests of the Company (other than Disqualified Equity Interests);

(n)    Investments consisting of the transfer of any Real Property to an Unrestricted Subsidiary or Joint Venture for the purpose of facilitating its development or re-development; provided that (i) no Event of Default exists or would result therefrom and (ii) the aggregate fair market value of all Real Property subject to this Section 8.06(n) does not exceed, in the aggregate, the greater of (x) $100,000,000 and (y) 5.0% of Borrower Group EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such Investment;

(o)    to the extent constituting Investments, transactions expressly permitted under Sections 8.01 (other than Section 8.01(k)), 8.03, 8.04 (other than Section 8.04(j)) and 8.07 (other than Section 8.07(d));

(p)    Investments arising as a result of Permitted Sale Leasebacks;

(q)    Investments in the Insurance Subsidiaries; provided that Investments in the Insurance Subsidiaries pursuant to this Section 8.06(q) following the Closing Date shall not exceed, in the aggregate, the greater of (i) $200,000,000 and (ii) 10.0% of Borrower Group EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such Investment;

(r)    Permitted Affiliate Payments;

(s)    Investments consisting of (i) Guaranty Obligations to landlords and contractors (and letters of credit in lieu of Guaranty Obligations) in the ordinary course of business, (ii) loans and other extensions of credit to tenants in the ordinary course of business so long as the proceeds of which are primarily used for tenant improvements, and (iii) loans and other extensions of credit to contractors in the ordinary course of business in order to facilitate the purchase of machinery, tools and other equipment by such contractor;

(t)    [reserved];

(u)    Investments arising as a result of the Transactions, the MGP Master Lease, the Bellagio Lease, the MGP BREIT JV Master Lease and any Similar Leases (including any Liens, bonds or other security required pursuant to Section 41.14 of the MGP Master Lease, Section 6.4 of the Bellagio Lease, Section 6.4 of the MGP BREIT JV Master Lease and any equivalent provision in any Similar Lease and the Company’s guaranty of the MGP Master Lease and any Similar Lease);

(v)    Investments of a Person that becomes a Restricted Subsidiary after the Closing Date that existed at the time such Person became a Restricted Subsidiary and were not created in anticipation or contemplation thereof;

(w)    additional Investments; provided that at the time of making such Investments, (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) the Rent-Adjusted Total Net Leverage Ratio shall not exceed 5.00 to 1.00 calculated on a Pro Forma Basis as of the end of the most recently ended Test Period;

(x)    obligations of the Company with respect to indemnifications of title insurance companies issuing title insurance policies in relation to construction liens;

(y)    Investments in Joint Ventures (in addition to those otherwise permitted by this Section 8.06) following the Closing Date in an amount not to exceed the greater of (i) $100,000,000 and (ii) 5.0% of Borrower Group EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such Investment;

(z)    the MGM Grand Contribution;

(aa)    Investments made by Company or any Restricted Subsidiary as a result of consideration received in connection with an Asset Sale (or any sale or other disposition of assets that does not constitute an Asset Sale) made in compliance with Section 8.01 (other than Section 8.01(k));

(bb)    Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business;

(cc)    payments with respect to any Qualified Contingent Obligations, so long as, at the time such Qualified Contingent Obligation was incurred or, if earlier, the agreement to incur such Qualified Contingent Obligations was entered into, such Investment was permitted under this Agreement;

(dd)    guarantees by the Borrowers or any Restricted Subsidiary of operating leases (other than Finance Leases) or of other obligations that do not constitute Indebtedness, in each case entered into by the Borrowers or any Restricted Subsidiary in the ordinary course of business;

(ff)    Permitted Bond Hedge Transactions which constitute Investments;

(gg)    Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing or other arrangements with other Persons;

(hh)    Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or purchases, sales, licenses or sublicenses (including in respect of gaming licenses) or leases of intellectual property;

(ii)    Investments in Persons which are the owners or operators of restaurants, retail, night club or other businesses located at any Gaming Facility in the ordinary course of business; and

(jj)    Permitted Non-Recourse Guarantees.

For purposes of this Section 8.06, (i) at the time of any Designation of any Subsidiary as an Unrestricted Subsidiary, the Company shall be deemed to have made an Investment in an amount equal to its direct or indirect pro rata ownership interest in the fair market value of the net assets of such Subsidiary at the time of such Designation; provided, however, that to the extent a Joint Venture becomes a Subsidiary and is substantially concurrently designated as an Unrestricted Subsidiary, the amount deemed invested will not include amounts previously invested in compliance with this Section 8.06 and (ii) at the time of Revocation of any such Designation, the amount of Investments otherwise then available to be made under clauses (k) or (n) of this Section 8.06 shall be deemed increased by (x) the amount of deemed Investment made under such clauses (k) and (n) pursuant to the immediately preceding clause (i) plus (y) the amount of Investments in such Subsidiary made since its Designation as an Unrestricted Subsidiary pursuant to such clauses (k) and (n).

For purposes of determining compliance with this Section 8.06, in the event that an Investment (or any portion thereof) meets the criteria of more than one of the categories of Investment described in clauses (a) through (ii) above, the Borrowers may, in their sole discretion, at the time of making such Investment, divide, classify or reclassify, or at any later time divide, classify or reclassify, such Investment (or any portion thereof) and will only be required to include the amount and type of such Investment in one or more of the above clauses.

8.07    Restricted Payments. Neither the Borrowers nor any Restricted Subsidiary shall at any time, directly or indirectly, declare or make any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(a)    each Restricted Subsidiary may make Restricted Payments to the Company, any of the Company’s Subsidiaries that are Guarantors and any other Person that owns a direct Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to the Borrowers and their Restricted Subsidiaries and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests and to the extent required under the Organizational Documents of any non-wholly owned Restricted Subsidiary, based on the formulation required in such Organizational Documents);

(b)    the Company and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c)    the Company may pay any dividend within 60 days after the date of the declaration thereof if at the date of such declaration or notice, the payment of such dividend would have complied with the provisions of this Section 8.07;

(d)    a Restricted Subsidiary may issue Equity Interests to the extent constituting an Asset Sale permitted by Section 8.01 or Investment permitted by Section 8.06 (other than Section 8.06(o));

(e)    a Restricted Subsidiary may issue Equity Interests in additional, newly formed Restricted Subsidiaries;

(f)    the Company and its Restricted Subsidiaries may make Restricted Payments in an aggregate amount not to exceed the greater of (i) $100,000,000 and (ii) 5.0% of Borrower Group EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of declaration or notice of such Restricted Payment;

(g)    the Company and its Restricted Subsidiaries may make Restricted Payments from and after the Closing Date in an aggregate amount not to exceed the Available Amount at the time of declaration or notice of such Restricted Payment that the Company elects to apply to this Section 8.07(g), such election to be specified in a written notice (which may be the Compliance Certificate) of a Responsible Officer calculating in reasonable detail the amount of Available Amount immediately prior to such election and the amount thereof elected to be so applied; provided no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(h)    the Company and its Restricted Subsidiaries may make additional Restricted Payments; provided that at the time of declaration or notice of such Restricted Payments, (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) the Rent-Adjusted Total Net Leverage Ratio shall not exceed 5.00 to 1.00 calculated on a Pro Forma Basis as of the end of the most recently ended Test Period;

(i)    the Borrowers may make Restricted Payments on the Closing Date pursuant to or in connection with the Transactions;

(j)    the Company and its Restricted Subsidiaries may make Restricted Payments in connection with the payment of amounts necessary to repurchase Indebtedness or Equity Interests of the Borrowers or any Subsidiary to the extent required by any Gaming Authority having jurisdiction over the Borrowers or any Subsidiary in order to avoid the License Revocation, suspension, or denial of a Gaming License by that Gaming Authority; provided that after giving effect to any such Restricted Payments, at the time of declaration or notice thereof, the Company and its Restricted Subsidiaries are in compliance with Section 8.12 determined on a Pro Forma Basis as of the end of the most recently ended Test Period; provided, further, that, in the case of any such repurchase of Equity Interests of the Borrowers or any Subsidiary, if such efforts do not jeopardize any Gaming License, the Borrowers or any such Subsidiary will have previously attempted to find a suitable purchaser for such Equity Interests and no suitable purchaser acceptable to the applicable Gaming Authority was willing to purchase such Equity Interests on terms acceptable to the holder thereof within a time period acceptable to such Gaming Authority;

(k)    the making of cash payments in connection with any conversion of Convertible Debt in an aggregate amount since the Closing Date not to exceed the sum of (i) the principal amount of such Convertible Debt plus (ii) any payments received by the Company or any of its Restricted Subsidiaries pursuant to the exercise, settlement or termination of any related Permitted Bond Hedge Transaction;

(l)    any payments in connection with (i) a Permitted Bond Hedge Transaction and (ii) the settlement of any related Permitted Warrant Transaction (A) by delivery of shares of Company’s common stock upon settlement thereof or (B) by (1) set-off against the related Permitted Bond Hedge Transaction or (2) payment of an early termination amount thereof in common stock upon any early termination thereof;

(m)    the Company and its Restricted Subsidiaries may make Restricted Payments in connection with any prepayment, purchase or redemption of minority interests in MGM National Harbor, LLC, MGM Springfield Blue Tarp, Detroit and any other Designated Restricted Entity in an aggregate amount not to exceed $50,000,000 at the time of declaration or notice thereof;

(n)    non-cash repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants or the settlement or vesting of other equity awards if such Equity Interests represent a portion of the exercise price of such options or warrants; and

(o)    the Company and its Restricted Subsidiaries may make Restricted Payments in connection with any tender offer, redemption or other purchase of Equity Interests of the Company in an aggregate amount not to exceed $1,000,000,000.

For purposes of determining compliance with this Section 8.07, in the event that the making of (including the declaration thereof) any Restricted Payment (or any portion thereof), other than a Restricted Payment made pursuant to Section 8.07(g), meets the criteria of more than one of the categories of Restricted Payments described in clauses (a) through (n) above, the Company may, in its sole discretion, divide, classify or reclassify such Restricted Payment (or any portion thereof) at the time such Restricted Payment (or any portion thereof) is made (or declared) under any clause under which it would then be permitted to be made (or declared) at such time, and at any future time may divide, classify or reclassify such Restricted Payment (or any portion thereof) under any clause under which it would be permitted to be made (or declared) at such later time, and in each case will only be required to include the amount and type of such Restricted Payment in one or more of the above clauses.

8.08    Limitation on Certain Restrictions Affecting Subsidiaries. Neither the Borrowers nor any Restricted Subsidiary shall enter into or permit to exist any Contractual Obligation that limits the ability (a) of any Restricted Subsidiary to make Restricted Payments to the Company, or (b) of the Borrowers or any Restricted Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person to secure the Obligations; provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations which exist under or by reason of: (i) applicable law, rule, regulation or order (including requirements imposed by any Gaming Authority), (ii) this Agreement, the other Loan Documents, any Pari Passu Hedge Agreement or any Pari Passu Cash Management Agreement, (iii) any documents governing any Permitted Refinancings and any agreement effecting a refinancing, replacement or substitution, extension, renewal or restructuring of Indebtedness issued, assumed or incurred pursuant to an agreement or instrument permitted under this Agreement, (iv) customary provisions restricting subletting, transfer, license or assignment of any lease governing any leasehold interest of the Borrowers or any of their Restricted Subsidiaries or otherwise relating to the assets subject thereto, (v) customary provisions restricting transfer, license or assignment of any licensing agreement or other contract (or otherwise relating to the assets subject thereto) entered into by the Borrowers or any of their Restricted Subsidiaries in the ordinary course of business, (vi) restrictions on the transfer of any asset or Subsidiary or the payment of dividends or other distributions or the making of loans or advances by that Subsidiary pending the close of the sale of such asset or Subsidiary, (vii) restrictions on the transfer of any asset subject to a Lien permitted by Section 8.03; (viii) any agreement or instrument incurred or assumed in connection with a Permitted Acquisition or other permitted Investment, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person or the properties or assets of the Person acquired pursuant to the respective Permitted Acquisition or permitted Investment and so long as the respective encumbrances or restrictions were not created (or made more restrictive) in connection with or in anticipation of the respective Permitted Acquisition or permitted Investment; (ix) restrictions applicable to any Unrestricted Subsidiary or any Joint Venture (or the Equity Interests thereof); (x) customary negative pledges and restrictions on Liens in favor of any holder of Indebtedness for borrowed money permitted under Section 8.04; (xi) encumbrances or restrictions on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business; (xii) Contractual Obligations which (x) exist on the Closing Date and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, or any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing is not (taken as a whole) materially less favorable to the Lenders; (xiii) restrictions binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of the Company, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Company; (xiv) restrictions on (x) cash or other deposits constituting Permitted Encumbrances and other Liens permitted by Section 8.03 or (y) cash earnest money deposits in favor of sellers in connection with acquisitions not prohibited hereunder; (xv) encumbrances or restrictions contained in the MGP Master Lease, the Bellagio Lease, the MGP BREIT JV Master Lease and any Similar Leases and customary encumbrances or restrictions contained in other leases relating to the property subject to such lease; (xvi) customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person or provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of capital stock of a Person other than on a pro rata basis, (xvii) other restrictions or encumbrances that are, in the good faith judgment of the Borrowers, not materially more restrictive with respect to such encumbrances and other restrictions, taken as a whole, than the corresponding restrictions or encumbrances hereunder, (xviii) transactions and agreements disclosed or referred to in the MGP BREIT JV Transaction Agreements (including for the avoidance of doubt, the MGP BREIT JV Master Lease) (in each case including any amendment, modification or extension, to the extent such amendment, modification or extension thereto, taken as a whole, is not adverse to the Lenders in any material respect); and (xix) any transactions pursuant to Section 8.01(t), Section 8.03(m), Section 8.04(l) and Section 8.04(q).

8.09    Transactions with Affiliates. Neither the Borrowers nor any Restricted Subsidiary shall hereafter enter into any transaction of any kind with any of their Affiliates (other than the Borrowers or any Restricted Subsidiary) with a value in excess of the greater of (i) $50,000,000 in the aggregate and (ii) 2.50% of Borrower Group EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such transaction for any transaction or series of related transactions, other than on terms and conditions (taken as a whole) that are not materially less favorable to the Company or such Restricted Subsidiary as would be obtainable by the Company or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, except that the following in any event shall be permitted:

(i)    license or lease agreements with any Unrestricted Subsidiary or Joint Venture on terms which, taken as a whole together with all related transactions with such Unrestricted Subsidiary or Joint Venture, are commercially reasonable;

(ii)    other agreements and transactions in the ordinary course of business (and reasonable extensions of such course of business) with, or for the benefit of, CityCenter Holdings, any sub-tenant, any Unrestricted Subsidiary or any Joint Venture on terms which are materially consistent with the past practices of the Company;

(iii)    any agreement by an Unrestricted Subsidiary or Joint Venture to pay management, development or other similar fees to the Loan Parties directly or indirectly relating to the provision of management services, overhead, sharing of customer lists and customer loyalty programs;

(iv)    transactions related to the issuance, sale or transfer of the Equity Interests of the Borrowers to any Parent Entity of the Borrowers, including in connection with capital contributions by such Parent Entity to such Borrower or any Restricted Subsidiary;

(v)    transactions undertaken for the purpose of improving the consolidated tax efficiency of any Parent Entity of the Borrowers and/or the Restricted Subsidiaries; provided that such transactions, taken as a whole, are not materially adverse to the Borrowers and the Restricted Subsidiaries (as determined by the Borrowers in good faith);

(vi)    payments of compensation, perquisites and fringe benefits arising out of any employment or consulting relationship in the ordinary course of business;

(vii)    transactions between or among the Borrowers and/or any Restricted Subsidiary of the Borrowers;

(viii)    employment and severance arrangements between the Borrowers or any of their Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements;

(ix)    the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, officers, employees and consultants of the Borrowers and their Subsidiaries in the ordinary course of business to the extent attributable to the ownership, management or operation of the Borrowers and their Subsidiaries;

(x)    the Transactions and the payment of fees and expenses in connection therewith;

(xi)    Investments permitted by Section 8.06, Restricted Payments permitted by Section 8.07, Indebtedness permitted by Section 8.04(f), (g), (i), (j), (k), (l), (q) and (r), Asset Sales permitted by Section 8.01(f), (g), (h), (i), (j), (k), (o), (q), (r), (t) and (x) and Liens permitted by Section 8.03(a), (j) and (n);

(xii)    (i) the exercise by the Company of rights under derivative securities linked to Equity Interests underlying Convertible Debt or similar products purchased by the Company in connection with the issuance of such Convertible Debt and (ii) any termination fees or similar payments in connection with the termination of warrants or other Equity Interests issued in connection with such Convertible Debt;

(xiii)    transactions and agreements disclosed or referred to in MGP Form S-11 registration statement as filed with the SEC on or prior to the Closing Date (in each case, including any amendment, modification or extension thereto to the extent such amendment, modification or extension, taken as a whole, is not (i) adverse to the Lenders in any material respect or (ii) more disadvantageous to the Lenders than the relevant transaction in existence on the Closing Date in any material respect);

(xiv)    agreements with Joint Ventures and Unrestricted Subsidiaries to facilitate arrangements permitted by clauses (d), (e), (j) and (ee) of the definition of “Permitted Encumbrances”;

(xv)    future leases and subleases between the Company or its Restricted Subsidiaries and MGP or its Subsidiaries to the extent any such future lease or sublease is not adverse to the Lenders in any material respect;

(xvi)    completion guarantees in favor of Unrestricted Subsidiaries, Unconsolidated Affiliates, Designated Restricted Entities and Joint Ventures consistent with past practice;

(xvii)    Permitted Affiliate Payments;

(xviii)    transactions and agreements disclosed or referred to in the Bellagio Transaction Agreements, including the Bellagio Lease (in each case, including any amendment, modification or extension thereto to the extent such amendment, modification or extension, taken as a whole, is not adverse to the Lenders in any material respect or more disadvantageous to the Lenders than the relevant transaction in existence on the Closing Date in any material respect);

(xx)    any agreements or transactions with the MGM/GVC Joint Venture as contemplated by the MGM/GVC Joint Venture Agreements and any reasonable extensions of such agreements or transactions; or

(xxi)    transactions and agreements disclosed or referred to in the MGP BREIT JV Transaction Agreements, including the MGP BREIT JV Master Lease (in each case, including any amendment, modification or extension thereto to the extent such amendment, modification or extension, taken as a whole, is not adverse to the Lenders in any material respect or more disadvantageous to the Lenders than the relevant transaction in existence on the Closing Date in any material respect).

8.10    Limitation on Changes to Fiscal Year. The Company shall not change its Fiscal Year end (December 31 of each year) unless required to do so by law or by then prevailing auditing standards or at the request of any Governmental Authority.

8.11    Restrictions Applicable to the Designated Restricted Entities. The Company will not permit any Designated Restricted Entity to:

(i) wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or make any Asset Sale or Specified Disposition, except for (t) Asset Sales of OP Units; provided that (i) at the time of such Asset Sale no Event of Default then exists or would arise therefrom, (ii) such Asset Sale shall be, in the good faith determination of the Company, for fair market value, (iii) Borrowers or the Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of cash, Cash Equivalents or MGP Class A Shares, and (iv) to the extent applicable, the Net Available Proceeds therefrom shall be applied as specified in Section 2.04(b)(i), (u) subject to approval by the applicable Gaming Authority or permitted by applicable Gaming Laws, Asset Sales of any Property to, or any liquidation, dissolution or transaction of merger or consolidation with, the Borrowers or the Restricted Subsidiaries, (v) Asset Sales of the type described in Sections 8.01(a), (b), (c), (q), (r), (s), (t), (u), (v) and (y) and Section 8.14, and, subject to approval by the applicable Gaming Authority or permitted by applicable Gaming Laws, (w) Asset Sales in an aggregate principal amount not to exceed the greater of (I) $25,000,000 and (II) 1.50% of Borrower Group EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such transaction, (x) any Asset Sales to or among any Subsidiaries of any Designated Restricted Entity, (y) any Asset Sales or other dispositions required or contemplated to be made by any Designated Restricted Entity or any Subsidiary of any Designated Restricted Entity as required or contemplated by the terms of the Host Community Agreement or the Community Benefit Agreement and (z) any Asset Sales made by MGM Springfield Blue Tarp or any other Designated Restricted Entity of any owned office buildings and any other assets unrelated to Gaming Facilities that are no longer used or useful to MGM Springfield, any other Designated Restricted Entity and any Subsidiary thereof;

(ii) create, incur, grant or assume, directly or indirectly, any Lien on any Property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except for, (w) Liens of the type permitted by Sections 8.03(a), (c), (e), (j), (l), (m) and (n), (x) purchase money Liens securing Indebtedness and Finance Leases permitted under Section 8.11(iii)(y); provided that any such Liens attach only to the property being financed pursuant to such purchase money Indebtedness or Finance Leases (or refinancings thereof and) directly related assets, including proceeds and replacements thereof, (y) Liens of the type permitted by Section 8.03(d) and (z) other Liens securing Indebtedness outstanding in an aggregate principal amount not to exceed the greater of (I) $450,000,000 and (II) 24.0% of Borrower Group EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of the incurrence of such Lien;

(iii) incur any Indebtedness, except for (x) Indebtedness of the type described in Sections 8.04(a), (b), (f), (h), (i), (n), (o), (p), (q), (r) or (s), (y) Finance Leases and Indebtedness secured by purchase money Liens in an aggregate outstanding principal amount not to exceed the greater of (I) $75,000,000 and (II) 4.0% of Borrower Group EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at any time and (z) subject to approval by the applicable Gaming Authority or permitted by applicable Gaming Laws, other Indebtedness in an aggregate outstanding principal amount not to exceed the greater of (I) $450,000,000 and (II) 24.0% of Borrower Group EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at any time;

(iv) make any Investment, except for (w) subject to approval by the applicable Gaming Authority or permitted by applicable Gaming Laws, Investments in the Borrowers and Restricted Subsidiaries, (x) Investments of the type described in Sections 8.06(a), (b), (e), (h)(ii), (s), (x), (bb) and (ee), (y) Investments in any Subsidiaries of any Designated Restricted Entity and Investments in connection with any Asset Sales permitted pursuant to clause (i) above and (z) any other Investments or alternative arrangements by any Designated Restricted Entity or any Subsidiary of any Designated Restricted Entity required to be made or as contemplated by the terms of the Host Community Agreement or the Community Benefit Agreement; or

(v) enter into any transaction of any kind with any of their Affiliates (other than, subject to approval by the applicable Gaming Authority or permitted by applicable Gaming Laws, the Borrowers or any Restricted Subsidiary) with a value in excess of the greater of (I) $50,000,000 and (II) 2.50% of Borrower Group EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such Investment, in the aggregate, for any transaction or series of related transactions, other than on terms and conditions (taken as a whole) that are not materially less favorable to such Designated Restricted Entity as would be obtainable by such Designated Restricted Entity at the time in a comparable arm’s length transaction with a Person other than an Affiliate, except for (x) transactions of the type described in Sections 8.09(x), (xiii), (xiv), (xv), (xvi) and (xx) and Section 8.14 and (y) any such transactions existing on the Closing Date;

provided that if the sum of (1) the aggregate value of the interest in property subject to Asset Sales made by any Designated Restricted Entity and its Subsidiaries plus (2) the aggregate principal amount at any one time outstanding of Indebtedness incurred by such Designated Restricted Entity and its Subsidiaries, in each case pursuant to this Section 8.11 (other than Asset Sales of the type described in Section 8.01(t)), exceeds the greater of (I) $75,000,000 and (II) 4.0% of Borrower Group EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of incurrence, then such Designated Restricted Entity and its Subsidiaries shall be deemed not to be Designated Restricted Entities solely for the purposes of the definition of “Borrower Group”; provided, further, that solely for purposes of this Section 8.11, the reference to “$100,000,000” in the definition of “Asset Sale” shall be deemed to be “$10,000,000” and the reference to “5.0% of Borrower Group EBITDA” in the definition of “Asset Sale” shall be deemed to be “0.50% of Borrower Group EBITDA”.

8.12    Financial Covenants

(a)    Rent-Adjusted Total Net Leverage Ratio. The Company will not permit the Rent-Adjusted Total Net Leverage Ratio as of the last day of such Fiscal Quarter (commencing with the Fiscal Quarter ending June 30, 2020) ending during the relevant period set forth below to be greater than the corresponding ratio set forth below:

Period	Rent-Adjusted Total Net Leverage Ratio
From the Closing Date to, but excluding, June 30, 2021	5.50:1.00
From June 30, 2021 to, but excluding, December 31, 2022	5.25:1.00
From and after December 31, 2022	5.00:1.00

(b)    Interest Coverage Ratio. The Company will not permit the Interest Coverage Ratio as of the last day of such Fiscal Quarter (commencing with the Fiscal Quarter ending June 30, 2020) to be less than 2.50:1.00.

8.13    Anti-Corruption Laws; Sanctions. No Borrower shall use, directly or indirectly, any part of the proceeds of the Loans: (i) to make any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of applicable Anti-Corruption Laws; (ii) to fund or facilitate dealings with a Sanctioned Person in violation of applicable Sanctions; or (iii) in any other manner that would constitute or give rise to a violation any Sanctions by any party hereto, including any Lender.

8.14    Certain Restrictions Applicable to Unrestricted Subsidiaries and Designated Restricted Entities. No Borrower shall, on behalf of itself and its Subsidiaries (other than MGP and its Subsidiaries), dispose of or otherwise transfer any OP Units, any MGM China Shares or any outstanding Equity Interests of any Subsidiary of the Company (other than MGP and its Subsidiaries) that directly or indirectly owns any OP Units or MGM China Shares, in each case to an Affiliate of the Company (other than dispositions or other transfers (x) to a Loan Party or (y) among Unrestricted Subsidiaries and Designated Restricted Entities), unless such disposition or other transfer (i) is for fair market value (in the good faith determination of the Company) (taking into consideration any customary negotiated discounts); and (ii) at least 75% of the consideration received consists of cash or Cash Equivalents; provided that the following shall be deemed to be cash or Cash Equivalents for purposes of such requirement: (a) so long as a Collateral Trigger Event has not occurred, the repayment or other retirement of funded Indebtedness and (b) the receipt of MGP Class A Shares.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.01    Events of Default. Any of the following shall constitute an “Event of Default”:

(a)    any Borrower fails to pay any amount of principal on any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations on the date when due; or

(b)    any Borrower fails to pay any interest on any Loan or L/C Obligation made hereunder, or any fees, or any portion thereof, within five Business Days after the date when due; or fails to pay any other fee or amount payable to the Lenders under any Loan Document, or any portion thereof, within five Business Days following written demand by the applicable Creditor Party entitled to such payment; or

(c)    any Borrower fails to comply with the covenants contained in Section 7.01(f) or Article VIII (other than the covenant contained in Section 8.02); or

(d)    the Company or any other Loan Party fails to perform or observe any other covenant or agreement (not specified in clause (a), (b) or (c) above) contained in any Loan Document on its part to be performed or observed within thirty days after notice thereof by the Administrative Agent to the Borrowers; or

(e)    any representation or warranty of a Loan Party made in any Loan Document shall prove to have been incorrect in any material respect when deemed made; or

(f)    the Borrowers or the Restricted Subsidiaries (i) fail to pay the principal, or any principal installment, of any present or future Indebtedness equal to the greater of (x) $250,000,000 and (y) 12.50% of Borrower Group EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) or more, or any guaranty of present or future Indebtedness equal to the greater of (x) $250,000,000 and (y) 12.50% of Borrower Group EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) or more, on its part to be paid, when due (or within any stated grace period), whether at the stated maturity, upon acceleration, by failure to make any required prepayment or otherwise or (ii) fail to perform or observe any other term, covenant or agreement on its part to be performed or observed, or suffer any event of default to occur, in connection with any present or future Indebtedness equal to the greater of (x) $250,000,000 and (y) 12.50% of Borrower Group EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) or more, or of any guaranty of present or future Indebtedness equal to the greater of (x) $250,000,000 and (y) 12.50% of Borrower Group EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) or more, if as a result of such failure or sufferance any holder or holders thereof (or an agent or trustee on its or their behalf) has the right to declare such Indebtedness due before the date on which it otherwise would become due or the right to require such Indebtedness to be redeemed, purchased, prepaid, defeased or otherwise become due (automatically or otherwise) or to require the Borrowers or the Restricted Subsidiaries to make an offer to prepay, defease, redeem or purchase, all or any portion of such Indebtedness; or

(g)    any Loan Document, at any time after its execution and delivery and for any reason (other than (i) as expressly permitted hereunder, (ii) the agreement or action (or omission to act) of the Administrative Agent or any of the Lenders, or (iii) satisfaction of the Termination Conditions), ceases to be in full force and effect and, in the reasonable judgment of the Required Lenders, such circumstance is materially adverse to the interests of the Lenders; or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect which, in any such event in the reasonable opinion of the Required Lenders, is materially adverse to the interests of the Lenders; or the Borrowers or the Restricted Subsidiaries denies in writing that it has any or further liability or obligation under any material provision of any Loan Document, or purports to revoke, terminate or rescind any material provision of any Loan Document; or

(h)    a final judgment against the Company or any of its Material Subsidiaries is entered for the payment of money in excess of an amount equal to the greater of (i) $250,000,000 and (ii) 12.50% of Borrower Group EBITDA for the most recently ended Test Period (to the extent not paid, not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and does not dispute coverage or not adequately covered by self-insurance (if applicable)) and, absent procurement of a stay of execution, such judgment remains unsatisfied as of sixty calendar days after the date of entry of judgment and is not released, discharged, vacated or fully bonded within sixty calendar days after its issue or levy; or

(i)    any Loan Party or any Material Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 90 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or, following the occurrence of a Collateral Trigger Event, relating to a substantial part of its property constituting Collateral, is instituted without the consent of such Person and continues undismissed or unstayed for 90 calendar days, or an order for relief is entered in any such proceeding; or

(j)    an ERISA Event shall have occurred that, when taken together with all other such ERISA Events, would reasonably be expected to result in a Material Adverse Effect; or

(k)    the occurrence of a License Revocation that continues for fifteen consecutive calendar days with respect to gaming operations at any Gaming Facility accounting for ten percent or more of the Total Assets or consolidated gross revenues of the Borrowers and Restricted Subsidiaries; or

(l)    following the granting of Liens on the Collateral upon the occurrence of a Collateral Trigger Event, the Pledge Agreement after delivery thereof shall for any reason (other than (i) as expressly permitted hereunder, (ii) the agreement or action (or omission to act) of the Administrative Agent or any of the Pari Passu Parties, (iii) the occurrence of the Termination Conditions, (iv) any such loss of perfection or priority results from the failure of the Administrative Agent or any Pari Passu Party to take any action within its control or (v) such loss of perfected security interest may be remedied by the filing of appropriate documentation without the loss of priority) ceases to create a valid and perfected First Priority Lien on the Collateral purported to be covered thereby with respect to any material portion of the Collateral and such cessation shall continue for a period of 10 consecutive calendar days; or

(m)    a Change of Control occurs.

9.02    Remedies upon Event of Default . If any Event of Default occurs and is continuing, the Administrative Agent shall at the request of the Required Lenders take any or all of the following actions:

(a)    declare the commitment of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Borrower;

(c)    require that the Company Cash Collateralize the L/C Obligations (in an amount equal to an amount equal to 103% of such Outstanding Amount or otherwise in an amount and/or in a manner reasonably acceptable to the applicable L/C Issuer); and

(d)    exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents or applicable Law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Company to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

9.03    Application of Funds. After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, Letter of Credit Fees and Obligations under Pari Passu Hedge Agreements and Pari Passu Cash Management Agreements) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuers (including fees and time charges for attorneys who may be employees of any Lender or any L/C Issuer)) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations arising under the Loan Documents, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and Obligations then owing under Pari Passu Hedge Agreements and Pari Passu Cash Management Agreements, ratably among the Lenders, the L/C Issuers, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Company or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.

Notwithstanding the foregoing, Obligations arising under Pari Passu Cash Management Agreements and Pari Passu Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article X hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE X

ADMINISTRATIVE AGENT

10.01    Appointment and Authority.

(a)    Each of the Lenders and the L/C Issuers hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and no Borrower shall have any rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)    Each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and the L/C Issuers hereby irrevocably appoints, designates and authorizes the Administrative Agent as “security trustee” to be the trustee on its behalf with regard to (i) the security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred on the Pari Passu Parties or any of them or for the benefit thereof under or pursuant to this Agreement or the other Loan Documents (including, without limitation, the benefit of all covenants, undertakings, representations, warranties and obligations given, made or undertaken to any Pari Passu Party in the Loan Documents), (ii) all moneys, property and other assets paid or transferred to or vested in any Pari Passu Party or any agent of any Pari Passu Party or received or recovered by any Pari Passu Party or any agent of any Pari Passu Party pursuant to, or in connection with, the Loan Documents whether from any Loan Party or any other person and (iii) all money, investments, property and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by any Pari Passu Party or any agent of any Pari Passu Party in respect of the same (or any part thereof). The Administrative Agent in its capacity as “security trustee” hereby accepts such appointment but shall have no obligations under this Agreement or the other Loan Documents except those expressly set forth herein and therein.

10.02    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.03    Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;

(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(d)    shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in

Sections 10.01 and 10.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by any Borrower, a Lender or an L/C Issuer;

(e)    shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Pledge Agreement, (v) the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent; and

(f)    shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender.

10.04    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

10.06    Resignation of Administrative Agent or L/C Issuer.

(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor; provided that, if no Event of Default shall have occurred and be continuing, then the successor agent shall be subject to the consent of the Borrowers (which consent of the Borrowers shall not be unreasonably withheld or delayed); provided, further, that in no event shall a Competitor of Company or any of its Subsidiaries or any Disqualified Lender be the successor Administrative Agent. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (c) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrowers and such Person remove such Person as Administrative Agent and, in consultation with the Borrowers, appoint a successor; provided that, if no Event of Default shall have occurred and be continuing, then the successor agent shall be subject to the consent of the Borrowers (which consent of the Borrowers shall not be unreasonably withheld or delayed). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)    With effect from the Resignation Effective Date or the Removal Effective Date, as applicable, (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by, or in the name of, the Administrative Agent on behalf of the Lenders or any L/C Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 10.06. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) or removed Administrative Agent (other than as provided in Section 3.01(i) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 10.06). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d)    Any resignation by Bank of America as Administrative Agent pursuant to this Section 10.06 shall also constitute its resignation as an L/C Issuer. If Bank of America or any other L/C Issuer resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). Upon the appointment by the Borrowers of a successor L/C Issuer hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender) and acceptance by such successor of such appointment, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of such retiring L/C Issuer, (ii) such retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to such retiring L/C Issuer to effectively assume the obligations of such retiring L/C Issuer with respect to such Letters of Credit.

10.07    Non-Reliance on Administrative Agent, Other Lenders and Arrangers. Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Lender, any Arranger or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender, any Arranger or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers are parties to this Agreement or any of the other Loan Documents or have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents in their capacity as such, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.

10.09    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03, 2.08 and 11.04) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer or in any such proceeding.

Upon the occurrence of a Collateral Trigger Event, the Pari Passu Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Pari Passu Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (i) of Section 11.01 of this Agreement), (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Pari Passu Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Pari Passu Party or any acquisition vehicle to take any further action.

10.10    Guaranty Matters. Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the L/C Issuers irrevocably authorize the Administrative Agent:

(a)    to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon satisfaction of the Termination Conditions, (ii) that is sold, disposed of or transferred or to be sold, disposed of or transferred as part of or in connection with any sale, disposition or transfer permitted hereunder or under any other Loan Document to a Person that is not a Loan Party, (iii) that constitutes Excluded Assets, (iv) if the property subject to such Lien is owned by a Guarantor, upon the release of such Guarantor from its Guaranty otherwise in accordance with the Loan Documents, (v) that constitutes Excluded Assets or (vi) if approved, authorized or ratified in writing in accordance with Section 11.01;

(b)    to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary or Restricted Subsidiary as a result of a transaction permitted hereunder;

(c)    to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary that is a Material Subsidiary;

(d)    to release any Guarantor, other than following a Collateral Trigger Event any Person that is a Pledgor (for so long as such Person is a Pledgor), from its obligations under the Guaranty if such Person is a guarantor of any Material Indebtedness of the Borrowers or the Restricted Subsidiaries, at such time as its guaranty of such Material Indebtedness and any other Material Indebtedness is released;

(e)    enter into subordination, intercreditor and/or similar agreements with respect to Indebtedness that is (i) required or permitted to be subordinated hereunder and/or (ii) secured by Liens, and which Indebtedness contemplates an intercreditor, subordination or collateral trust agreement;

(f)    to release any Guarantor that is an Immaterial Subsidiary from its obligations under the Guaranty if such Person is a guarantor of any capital markets Indebtedness of the Borrowers or the Restricted Subsidiaries, at such time as its guaranty of such capital markets Indebtedness and any other capital markets Indebtedness is released;

(g)    to release any Guarantor that is the owner or lessor of any Real Property in connection with any substantially contemporaneous transaction or series of related transactions (which transactions may, for the avoidance of doubt, be sequenced or structured in a similar manner to the transactions with respect to MGP to occur on or around the Closing Date) resulting in the transfer of such Real Property (or the Equity Interests of such Guarantor), directly or indirectly, as part of or in connection with any sale, disposition or transfer to MGP (or one of its Subsidiaries) permitted hereunder or under any other Loan Document; provided that the only assets owned by such Guarantor are the applicable Real Property and such other assets permitted to be sold, disposed of or transferred hereunder or under any other Loan Document in connection with such transactions; provided, further, that to the extent such sale, disposition or transfer has not been consummated on or prior to the date that is two Business Days after the date of such release (or such later date as reasonably agreed by the Administrative Agent), the Borrowers shall cause the applicable Restricted Subsidiary to restore its Guaranty to the extent required hereunder or under any other Loan Document; and

(h)    to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.04(d) and clauses (f) and (u) of the definition of “Permitted Encumbrances.”

The Administrative Agent hereby agrees to use its commercially reasonable efforts to take any of the foregoing actions requested by the Company to facilitate any transaction permitted hereunder within ten Business Days following request by the Company (or such shorter period of time as Administrative Agent may agree to in its reasonable discretion), in a form reasonably requested by the Company.

In each case as specified in this Section 10.10, the Administrative Agent will, at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 10.10.

Notwithstanding anything herein to the contrary, the Company and its Restricted Subsidiaries may execute such maps, plats, records of survey, amendments to deed of trust and any other documentation as is necessary to give effect to any lot line adjustment or recording of a subdivision map to create a separate legal parcel, and the Administrative Agent will cooperate with and consent to the execution of such maps, plats, records of survey, amendments to deed of trust and other documentation by the Company and its Restricted Subsidiaries as is necessary to reflect the revised legal description for such land.

10.11    Cash Management Agreements and Swap Contracts. Except as otherwise expressly set forth herein or in any Guaranty or the Pledge Agreement, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 9.03, any Guaranty or the Pledge Agreement by virtue of the provisions hereof or of any Guaranty or the Pledge Agreement shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article X to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Cash Management Agreements and Swap Contracts unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

10.12    Certain Notices. To the extent required by Section 17.3 of the MGP Master Lease, Section 17.3 of the MGP BREIT JV Master Lease and Section 17.3 of the Bellagio Lease (and any equivalent provision in any Similar Lease), the Administrative Agent shall provide a copy to the applicable landlord of any notices issued by the Lenders or the Administrative Agent to the Borrowers of an Event of Default hereunder.

10.13    Withholding Tax. To the extent required by any applicable Laws (as determined in good faith by the Administrative Agent), the Administrative Agent may withhold from any payment to any

Lender under any Loan Document an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 3.01, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within 10 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including because the appropriate documentation was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective), in each case, whether or not such Taxes were correctly or legally imposed or asserted. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 10.13. The agreements in this Section 10.13 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the satisfaction of the Termination Conditions. For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 10.13, include any L/C Issuer.

10.14    Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that none of the Administrative Agent, the Arrangers or any of their respective Affiliates is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

10.15    Keepwell. Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty or the grant of a security interest under the Loan Documents, in each case, by any Specified Loan Party, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under its Guaranty and the other Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article X voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 10.15 shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Qualified ECP Guarantor intends this Section 10.15 to constitute, and this Section 10.15 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

ARTICLE XII

MISCELLANEOUS

11.01    Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (other than with respect to any amendment or waiver contemplated in clause (a) below) and the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a)    change any provision of this Section 11.01 without the written consent of each Lender directly and adversely affected thereby;

(b)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender;

(c)    postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to a Lender under any Loan Document without the written consent of the Lender entitled to such payment;

(d)    reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Rate that would result in a reduction of any interest rate on any Loan or any fee payable hereunder without the written consent of each Lender entitled to such amount; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of any Borrower to pay interest or Letter of Credit Fees at the Default Rate;

(e)    change (x) Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (y) the order of application of any reduction in the Commitments or any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Section 2.04(b) or 2.05(b), respectively, in any manner that materially and adversely affects the Lenders under a Facility without the written consent of (i) if such Facility is the Revolving Facility, the Required Revolving Lenders, (ii) if such Facility is an Incremental Term Facility, the Required Incremental Term Lenders, (iii) if such Facility is an Other Revolving Facility, the Required Other Revolving Lenders and (iv) if such Facility is an Extended Revolving Facility, the Required Extended Revolving Lenders;

(f)    change (i) the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 11.01(f)), without the written consent of each Lender or (ii) the definition of “Required Revolving Lenders,” “Required Incremental Term Lenders,” “Required Other Revolving Lenders” or “Required Extended Revolving Lenders” without the written consent of each Lender under the applicable Facility;

(g)    release all or substantially all of the value of the Collateral, without the written consent of each Lender; provided prior to the granting of security interests in any Collateral upon the occurrence of a Collateral Trigger Event, any amendment, waiver or other modification related to Section 6.09 or the Collateral Trigger Event shall only require the consent of the Required Lenders;

(h)    release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 10.10 (in which case such release may be made by the Administrative Agent acting alone, and shall be made promptly upon the request of the Company); or

(i)    impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of (i) if such Facility is the Revolving Facility, the Required Revolving Lenders, (ii) if such Facility is an Incremental Term Facility, the Required Incremental Term Lenders, (iii) if such Facility is an Other Revolving Facility, the Required Other Revolving Lenders and (iv) if such Facility is an Extended Revolving Facility, the Required Extended Revolving Lenders;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by any L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (iv) the Administrative Agent may, with the consent of the Borrowers only, amend, modify or supplement this Agreement or any other Loan Document to cure any ambiguity, omission, defect or inconsistency (as reasonably determined by the Administrative Agent), so long as such amendment, modification or supplement does not adversely affect the rights of any Lender (or any L/C Issuer, if applicable) or the Lenders shall have received at least five Business Days’ prior written notice thereof and Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment, (v) the Administrative Agent and the Borrowers shall be permitted to amend any provision of any Loan Document to better implement the intentions of this Agreement and the other Loan Documents and to add Collateral and (vi) the consent of the Required Revolving Lenders (but without the consent of other Lenders, including the Required Lenders) shall be required to amend, modify or waive any condition precedent set forth in Section 4.02 with respect to making Revolving Loans. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of such Lender may not be increased or extended and the principal amount of any Loan of such Lender may not be decreased without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrowers may replace such Non-Consenting Lender in accordance with Section 11.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrowers to be made pursuant to this paragraph).

The Administrative Agent and the Borrowers may (without the consent of Lenders) amend any Loan Document to the extent (but only to the extent) necessary to reflect the existence and terms of Incremental Loans, Other Revolving Loans and Extended Revolving Loans. Notwithstanding anything to the contrary contained herein, such amendment shall become effective without any further consent of any other party to such Loan Document. In addition, upon the effectiveness of any Refinancing Amendment, the Administrative Agent, the Borrowers and the Lenders providing the relevant Credit Agreement Refinancing Indebtedness may amend this Agreement to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Revolving Loans and/or Other Revolving Commitments). The Administrative Agent and the Borrowers may effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the terms of any Refinancing Amendment. The Administrative Agent may enter into amendments to this Agreement and the other Loan Documents with the Borrowers as may be necessary in order to establish new tranches or sub-tranches in respect of the Loans and/or Commitments extended pursuant to Section 2.15 or incurred pursuant to Section 2.13 or Section 2.14 and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrowers in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with Section 2.13, Section 2.14 or Section 2.15.

Notwithstanding any provision herein to the contrary, this Agreement may be amended with the written consent of the Company and the Administrative Agent as provided in Section 3.03.

11.02    Notices; Effectiveness; Electronic Communications.

(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)    if to any Borrower, the Administrative Agent or any L/C Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrowers).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause (b).

(b)    Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.

(d)    Change of Address, Etc. Each of each Borrower, the Administrative Agent and any L/C Issuer may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to each Borrower, the Administrative Agent and any L/C Issuer. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Company or its securities for purposes of United States Federal or state securities laws.

(e)    Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Committed Loan Notices and Letter of Credit Applications) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Each Borrower shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03    No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.02 for the benefit of all the Pari Passu Parties; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as any L/C Issuer) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.12), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.12, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04    Expenses; Indemnity; Damage Waiver.

(a)    Costs and Expenses. Borrowers agree (a) to pay or reimburse all reasonable and documented in reasonable detail out-of-pocket expenses incurred on or after the Closing Date by the Administrative Agent and its Affiliates in connection with the preparation, execution, delivery and administration of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), limited, in the case of legal fees and expenses, to the Attorney Costs of one primary counsel and, if reasonably necessary, one local counsel in each relevant jurisdiction material to the interests of the Lenders taken as a whole (which may be a single local counsel acting in multiple material jurisdictions), and (b) to pay or reimburse the Administrative Agent, any Lender or any L/C Issuer for all reasonable and documented in reasonable detail out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all Attorney Costs of one counsel to the Administrative Agent, any Lender and any L/C Issuer taken as a whole (and, if reasonably necessary, one local counsel in any relevant material jurisdiction (which may be a single local counsel acting in multiple material jurisdictions) and, solely in the event of a conflict of interest between the Administrative Agent, any Lender or any L/C Issuer, where the Person or Persons affected by such conflict of interest inform the Borrowers in writing of such conflict of interest, one additional counsel in each relevant material jurisdiction to each group of affected Persons similarly situated taken as a whole)). The agreements in this Section 11.04 shall survive the satisfaction of the Termination Conditions. All amounts due under this Section 11.04 shall be paid promptly following receipt by the Borrowers of an invoice relating thereto setting forth such expenses in reasonable detail. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its reasonable discretion.

(b)    Indemnification by Borrowers. Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, each L/C Issuer, each Arranger, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any other Loan Party arising out of, in connection with, or as a result of (but limited, in the case of legal fees and expenses, to the Attorney Costs of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, a special counsel for all Indemnitees taken as a whole in each subject matter area that is material to the interests of such Indemnitees, a single local counsel for all Indemnitees taken as a whole in each relevant jurisdiction that is material to the interest of such Indemnitees (which may be a single local counsel acting in multiple material jurisdictions), and solely in the case of a conflict of interest between Indemnitees (where the Indemnitee affected by such conflict of interest informs the Borrowers in writing of such conflict of interest), one additional counsel in each relevant jurisdiction to each group of affected Indemnitees similarly situated taken as a whole) (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual Release of Hazardous Materials on or from any property owned, leased or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party or any Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that a court of competent jurisdiction determines in a final-non-appealable judgment that any such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (x) the gross negligence, willful misconduct or bad faith of such Indemnitee or of any Related Indemnified Person of such Indemnitee, (y) a material breach of any obligations of such Indemnitee under any Loan Document by such Indemnitee or (z) any dispute solely among Indemnitees or of any Related Indemnified Person of such Indemnitee other than any claims against an Indemnitee in its capacity or in fulfilling its role as Administrative Agent (and any sub-agent thereof), Lender, L/C Issuer or Arranger under any Facility and other than any claims arising out of any act or omission of the Borrowers or any of their Affiliates. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 11.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 11.04(b) (after the determination of a court of competent jurisdiction) if required pursuant to the terms of this Section 11.04(b) shall be paid within twenty

Business Days after written demand therefor. The agreements in this Section 11.04(b) shall survive the resignation of the Administrative Agent, the L/C Issuer, the replacement of any Lender and the satisfaction of the Termination Conditions. This Section 11.04(b) shall not apply to Taxes except it shall apply to any Taxes that represent losses, claims, damages, etc. arising from a non-Tax claim (including a value added Tax or similar Tax charged with respect to the supply of legal or other services).

(c)    Reimbursement by Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under clause (a) or (b) of this Section 11.04 to be paid by them to the Administrative Agent (or any sub-agent thereof), any L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or any L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or such L/C Issuer in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.11(d).

(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Indemnitee or any Loan Party shall have any liability, and none of such parties hereto shall assert, and each hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that the foregoing shall not in any way limit the indemnification and expense reimbursement obligations of the Loan Parties under this Agreement. No Indemnitee referred to in clause (b) above shall be liable to any Borrower, any Lender, any L/C Issuer or any other Person for any losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual losses, claims, damages, liabilities or expenses resulting from the gross negligence or willful misconduct of such Indemnitee or Related Indemnified Person as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)    Payments. All amounts due under this Section 11.04 shall be payable not later than twenty Business Days after demand therefor.

(f)    Survival. The agreements in this Section 11.04 and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent and any L/C Issuer, the replacement of any Lender, the satisfaction of the Termination Conditions.

11.05    Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and each L/C Issuer under clause (b) of the preceding sentence shall survive the satisfaction of the Termination Conditions.

11.06    Successors and Assigns.

(a)    Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.06(b) or (ii) by way of participation in accordance with the provisions of Section 11.06(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(f) (and, except for any assignment subject to the terms of Section 11.06(i), any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement and the other Loan Documents, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section 11.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, each L/C Issuer, each Lender and each Arranger) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.

(b)    Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including for purposes of this Section 11.06(b), participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)    Minimum Amounts.

(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)    in any case not described in clause (b)(i)(A) of this Section 11.06, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Facility, unless each of the Administrative Agent and, with respect to the Revolving Facility only and so long as no Event of Default has occurred and is continuing, each Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations under separate Facilities on a non-pro rata basis.

(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section 11.06 and, in addition:

(A)    the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender under the same Facility or an Affiliate of a Lender under the same Facility;

(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Revolving Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)    the consent of any L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more of its Letters of Credit (whether or not then outstanding).

(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)    Assignments to Borrowers. No such assignment shall be made to any Borrower or any affiliate or Subsidiary of any Borrower.

(vi)    No Assignment to Certain Persons. No such assignment shall be made to (A) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of a natural Person) or (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vii)    Assignments from Defaulting Lenders. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and Administrative Agent, the applicable pro rata portion of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, L/C Issuer and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata portion of all Loans and participations in Letters of Credit. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section 11.06, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d) and, for the avoidance of doubt, such sale shall not be effective until it is recorded in the applicable Participant Register pursuant to Section 11.06(e).

(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of (and related interest on) the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Borrower and any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice.

(d)    Participations. Subject to the requirements of clause (e) of this Section 11.06, any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, a Defaulting Lender, a Disqualified Lender or any Borrower or any Affiliate or Subsidiary of any Borrower; provided that, notwithstanding anything to the contrary contained herein, participations may be sold to Disqualified Lenders unless the DQ List has been posted to the Platform) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (a), (b), (c), (g) and (h) of Section 11.01 that affects such Participant. All parties hereto acknowledge and agree that the Administrative Agent shall have no obligation or duty to monitor or track whether any Disqualified Lender shall have become a Participant hereunder. Subject to clause (f) of this Section 11.06, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.06(b), subject to the requirements and limitations of such Sections, including Section 3.01(e) (it being understood that the documentation required under Section 3.01(e) shall be delivered solely to the participating Lender, and if any additional amounts are required to be paid pursuant to Section 3.01(a) or (c), to the Borrowers and the Administrative Agent). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant shall be subject to Section 2.12 as though it were a Lender. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.

(e)    Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each participant and the principal amounts of (and related interest on) each Participant’s interest in Loans made hereunder (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other Obligations under any Loan Document) to any Person except to the extent such disclosure is necessary to establish that any such Commitment, Loan, Letter of Credit or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5 of the proposed United States Treasury Regulations. The entries in the Participant Register shall be conclusive and binding for all purposes, and the Borrowers, the Administrative Agent, and the Lenders shall treat each Person whose name is recorded in the Participant Register as a Participant for all purposes of this Agreement, notwithstanding notice to the contrary. No sale or other transfer of any participation or other beneficial ownership interest in any Loan shall be effective until such sale or transfer is recorded in the applicable Participant Register and, prior to such recordation, all amounts owing to the selling Lender with respect to any Loan shall remain owing to the selling Lender. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender.

(g)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)    Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may, subject to the requirements of clause (i) of this Section 11.06, grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, (ii) such SPC and the applicable Loan or any applicable part thereof shall be appropriately reflected in a Participant Register and (iii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.11(b)(ii). Except as provided below in this Section 11.06(h), each party hereto hereby agrees that (A) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including its obligations under Section 3.01 and Section 3.04), (B) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (C) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (I) with notice to, but without prior consent of the Borrowers and the Administrative Agent and with the payment of a processing fee in the amount of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (II) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guaranty or credit or liquidity enhancement to such SPC. Each SPC shall be entitled to the benefits of Sections 3.01, 3.04, 11.04(a) and 11.04(b) and this Section 11.06 to the same extent as if it were a Lender.

(i)    No Assignment to a Disqualified Lender. (i) No assignment or, to the extent the DQ List has been posted on the Platform for all Lenders, participation shall be made to any Person that, as of the date (the “Trade Date”) on which the applicable Lender entered into a binding agreement to sell and assign or participate all or a portion of its rights and obligations under this Agreement to such Person, was (x) a Competitor, (y) any banks, financial institutions, other institutional lenders and other Persons as specified by written notice to the Administrative Agent and the Lenders (including by posting such notice to the Platform) prior to the Closing Date (or as updated by the Borrowers in writing after the Closing Date with respect to banks, financial institutions, other institutional lenders and other Persons who are Affiliates of Competitors (other than any bona fide debt fund)) or (z) any Affiliate of the foregoing (other than any bona fide debt fund) to the extent clearly identifiable on the basis of such Affiliate’s name (collectively, the “Disqualified Lenders”) unless the Borrowers have consented to such assignment as otherwise contemplated by this Section 11.06, in which case such Person will not be considered a Disqualified Lender for the purpose of such assignment. For the avoidance of doubt, with respect to any assignee or participant that becomes a Disqualified Lender after the applicable Trade Date, (x) such assignee shall not retroactively be disqualified from becoming a Lender or participant and (y) the execution by the Borrowers of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Lender. Any assignment in violation of this clause (i)(i) shall not be null and void, but the other provisions of this clause (i) shall apply.

(ii)    If any assignment is made to any Disqualified Lender without the Borrowers’ prior consent in violation of clause (i)(i) above, or if any Person becomes a Disqualified Lender after the applicable Trade Date, the Borrowers may, at their sole expense and effort, upon notice to the applicable Disqualified Lender and the Administrative Agent, (A) terminate any Revolving Commitment of such Disqualified Lender and repay all obligations of the Borrowers owing to such Disqualified Lender in connection with such Revolving Commitment, and/or (B) require such Disqualified Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 11.06), all of its interest, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and the other Loan Documents; provided that (i) the Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b) and (ii) such assignment does not conflict with applicable Laws.

(iii)    Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrowers, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders (B) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Lender will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Lenders consented to such matter, and (C) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (“Plan of Reorganization”), each Disqualified Lender party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Disqualified Lender does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code of the United States (or any similar provision in any other Debtor

Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code of the United States (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv)    The Administrative Agent shall have the right, and the Borrowers hereby expressly authorize the Administrative Agent, to (A) post the list of Disqualified Lenders provided by the Borrowers and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender requesting the same.

(j)    Resignation as L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time any L/C Issuer assigns all of its Revolving Commitment and Revolving Loans pursuant to Section 11.06(b), such L/C Issuer may, upon 30 days’ notice to the Borrowers and the Lenders, resign as L/C Issuer. In the event of any such resignation of an L/C Issuer, the Borrowers shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided that no failure by the Borrowers to appoint any such successor shall affect the resignation of such L/C Issuer; provided, further, that no Lender shall be required to serve as an L/C Issuer unless such Lender consents in its sole discretion. If an L/C Issuer resigns, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit issued by it outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). Upon the appointment of a successor L/C Issuer, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and (ii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of such retiring L/C Issuer with respect to such Letters of Credit.

11.07    Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.13 or Section 2.14 or (ii) any actual or prospective counterparty (or its advisors) to any swap, derivative or similar transaction under which payments are to be made by reference to any Borrower, their Restricted Subsidiary and their respective obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating any Borrower or their Restricted Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrowers, (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 11.07 or (y) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than any Borrower or (j) to any credit insurance provider relating to the Borrowers and their obligations. Nothing herein shall permit the disclosure of confidential Information regarding the Loan Parties or their Affiliates to any Competitor of Company or any of its Subsidiaries or any Disqualified Lender except to the extent required, directly or indirectly, by Law or compulsory legal process or any regulatory authority. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section 11.07 and Section 7.01, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 11.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

11.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of any Borrower against any and all of the obligations of such Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or such L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section 11.08 are in addition to other rights and remedies

(including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and each L/C Issuer agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or any L/C Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect until the satisfaction of the Termination Conditions.

11.12    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent and the applicable L/C Issuer, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13    Replacement of Lenders. If (a) any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (b) any Lender is a Defaulting Lender, (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 11.01, the consent of Required Lenders (or in the case of a consent, waiver or amendment that requires the agreement of affected Lenders with respect to a certain Class or Classes of the Loans, the Required Extended Revolving Lenders, the Required Incremental Term Lenders, the Required Other Revolving Lenders or the Required Revolving Lenders, as applicable) shall have been obtained but the consent of one or more of such other Lenders whose consent is required shall not have been obtained, any such Lender (a “Non-Consenting Lender”), (d) any other circumstance exists hereunder that gives the Borrowers the right to replace a Lender as a party hereto or (e) as a result of a redemption or replacement required by Gaming Law, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, replace such Lender by (x) terminating the applicable Commitments of such Lender and repaying all Obligations of the Borrowers owing to such Lender relating to the Loans and participations held by such Lender as of such termination date under one or more credit facilities hereunder as the Borrowers may elect or (y) requiring such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing right to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers;

(ii)    under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(iii)    such assignment or termination does not conflict with applicable Laws; and

(iv)    in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply. Notwithstanding the foregoing, each Lender agrees that if a Borrower exercises its option pursuant to this Section 11.13 to cause an assignment by such Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 11.06. In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice (a “Non-Compliant Lender”), each Lender hereby authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 11.06 on behalf of such Non-Compliant Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 11.06. Any removal of Bank of America or its successor as a Defaulting Lender pursuant to this Section 11.13 shall also constitute the removal of Bank of America or its successor as the Administrative Agent pursuant to Section 10.06.

11.14    Governing Law; Jurisdiction; Etc.

(a)    GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN ANY LOAN DOCUMENT WHICH EXPRESSLY STATES THAT IT SHALL BE GOVERNED BY THE LAWS OF ANOTHER JURISDICTION) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL EACH BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)    SUBMISSION TO JURISDICTION. EACH OF THE LOAN PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, ANY L/C ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK SITTING IN NEW YORK COUNTY, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST SUCH BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)    WAIVER OF VENUE. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION 11.14. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.15.

11.16    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent are arm’s-length commercial transactions between such Borrower and its Affiliates, on the one hand, and the Administrative Agent, on the other hand, (B) the arranging and other services regarding this Agreement provided by the Arrangers are arm’s-length commercial transactions between the Company, on the one hand, and the Arrangers, on the other hand, (C) such Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (D) such Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, each Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Company Parties, their Affiliates or any other Person and (B) neither the Administrative Agent nor any Arranger nor any Lender has any obligation to the Company Parties or their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company Parties and their Affiliates, and neither the Administrative Agent nor any Arranger nor any Lender has any obligation under the Loan Documents to disclose any of such interests to the Company Parties or their Affiliates. To the fullest extent permitted by Law, each Borrower hereby waives and releases any claims that it may have against the Administrative Agent and each Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.17    Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including, without limitation, Assignment and Assumptions, amendments or other Committed Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

11.18    USA PATRIOT Act. Each Lender that is subject to the USA PATRIOT Act and/or the Beneficial Ownership Regulation and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of the USA PATRIOT Act and/or the Beneficial Ownership Regulation, as applicable, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act and/or the Beneficial Ownership Regulation, as applicable. Each Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and/or the Beneficial Ownership Regulation, as applicable.

11.19    Joint and Several Obligations. The Company and each other Person that becomes a Borrower in accordance with Section 2.17 shall be obligated for all of the Obligations on a joint and several basis, notwithstanding which of them may have directly received the proceeds or benefit of any particular Credit Extension; provided that, anything to the contrary herein notwithstanding (including Exhibit B), the liability of each Person hereafter formed and designated as an additional borrower in accordance with Section 2.17 may be limited in a similar manner if so provided in the Assumption Agreement executed by that Borrower. Each Borrower acknowledges and agrees that, for purposes of the Loan Documents, the Company, each other Borrower and the Guarantors constitute a single integrated financial enterprise and that each receives a benefit from the availability of credit under this Agreement. Each Borrower hereby waives all defenses arising under the Laws of suretyship, to the extent such Laws are applicable, in connection with their joint and several obligations under this Agreement. Without limiting the foregoing, each Borrower agrees to the Joint Borrower Provisions set forth in Exhibit B, incorporated by this reference.

11.20    Gaming Law.

(a)    This Agreement and the other Loan Documents are subject to the Gaming Laws and the laws involving the sale, distribution and possession of alcoholic beverages (the “Liquor Laws”). Without limiting the foregoing, each of the Administrative Agent, the Lenders and participants acknowledges that (i) it is subject to being called forward by the Gaming Authorities or Governmental Authorities enforcing the Liquor Laws (each a “Liquor Authority”), in the discretion of each of them, for licensing or a finding of suitability or to file or provide other information, and (ii) all rights, remedies and powers under this Agreement and the other Loan Documents, including with respect to the entry into and ownership and operation of the Gaming Facilities, and the possession or control of gaming equipment, alcoholic beverages or a gaming or liquor license, may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of the Gaming Laws and Liquor Laws and only to the extent that required approvals (including prior approvals) are obtained from the requisite Governmental Authorities.

(b)    Each Creditor Party agrees to cooperate with the Gaming Authority or Liquor Authority (or, in each case, to be subject to Section 11.13) in connection with the provisions of such documents or other information as may be requested by such Gaming Authority or Liquor Authority relating to any Company Party or to the Loan Documents.

(c)    Notwithstanding anything to the contrary herein and in the other Loan Documents, (i) any restriction on the transfer of any Equity Interests of any Loan Party that is licensed by or registered with the Mississippi Gaming Commission is not effective until such restriction has been approved by the Mississippi Gaming Commission and (ii) the pledge of any Equity Interests of any Loan Party that is licensed by or registered with the Nevada Gaming Commission is not effective until such pledge has been approved by the Nevada Gaming Commission.

11.21    Master Leases. Notwithstanding anything herein to the contrary, no Default or Event of Default shall arise with respect to any Leased Property to the extent that the Company and the Restricted Subsidiaries are in compliance with the MGP Master Lease, the Bellagio Lease or the MGP BREIT JV Master Lease, as applicable, with respect to such Leased Property.

11.22    ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

11.23    Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)    the effects of any Bail-in Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

11.24    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)    As used in this Section 11.24, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

Borrowers:

MGM RESORTS INTERNATIONAL

By:	/s/ Corey Sanders
Name:	Corey Sanders
Title:	Chief Financial Officer and Treasurer

BANK OF AMERICA, N.A., as
Administrative Agent

By:	/s/ Lisa Berishaj
Name:	Lisa Berishaj
Title:	Assistant Vice President

BANK OF AMERICA, N.A.,
as a Revolving Lender

By:	/s/ Brian D. Corum
Name:	Brian D. Corum
Title:	Managing Director

BARCLAYS BANK PLC,
as a Revolving Lender

By:	/s/ Craig Malloy
Name:	Craig Malloy
Title:	Director

BNP PARIBAS,
as a Revolving Lender

By:	/s/ James McHale
Name:	James McHale
Title:	Managing Director

By:	/s/ Aadil Zuberi
Name:	Aadil Zuberi
Title:	Vice President

CITIBANK, N.A.,
as a Revolving Lender

By:	/s/ Keith Lukasavich
Name:	Keith Lukasavich
Title:	Managing Director & Vice President

CITIZENS BANK, N.A.,
as a Revolving Lender

By:	/s/ Sean McWhinnie
Name:	Sean McWhinnie
Title:	Director

Fifth Third Bank N.A.,
as a Revolving Lender

By:	/s/ Andy Tessema
Name:	Andy Tessema
Title:	Vice President

JPMORGAN CHASE BANK N.A.,
as a Revolving Lender

By:	/s/ Jeffrey Miller
Name:	Jeffrey Miller
Title:	Executive Director

THE BANK OF NOVA SCOTIA, as a Revolving Lender

By:	/s/ Ajit Goswami
Name:	Ajit Goswami
Title:	Managing Director & Industry Head

SUMITOMO MITSUI BANKING CORPORATION,
as a Revolving Lender

By:	/s/ Hideo Notsu
Name:	Hideo Notsu
Title:	Managing Director

TRUIST, AS SUCCESSOR BY MERGER TO SUNTRUST BANK

By:	/s/ Tesha Winslow
Name:	Tesha Winslow
Title:	Director

MORGAN STANLEY SENIOR FUNDING, INC.,
as a Revolving Lender

By:	/s/ Alysha Salinger
Name:	Alysha Salinger
Title:	Vice President

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK

By:	/s/ Adam Jenner
Name:	Adam Jenner
Title:	Director

By:	/s/ David Sowers
Name:	David Sowers
Title:	Managing Director